  As filed with the Securities and Exchange Commission on March 17, 1999
                                           Registration Statement No. 333-67673

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             AMENDMENT NO. 3
                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                     MARYLAND PROPERTY CAPITAL TRUST, INC.
            (Exact Name of Registrant as Specified in Its Charter)

         Maryland                    6798                   04-2452367*
     (State or Other     (Primary Standard Industrial     (I.R.S. Employer
     Jurisdiction of          Classification Code)       Identification No.)
     Incorporation or
      Organization)

                           Bruce A. Beal, President
                                177 Milk Street
                          Boston, Massachusetts 02109
                                (617) 451-2100

   (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  ofRegistrant's Principal Executive Office)

                           Bruce A. Beal, President
                     Maryland Property Capital Trust, Inc.
                                177 Milk Street
                          Boston, Massachusetts 02109
                                (617) 482-4081

 (Name, Address, Including Zip Code and Telephone Number, Including Area Code,
                             of Agent for Service)

                                ---------------

                                With a copy to:
         ETTORE SANTUCCI, P.C.                  MARK S. BERGMAN, ESQ.
      Goodwin, Procter & Hoar LLP          Paul, Weiss, Rifkind, Wharton &
            Exchange Place                            Garrison
   Boston, Massachusetts 02109-2881            1285 Avenue of Americas
            (617) 570-1000                  New York, New York 10019-6064


  Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]________

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

     *I.R.S. Employer Identification Number of Property Capital Trust, the predecessor to the Registrant prior to the merger described herein.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     ---------------------------------------------------------------

                   MARYLAND PROPERTY CAPITAL TRUST, INC.

     ---------------------------------------------------------------

               177 Milk Street, Boston, Massachusetts 02109
                           Proxy Statement/Prospectus
  Property Capital Trust is proposing to merge with Maryland Property Capital Trust, Inc. as the final step in the Trust's business plan to dispose of the Trust's assets and distribute the net proceeds to you. If the merger is approved and completed, you will receive:

 . a final distribution of approximately $.25 per share which constitutes all of the Trust's remaining assets net of existing obligations; and

 . one-sixtieth of a share of common stock of MPCT for each share of the Trust you own, with one share of MPCT common stock for any fractional interest equal to or greater than .5.

  MPCT will issue approximately 159,737 shares of its common stock at the time of the merger. The trustees have assumed that the common stock of MPCT that you will receive in the merger will not have significant, if any, present value.

  If holders of two-thirds of the shares of the Trust do not approve the merger, the Trust will have to retain a portion of its assets for at least one year to provide for contingent liabilities and will have to use a portion of its assets to pay the expenses of maintaining a liquidating trust.

If you do not vote, or instruct your broker how to vote, it will count as a vote against the merger.

  We urge you to read this document carefully before voting and to consider the material risks associated with the merger, a discussion of which begins on page 9, including:

 . conflicts of interest of management of the Trust and MPCT in the merger, including the right to receive indemnification;

 .  conflicts of interest management of MPCT may have in managing the REIT;

 .  MPCT's inability to make distributions to you;

 .  management of MPCT lacks experience in operating a REIT;

 . limited liquidity due to MPCT's common stock not being traded on any national securities exchange;

 . MPCT's ability to make changes in its investment policies without your approval; and

 .  MPCT being taxed as a regular corporation if it fails to qualify as a REIT.

The supplement provided with this proxy statement/prospectus also sets forth information that you should consider before voting.

  The special meeting at which you will vote upon the merger will be held on Monday, May 24, 1999 at 9:00 a.m. at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109.

  We hope you will attend the meeting in person, but we urge you, in any event, to complete and return the enclosed proxy card.

John A. Cervieri Jr.
Managing Trustee
Neither the Securities and Exchange Commission nor any state securities regulators have approved the common stock to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

      Proxy statement/prospectus dated March 23, 1999 and first mailed to shareholders on or about that date.

              ---------------------------------------------------

                          PROPERTY CAPITAL TRUST

              ---------------------------------------------------
            177 Milk Street, Suite 14B, Boston, Massachusetts 02109

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


To the Shareholders of Property Capital Trust:

  NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Property Capital Trust, will be held at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts on Monday, May 24, 1999 at 9:00 a.m., Eastern Standard Time, for the following purposes:

  1. To vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 18, 1998, as amended, between the Trust and Maryland Property Capital Trust, Inc., a wholly-owned subsidiary of the Trust, under which the Trust will merge into MPCT.

  2. To consider and vote upon a motion to adjourn or postpone the special meeting to another time or place for the purpose of soliciting additional proxies in favor of approval and adoption of the merger and the merger agreement if the required vote is not present, in person or by proxy, at the special meeting.

  3. To transact such other business as may properly be brought before the special meeting or at any adjournments or postponements thereof.

  For the merger to occur, holders of at least two-thirds of the shares of the trust outstanding as of the record date must affirmatively approve the merger agreement. The accompanying proxy statement/prospectus describes the merger agreement and the proposed merger and a series of related transactions which will occur immediately following the merger.

  The Board of Trustees has fixed the close of business on March 23, 1999 as the record date for the special meeting. Only shareholders of record on the record date are entitled to notice of, and to vote at, the special meeting. On the record date, there were 9,584,220 shares issued and outstanding.

  The Board of Trustees has determined that the merger is fair and in the best interests of the trust and its shareholders and the Board of Trustees recommends unanimously that you vote "FOR" approval and adoption of the merger and the merger agreement.

  Whether or not you plan to attend the special meeting, please sign, date and return the enclosed proxy card in the enclosed prepaid envelope without delay. You may attend the special meeting and vote personally on each matter brought before the special meeting and any proxy given by you may be revoked at any time before it is exercised.

  Please do not send any share certificates at this time.

                                    By Order of the Trustees

                                    WALTER F. LEINHARDT
                                    Secretary


Boston, Massachusetts
                                 --IMPORTANT--

  If your shares are held in "street name," only your bank or broker can vote your shares. Please contact the person responsible for your account and instruct him or her to complete, sign, date and return the enclosed proxy card as soon as possible. Without such instructions, your shares will not be voted and that will have the same effect as a vote against the merger.

  If you have any questions or need further assistance in voting your shares, please call Innisfree M&A Incorporated, which is assisting the Trust in soliciting proxies, at 1-888-750-5834.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY INFORMATION.......................................................   1
  The Parties.............................................................   1
  The Merger..............................................................   2
  Transactions Related to the Merger......................................   2
  Summary Risk Factors....................................................   3
  Diagrams................................................................   4
  The Special Meeting.....................................................   5
  Background of the Merger................................................   5
  Conflicts of Interest...................................................   6
  Federal Income Tax Consequences to Shareholders.........................   6
  No Dissenters' Rights...................................................   6
  Comparison of Shareholder Rights........................................   6
  Selected Financial Data.................................................   7
RISK FACTORS..............................................................   9
  Messrs. Beal and Manzo and the trustees of the Trust have interests in
   completing the merger that differ from yours...........................   9
  The Beal Companies, LLP may face a conflict of interest in managing the
   operating partnership..................................................   9
  MPCT will initially rely on the services of The Beal Companies, LLP and loss of these services may impact results of the operating partnership............................................................  10
  Management of MPCT has not previously operated a REIT which may adversely affect the results of the operating partnership..............  10
  MPCT does not expect to make distributions to you absent growth.........  10
  Changes in investment and financing policies may be made without your approval and may affect the results of the operating partnership.......  11
  Limited liquidity may preclude sale of your common stock and may impact trading prices.........................................................  11
  You may recognize gain as a result of the merger........................  11
  MPCT may have federal income tax exposure if it fails to qualify as a
   REIT...................................................................  11
  Stock ownership limits may impede change in control that you believe is in your best interests.................................................  12
  Provisions of MPCT's governing documents may prevent or delay a takeover of MPCT that you believe is in your best interests.....................  13
  Issuance of additional securities may dilute your investment............  13
  The operating partnership currently holds only one property which may make it difficult to generate revenues necessary to make distributions to partners............................................................  14
  Liability for environmental contamination may impact results of the operating partnership..................................................  15
WHERE YOU MAY FIND MORE INFORMATION.......................................  16
INFORMATION NOT INCLUDED IN PROSPECTUS/PROXY STATEMENT....................  16
NOTE ON FORWARD LOOKING STATEMENTS........................................  16
THE SPECIAL MEETING.......................................................  18
  Purpose of the Special Meeting; Date, Time and Place....................  18
  Record Date; Solicitation of Proxies....................................  18
  Vote Required...........................................................  18
  Proxies.................................................................  19
THE MERGER................................................................  20
  Information Regarding the Parties.......................................  20
  The Merger Consideration................................................  21
  Recommendation of the Board of Trustees.................................  22
  Background of and Reasons for the Merger................................  22

  Fairness of the Merger to You...........................................   25
  Conflicts of Interest...................................................   25
  The Shares Will Not Be Listed on an Exchange............................   26
  Regulatory Approvals....................................................   26
  Related Transactions....................................................   26
  Accounting Treatment....................................................   27
  No Dissenters' Rights...................................................   27
  Cancellation of the Trust's Shares......................................   27
THE MERGER AGREEMENT......................................................   28
  Consideration to be Paid in the Merger..................................   28
  Exchange of Share Certificates..........................................   28
  Effective Time of the Merger............................................   28
  Conditions to the Merger................................................   29
  Termination.............................................................   29
  Fees and Expenses.......................................................   29
  Exculpation.............................................................   31
  Indemnification.........................................................   31
  Articles of Incorporation and By-laws...................................   31
  Management after the Merger.............................................   31
MPCT......................................................................   32
  Description of Business of MPCT.........................................   32
  Business and Growth Strategy............................................   32
  Board of Directors......................................................   34
  Officers................................................................   34
  Executive Compensation..................................................   34
  Description of Property.................................................   35
  Legal Proceedings.......................................................   36
  Quantitative and Qualitative Disclosures about Market Risk..............   36
  The Operating Partnership...............................................   36
  The Partnership Agreement of the Operating Partnership..................   39
PRO FORMA FINANCIALS FOR MARYLAND PROPERTY CAPITAL TRUST, INC.............   41
THE TRUST.................................................................   46
  Description of Business of the Trust....................................   46
  Legal Proceedings.......................................................   46
  Changes in and Disagreements with Accountants on Accounting and
   Financial Disclosure...................................................   47
  Quantitative and Qualitative Disclosure About Market Risk...............   47
  Tax Treatment of the Trust..............................................   47
SELECTED FINANCIAL INFORMATION--THE TRUST.................................   48
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS--THE TRUST....................................................   49
FYA.......................................................................   55
SELECTED FINANCIAL INFORMATION--FYA.......................................   55
MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS--FYA........   56

FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS...........................   58
  Qualification as a Real Estate Investment Trust.........................   58
  U.S. Federal Income Tax Consequences of the Merger......................   58
COMPARISON OF SHAREHOLDERS' RIGHTS........................................   59
DESCRIPTION OF THE CAPITAL STOCK OF MPCT..................................   63
  General.................................................................   63
  Description of Stock....................................................   63
  Restrictions on Ownership...............................................   63
  Restrictions on Transfers of Capital Stock..............................   64
  Anti-Takeover Provisions................................................   65
SELECTED COMPARATIVE PER SHARE DATA.......................................   66

MARKET PRICES AND CASH DIVIDENDS INFORMATION..............................   67

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............   68

LEGAL MATTERS.............................................................   69

EXPERTS...................................................................   69

OTHER MATTERS.............................................................   69

Index to Financial Statements.............................................  F-1

Annex A--Agreement and Plan of Merger, dated June 18, 1998, as amended, by and between Property Capital Trust and Maryland Property Capital Trust,
 Inc......................................................................  A-1

                              SUMMARY INFORMATION

  The following is a brief summary of certain information contained in this document which may not contain all of the information that is important to you. To better understand the terms of the merger between the Trust and MPCT, you should read carefully this entire document.


                                  The Parties

                             (see pages 20-21)

Property Capital Trust
177 Milk Street, Suite 14B
Boston, MA 02109
(617) 482-4081

  The Trust is a real estate investment trust or REIT. The Trust currently does not own any real estate assets because, under the business plan adopted by the trustees and ratified by the shareholders, the Trust has disposed of all of its real estate investments. Therefore, immediately prior to the merger the only assets of the Trust will be approximately $.25 per share in cash. The Trust intends to declare a dividend immediately prior to the merger and distribute this cash to you shortly after the merger.

  The approximate $.25 per share cash distribution is comprised of the following:

 . $291,700, representing an additional condemnation award for the taking of a portion of a shopping center in Aventura, Florida, previously owned by the Trust, which should be received by the Trust before the end of March 1999; and

 . an aggregate of approximately $3.2 million, representing a portion of the proceeds of the sale of the Trust's last investment.

The Trust has held this $3.2 million since June 17, 1998 to pay operating expenses and costs associated with the merger or with forming a liquidating trust if the merger does not occur. The Trust has not previously distributed any of this amount because the size of the distribution will be affected by whether the merger occurs or the liquidating trust is pursued and because the likelihood of contingent liabilities was greater in June 1998, the date of the sale of the Trust's last investment than it will be at the time of the merger as continuing warranty and other liability of the disposed investments is now expiring or has recently expired.

  Diagram number 1 on page 4 illustrates the current structure of the Trust, after the trustees approved the proposed merger with MPCT.

Maryland Property Capital Trust, Inc.
177 Milk Street
Boston, MA 02109
(617) 451-2100

  MPCT is a wholly-owned subsidiary of the Trust. The directors and officers of MPCT are Bruce A. Beal, Robert L. Beal and Michael M. Manzo, each of whom is a principal of The Beal Companies, LLP. Under the merger agreement, the Trust will merge into MPCT.

  Diagram number 1 on page 4 illustrates the current structure of the Trust and MPCT.

Framingham York Associates Limited Partnership
177 Milk Street
Boston, MA 02109
(617) 451-2100

  Framingham York Associates Limited Partnership is a partnership formed by The Beal Companies, LLP. The Beal Companies is a real estate investment and management company that, together with its principals, controls or manages a portfolio of commercial and residential real estate of approximately $250 million. The Beal Companies formed FYA to hold a single property located in suburban Boston, Massachusetts. Bruce A. Beal and

Robert L. Beal are partners of The Beal Companies and are the general partners of FYA. The limited partners of FYA are:

 .  principals and employees of The Beal Companies;

 .  trusts of which the Messrs. Beal are trustees or beneficiaries; and

 .  private investors who are not affiliated with the Messrs. Beal.

Property Capital Trust Limited Partnership
177 Milk Street
Boston, MA 02109
(617) 451-2000

 PCT LP is a limited partnership that has no assets at the present time. MPCT is the general partner of PCT LP.

                                   The Merger

                             (see pages 20-27)

  In the merger of the Trust into MPCT, you will receive:

 . one-sixtieth of a share of MPCT common stock for each share of the Trust you own; and

 . one share of common stock in exchange for any fractional interest of common stock equal to or greater than .5

  Diagram number 2 on page 4 illustrates the structure of MPCT immediately following the merger.

                       Transactions Related to the Merger

                             (see pages 26-27)

  The following describes a series of related transactions that will occur immediately following the merger:

  1. FYA will contribute $1 million in cash to MPCT in exchange for approximately 319,489 shares of newly issued common stock. FYA will then distribute such shares to its partners pro rata based on their percentage interests in FYA.


  2. PCT LP will then merge into FYA. Immediately following such merger, FYA will change its name to Property Capital Trust Limited Partnership and become the operating partnership of MPCT. The estimated fair market value of the assets of the operating partnership immediately following the related transactions will be approximately $4 million. None of those assets are currently owned by the Trust.

  FYA, the Beal Companies, LLP and Messrs. Beal are engaging in the related transactions to improve their ability to take advantage of opportunities to purchase new properties, if any, through the issuance of units of PCT LP or shares of MPCT. In addition, FYA hopes, over time, that a REIT structure will provide its partners with greater risk diversification and more attractive exit strategies than what currently exist.

  Upon completion of the merger and the related transactions, you will have a minority interest in MPCT, which will have a minority interest in PCT LP. You should be aware that your continuing interest in MPCT represents a speculative interest in the future business of MPCT and PCT LP that the trustees have assumed will not have significant, if any, present value. This is because the former partners of FYA will hold equity interests in the operating partnership with a priority as to the cash flow. MPCT does not expect to receive any distributions from the operating partnership at this time. Future distributions to MPCT by the operating partnership will depend entirely on whether and when the operating partnership acquires additional assets or realizes future appreciation in or increased cash flow from the existing property.

  Diagram number 3 on page 4 illustrates the structure of MPCT immediately after completion of the merger of the Trust with MPCT and the related transactions.

                              Summary Risk Factors

                             (see pages 9-15)

  The merger will permit the Trust to distribute all of its remaining net assets to you without establishing a liquidating trust to provide for contingent liabilities. Thus, the trustees do not believe there are any disadvantages to completing the merger. You will, however, also receive a minority equity interest in MPCT that the trustees have assumed will, at the time of the merger, have no significant, if any, value. There are some risks associated with holding common stock of MPCT. These include the following:

 . the officers and directors of MPCT have interests in the merger that are different from yours and they may encounter conflicts of interest in managing the operating partnership;

 .  MPCT will not make distributions to you absent growth;

 . MPCT may make changes in its investment and financing policies without your approval;

 . MPCT will be taxed as a regular corporation if it fails to qualify as a REIT;

 . you may experience difficulty in selling your common stock because the shares will not trade on a national securities exchange;

 .  your shares may trade below the fair market value of MPCT's assets; and

 .  management of MPCT has not previously operated a REIT.

  In addition, the trustees of the Trust will receive benefits, consisting primarily of indemnification by MPCT, as a result of the merger, which may result in conflicts of interest.

                                Diagram #1

  Current structure of the Trust and MPCT:

[DIAGRAM APPEARS HERE]

                                Diagram #2


  Proposed structure of MPCT following completion of the merger of the Trust with MPCT:

[DIAGRAM APPEARS HERE]

                                Diagram #3


  Proposed structure of MPCT following the completion of the related transactions, including the merger of PCT LP with FYA:

[DIAGRAM APPEARS HERE]

                              The Special Meeting

                             (see pages 18-19)

  At the special meeting, you will consider and vote upon a proposal to approve the merger agreement, a copy of which is attached hereto as Annex A.

  The purchase of common stock by FYA and the merger of FYA and PTC LP will occur immediately following the merger and are summarized in this document for your information only. You will not be asked to vote on these transactions at the special meeting.

  Holders of two-thirds of the shares outstanding as of the record date must approve the merger. If you do not vote your shares, by proxy or in person, it will have the same effect as a vote against the merger. If your shares are held in street name, they will not be voted at the special meeting unless you instruct your broker to do so and how to vote. On the record date, trustees and executive officers of the Trust as a group beneficially owned 157,035 shares, or 1.6% of the total outstanding shares.

  You may revoke a proxy at any time before the special meeting by following the instructions on page 19.

  The Board of Trustees has unanimously approved the merger and the merger agreement and has determined that the merger is fair to you. The trustees recommend that you vote "FOR" approval and adoption of the merger and merger agreement and "FOR" adjournment if the required vote is not present at the special meeting.

                            Background of the Merger

                             (see pages 22-25)

  At the Trust's 1995 annual meeting, the shareholders approved a business plan for the Trust under which the Trust proposed to liquidate its assets in an orderly fashion and distribute such assets to the shareholders. Over the past three years, the Trust has sold all of its real estate assets, repaid its indebtedness and made distributions to you of substantially all of the remaining proceeds. In order to distribute its remaining assets to you immediately, and avoid establishing a liquidating trust to hold a portion of the assets for a period of time sufficient to provide for contingent liabilities, the trustees decided to pursue a more favorable alternative-- namely a merger with another entity.

  In unanimously approving the merger and the merger agreement, the Board of Trustees considered the following benefits to you:

  1. The merger eliminates the need for a liquidating trust, which would delay your receipt of a final distribution from the Trust and reduce the amount of such distribution by the costs of maintaining and administering the liquidating trust and paying any contingent liabilities that materialize.

  2. The trustees will be able to declare a special dividend in the approximate aggregate amount of $.25 per share immediately prior to the consummation of the merger. The Trust will make this payment to you shortly after the merger. In the absence of the merger, the liquidating trust would hold some of these funds as a reserve.

  3. MPTC will provide for the contingent liabilities of the Trust without the establishment of a liquidating trust.

  4. You will receive common stock of MPTC representing a minority equity interest in a continuing enterprise. The trustees have assumed that the common stock will have no significant, if any, value, but you have not given up any value in exchange for this common stock.

  Because the merger will allow you to receive the value of your interest in the Trust without delay, will provide for the contingent liabilities of the Trust and will provide you with an equity interest in an ongoing entity for which you have given up no value, the trustees believed, when they decided to enter into this transaction, that there were no negative factors to be considered in connection with the merger.

  Based on the above, the trustees believe that the merger and the related transactions are fair to you.

                             Conflicts of Interest

                             (see pages 25-26)

  You should be aware that the trustees and executive officers of the Trust have interests in the merger that are different from, or in addition to, yours generally. For example, under the merger agreement, the Trust and MPTC have agreed to indemnify the trustees, officers, employees and shareholders of the Trust for a period of six years from the effective time of the merger. In addition, Robert M. Melzer, the President of the Trust and a trustee, will receive payment from the Trust of one year's salary under a termination agreement, which was entered into several years ago. Mr. Melzer will, however, receive this payment even if the merger is not completed and a liquidating trust is organized.

                Federal Income Tax Consequences to Shareholders

                               (see page 58)

  The federal income tax consequences of the merger are uncertain. If the merger qualifies as a reorganization, you will not recognize gain or loss with respect to the receipt of MPTC common stock in exchange for shares of the Trust. If the merger does not qualify as a reorganization, you will recognize gain or loss equal to the difference, if any, between your adjusted tax basis in your shares of the Trust and the value of the MPTC common stock received in exchange therefor. The common stock will not have significant, if any, present value.

                             No Dissenters' Rights

                               (see page 27)

  Shareholders sometimes prefer not to participate in transactions that the issuers of their shares have proposed. In some cases, these shareholders have what is referred to as dissenter's rights. These rights often entitle the shareholders to demand that the issuer pay them the fair market value of their shares, essentially buying them out and allowing them to decline to participate in the proposed transaction. You are not entitled to such dissenters' rights under either Massachusetts law or Maryland law with respect to the merger. You do, however, have the right to request a list of the shareholders of the Trust.

                        Comparison of Shareholder Rights

                             (see pages 59-62)

  Your rights as a shareholder of the Trust are currently determined by the Declaration of Trust and Massachusetts law applicable to business trusts. After the merger, you will become a stockholder of MPTC and your rights will be determined by the Articles of Incorporation and By-Laws of MPTC and Maryland law. We have set forth in a table beginning on page 59 the material differences in your rights before and after the merger.

                            Selected Financial Data

  The Trust: The following table sets forth financial information for the Trust on a historical basis and should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and notes thereto of the Trust. Such additional information is available as described under "Where You May Find More Information."

                                 Years Ended            Five            Years Ended
                          ------------------------- Months Ended ---------------------------
                          December 31, December 31, December 31, July 31,  July 31, July 31,
                              1998         1997        1996*       1996      1995     1994
                          ------------ ------------ ------------ --------  -------- --------
                                        (In thousands except per share data)
Summary of Operations
Revenues................     $2,643      $14,717      $  8,187   $ 21,799  $ 22,619 $ 21,623
Expenses................      1,309       11,232         6,651     21,506    20,603   20,044
                             ------      -------      --------   --------  -------- --------
Income before Gain on
 Sale of Real Estate
 Investments and
 Extraordinary Item.....      1,334        3,485         1,536        293     2,016    1,579
Gain on Sale of Real
 Estate Investments.....      4,083       27,812           832      6,094     3,209    2,510
                             ------      -------      --------   --------  -------- --------
Income before
 Extraordinary Item.....      5,417       31,297         2,368      6,387     5,225    4,089
Extraordinary (Loss)
 Gain from
 Extinguishment of
 Debt...................        --           --            --        (473)       88      --
                             ------      -------      --------   --------  -------- --------
Net Income..............     $5,417      $31,297      $  2,368   $  5,914  $  5,313 $  4,089
                             ======      =======      ========   ========  ======== ========
Per Share Data
Basic Net Income
 Income before Gain on
  Sale of Real Estate
  Investments and
  Extraordinary Item....     $ 0.14      $  0.36      $   0.16   $   0.03  $   0.23 $   0.17
 Gain on Sale of Real
  Estate Investments....        .43         2.91          0.09       0.67      0.35     0.28
                             ------      -------      --------   --------  -------- --------
 Income before
  Extraordinary Item....       0.57         3.27          0.25       0.70      0.58     0.45
 Extraordinary (Loss)
  Gain from
  Extinguishment of
  Debt..................        --           --            --       (0.05)     0.01      --
                             ------      -------      --------   --------  -------- --------
Basic Net Income per
 Share..................     $ 0.57      $  3.27      $   0.25   $   0.65  $   0.59 $   0.45
                             ======      =======      ========   ========  ======== ========
Diluted Net Income per
 Share..................     $ 0.57      $  3.27      $   0.25   $   0.64  $   0.59 $   0.45
                             ======      =======      ========   ========  ======== ========
Dividends Declared per
 Share..................     $ 1.15      $  8.93      $   1.18   $   3.23  $   0.41 $   0.30
                             ======      =======      ========   ========  ======== ========
Average Shares
 Outstanding............      9,584        9,567         9,353      9,097     9,044    9,030
                             ======      =======      ========   ========  ======== ========
Financial Position at
 Year-End
Total Assets............     $3,285      $21,183      $103,294   $112,619  $169,439 $176,833
Net Real Estate
 Investments............        --        15,077        98,708    106,912   160,963  172,461
Total Debt Outstanding..        --         8,345        36,650     36,889    71,816   81,479
Shareholders' Equity....      2,526        6,814        61,372     70,076    93,709   91,703

--------
* The Trust's fiscal year changed from one which ended on July 31st to one which ends on December 31st.

  FYA: The following table sets forth financial information for FYA on a historical basis and should be read in conjunction with, and is qualified in its entirety by, the historical financial statements and notes thereto of FYA included elsewhere in this document.

                                                  Years Ended December 31,
                                             ----------------------------------
                                              1998   1997   1996   1995   1994
                                             ------ ------ ------ ------ ------
                                                       (In thousands)
Summary of Operations
Revenues.................................... $  315 $  315 $  315 $  314 $  314
Costs and Operating Expenses................     73     60 $   67    101    113
                                             ------ ------ ------ ------ ------
Net Income.................................. $  242 $  255 $  248 $  213 $  201
                                             ====== ====== ====== ====== ======
Financial Position at Period-End
Working Capital............................. $  128 $  122 $  112 $  103 $   87
Total Assets................................  1,507  1,552  1,587  1,629  1,635
Partners' Capital...........................  1,482  1,530  1,565  1,607  1,614

                                  RISK FACTORS

  In addition to the other information contained in this document, you should consider the following risk factors before you decide whether or not you wish to approve the merger. You should be aware that the majority of these risk factors are relevant only if the common stock being issued to you has value in the future. As already stated, MPCT does not expect to make distributions on its common stock at this time and the trustees have assumed such stock has no significant, if any, present value. Moreover, the trustees have assumed that its value in the future is speculative. Accordingly, you should consider the risk factors which affect the financial viability of MPCT, the real estate owned by the operating partnership and the tax treatment of MPCT in light of the negligible value of the interest you will have in MPCT and the fact that the receipt of such stock by you was not a major factor the trustees of the Trust considered in making their determination to approve the merger.

Messrs. Beal and Manzo and the trustees of the Trust have interests in completing the merger that differ from yours

  You should be aware that the officers and directors of MPCT will receive benefits as a result of the merger. For example, Bruce A. Beal, Robert L. Beal and Michael A. Manzo are executive officers of The Beal Companies, LLP and will also serve as the sole executive officers and directors of MPCT. In addition, the operating partnership of MPCT will enter into a management agreement with Beal & Company, Inc. pursuant to which Beal & Company will provide property management services to the operating partnership. As a consequence of the merger and the transactions related to the merger, The Beal Companies and Messrs. Beal and Manzo will receive benefits that you will not receive and their interest in completing the merger and the related transactions is different from yours.

  You should also be aware that the trustees of the Trust will receive benefits as a result of the merger. MPCT has agreed to provide indemnification of the trustees, officers, agents, employees and shareholders of the Trust and to maintain directors' and officers' liability insurance coverage for the Trust's trustees and officers. These different interests may result in conflicts with respect to these individuals' obligations to MPCT and the Trust in determining whether they should complete the merger.

The Beal Companies, LLP may face a conflict of interest in managing the operating partnership

  All of MPCT's key officers will continue to be employees of The Beal Companies. Conflicts of interest between these executives and MPCT may arise with respect to the allocation of investment opportunities between MPCT and the other clients of The Beal Companies. The directors of MPCT will evaluate and consider any investment opportunity in compliance with the fiduciary duties they owe to the stockholders of MPCT. In addition, if an investment opportunity arises when both MPCT and one or more entities owned or managed by The Beal Companies are seeking investments, such investment opportunity will be allocated to MPCT if the investment meets the following criteria:

  (1) the investment is consistent with MPCT's investment criteria then in effect; and

  (2) MPCT has sufficient funds available for the investment.

MPCT will initially rely on the services of The Beal Companies, LLP and loss of these services may impact results of the operating partnership

  The initial executive officers of MPCT and all of the members of the Board of Directors of MPCT will also be executive officers and principals of The Beal Companies, LLP. As such, MPCT believes that its success, at least initially, will depend to a significant extent upon the experience of Bruce A. Beal, Robert L. Beal and Michael A. Manzo. MPCT believes that these individuals' reputations in the real estate investment industry will assist MPCT and the operating partnership in identifying potential assets for acquisition. The loss of any of these individual's management services could have a material adverse effect on the operations of MPCT because MPCT would have a diminished capacity to obtain real estate investment opportunities and to capitalize upon their relationships in the real estate industry. MPCT cannot guarantee the continued service of these individuals because MPCT does not currently intend to maintain employment agreements with its executive officers. In addition, MPCT does not currently intend to maintain key man life insurance with respect to any of its executive officers. MPCT may not be able to successfully recruit additional personnel and any additional personnel who are recruited may not have the requisite skills, knowledge or experience necessary or desirable to enhance the incumbent management.

Management of MPCT has not previously operated a REIT which may adversely affect the results of the operating partnership

  After the consummation of the merger and the related transactions, MPCT, through the operating partnership, will continue to own and operate the property previously owned by FYA. The executive officers of MPCT, as executive officers of The Beal Companies, were involved in the management of such property. However, the executive officers of MPCT have no experience in managing and operating real estate investments owned through a REIT structure. The Federal income tax requirements for maintaining REIT status may affect the operating policies and strategies of MPCT. Because MPCT does not have any operating history as a REIT, its operating policies and strategies are untried in such structure. Therefore, as a newly organized company, MPCT's policies and procedures are subject to change over time and may become materially different than those described herein.

MPCT does not expect to make distributions to you absent growth

  Currently, MPCT does not expect to receive any distributions from its operating partnership because the former partners of FYA will be entitled to receive priority distributions from the operating partnership and the current value of the assets to be held by the operating partnership is less than the priority distributions. These priority distributions will prevent MPCT from currently making any distributions to you. As a result, the value, if any, of the common stock that you will receive in the merger is not significant. MPCT's ability to make future distributions to you depends entirely on whether the operating partnership acquires additional assets or on future appreciation or an increase in cash flow of the existing property. It may also depend on the extent to which the operating partnership issues future interests, which may have priority over MPCT's interest. Although MPCT and the operating partnership anticipate that they will seek opportunities to acquire additional properties and diversify their portfolio as and when market conditions improve, there is no assurance that MPCT or the operating partnership will be successful in achieving any growth. If the operating partnership is unable to successfully grow its portfolio, it could materially and adversely affect its results of operations and financial condition.

Changes in investment and financing policies may be made without your approval and may affect the results of the operating partnership

  The major policies of MPCT, including its investment policy and other policies with respect to acquisitions, financing, growth, operations, debt and distributions, will be determined by its Board of Directors, all of whom are officers and principals of The Beal Companies, LLP. The Board of Directors will be able to amend or revise these and other policies, or approve transactions that deviate from these policies, from time to time without a vote of the stockholders. Accordingly, you will have no control over changes in strategies and policies of MPCT, other than through the election of directors. These changes may not serve the interests of all stockholders and could adversely affect MPCT's financial condition or results of operations, including its ability to make distributions to you.

Limited liquidity may preclude sale of your common stock and may impact trading prices

  As a result of the disposition of all of the Trust's real estate investments, the American Stock Exchange halted trading in the Trust's shares at the close of business on July 10, 1998 and subsequently delisted the shares on October 29, 1998. The Trust is now traded on NASDAQ's over-the-counter Bulletin Board under the symbol PCTG. At the current time, MPCT intends to maintain trading of the common stock to be issued in connection with the merger on the Bulletin Board. However, MPCT does not intend to list the shares of common stock on any national exchange in the near future. As such, the shares of common stock you receive in the merger may have only limited liquidity. In the future, these shares also may trade at prices below the fair market value of MPCT's assets.

You may recognize gain as a result of the merger

  The Federal income tax consequences of the merger are uncertain. The merger may qualify as a reorganization described in Section 368(a)(1)(F) of the Internal Revenue Code because it involves merely a change of form in a single entity, and you will receive common stock of MPCT in the merger. The Trust has disposed of its assets and the common stock you receive will not have significant, if any, present value. As a result, MPCT might not be considered to be continuing the business enterprise of the Trust, and you might not be considered to have preserved a proprietary interest in the Trust upon receipt of the common stock. In that case, the merger will fail to qualify as a reorganization. If the merger qualifies as a reorganization, you will not recognize gain or loss with respect to the receipt of common stock in exchange for shares of the Trust. If the merger does not qualify as a reorganization, you will recognize gain or loss equal to the difference, if any, between your adjusted tax basis in your shares of the Trust and the value of the common stock received in exchange therefor. The common stock will not have significant, if any, present value.

MPCT may have federal income tax exposure if it fails to qualify as a REIT

  MPCT intends to operate in a manner that will allow it to continue to qualify as a REIT. Although MPCT believes that it has been organized and its past and present operations qualify it as a REIT, it cannot assure you that this is true, or that it will remain qualified as a REIT in the future. Thus, tax counsel to the Trust is unable to render a legal opinion as to the Trust's qualification for taxation as a REIT in the year of the merger. This is because qualification as a REIT involves the following:

  . the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations; and

  . the determination of various factual matters and circumstances not entirely within our control.

  If the Trust failed to qualify as a REIT prior to the merger, this failure could disqualify MPCT as a REIT. If MPCT fails to qualify as a REIT, it will be subject to federal income tax on its taxable income at regular corporate rates for both current and past years. In this event, MPCT could be subject to potentially significant tax liabilities, and the amount of cash available for future distribution to you would be reduced and possibly eliminated. Unless entitled to relief under certain statutory provisions, MPCT would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost.

  Pursuant to the Internal Revenue Code provisions relating to REITs, MPCT must distribute annually at least 95% of its net taxable income, excluding any net capital gain, to avoid corporate income taxation of the earnings that it distributes. In addition, MPCT will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid or deemed paid by it with respect to any calendar year are less than the sum of (1) 85% of its ordinary income for that year, (2) 95% of its capital gain net income for that year, and (3) 100% of its undistributed taxable income from prior years. The amount of any net long-term capital gains that MPCT elects to retain and pay income tax on will be treated as distributed for purposes of the 4% excise tax.

  MPCT intends to make the necessary distributions to its stockholders to comply with the 95% distribution requirement and also to avoid the nondeductible excise tax. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require MPCT to borrow funds on a short-term basis or sell assets on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. The requirement to distribute a substantial portion of MPCT's net taxable income could cause MPCT to do any of the following:

  .  sell assets in adverse market conditions;

  .  distribute amounts that represent a return of capital; or

  . distribute amounts that would otherwise be spent on future acquisitions, capital expenditures, or repayment of debt.

  Net income derived from a "prohibited transaction" is subject to a 100% tax. According to the Internal Revenue Code, a "prohibited transaction" generally includes a sale or other disposition of property, other than foreclosure property, that is held primarily for sale to customers in the ordinary course of a trade or business. Consequently, MPCT will have to consider this Internal Revenue Code provision in connection with future dispositions of its assets and over the next four years may make bulk sales of assets, directly or through a merger, more attractive than multiple sales of individual assets. However, MPCT will attempt to conduct its business so that it will not be characterized as being engaged in prohibited transactions.

Stock ownership limits may impede change in control that you believe is in your best interests

  In order for MPCT to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals or certain types of entities at any time during the last half of MPCT's taxable year. MPCT does not have to meet this requirement in the first taxable year for which the election to be treated as a REIT has been made. In order to comply with this requirement, for Federal income tax purposes and to otherwise address concerns relating to concentration of capital stock ownership, the

Articles of Incorporation of MPCT will contain a maximum percentage limitation of ownership of shares of common stock of MPCT. This generally will prohibit any single stockholder from "beneficially owning" more than 4.3% of the issued and outstanding shares of common stock of MPCT. A stockholder is the "beneficial owner" of shares of common stock of MPCT if such stockholder either, directly or indirectly, owns such shares or is deemed to own such shares under the Securities and Exchange Act of 1934. Additionally, the Articles of Incorporation will prohibit certain mutual funds and certain other widely-held entities from beneficially owning 15% or more of the outstanding shares of MPCT's common stock. The Board of Directors of MPCT will waive or modify these ownership limits with respect to one or more persons if it is established to the reasonable satisfaction of the Board of Directors that such ownership would not be likely to disqualify MPCT as a REIT for Federal income tax purposes. In connection with the transactions related to the merger, MPCT will waive the ownership limit with respect to the initial common stock ownership of Robert L. Beal, Bruce A. Beal and their affiliates because none will jeopardize MPCT's status as a REIT for Federal income tax purposes. MPCT also may waive the ownership limit with respect to certain other stockholders, if appropriate. These ownership limitations may have the effect of inhibiting or impeding a change in control and, therefore, could adversely affect your ability to realize a premium over the then current value of the common stock, if any, in connection with such a transaction.

Provisions of MPCT's governing documents may prevent or delay a takeover of MPCT that you believe is in your best interests

  Certain provisions of MPCT's Articles of Incorporation and By-laws could have a potential anti-takeover effect. The following provisions could have the effect of making it more difficult for a third party to acquire control of MPCT, including certain acquisitions that stockholders may deem to be in their best interests:

  . the Articles of Incorporation and By-laws provide for a classified Board of Directors, divided into three classes with the term of office of one class expiring each year, which precludes a change in control of the Board of Director from occurring in any one year;

  . following the merger, the Articles of Incorporation will permit removal of directors of MPCT, other than upon expiration of their term, only for cause and only by the affirmative vote of holders of a majority of the common stock of MPCT;

  . the Articles of Incorporation contain restrictions on the number of shares that may be owned by any stockholder or group of stockholders;

  . the Articles of Incorporation will permit the issuance of one or more series of a new class of securities with rights and preferences to be determined by the Board of Directors; and

  . the By-Laws require advance notice of stockholder proposals and director nominations.

Issuance of additional securities may dilute your investment

  MPCT will have authority to offer shares of preferred stock, additional shares of common stock or other equity or debt securities for cash, in exchange for property or otherwise. MPCT, as the general partner of the operating partnership, may elect to redeem common units of the operating partnership for common stock of MPCT. Similarly, MPCT may cause the operating partnership to offer additional preferred and common interests in the operating partnership in exchange for cash, property or otherwise. You will have no preemptive right to acquire any such securities and, as such, will not have the automatic right to participate in any additional issuance of equity securities by

MPCT. Any such issuance of equity securities could result in dilution of your investment in MPCT. As a result, your ownership interest in MPCT and your voting power may be diminished. In addition, issuance of preferred equity securities by MPCT or the operating partnership could continue to have the effect of eliminating any distributions on your shares of common stock even if MPCT is able to grow and diversify its portfolio.

The operating partnership currently holds only one property which may make it difficult to generate revenues necessary to make distributions to partners

  Upon completion of the merger, the operating partnership's sole asset will be the property located at 51 New York Avenue, Framingham, Massachusetts. Although the operating partnership may acquire additional properties in the future, we cannot guarantee that this will occur. Any economic factor that affects this single property will directly affect the operations of the REIT, with no potential for offset that would be present in a multi-property REIT. Thus, if the current property alone does not generate revenues sufficient to meet the operating expenses of the REIT, including debt service and capital expenditures, the operating partnership's cash flow and ability to pay distributions to its partners will be adversely affected. This, in turn, will adversely affect MPCT's ability to make distributions to you.

  The following factors, among others, may affect the revenue generated by the property and, therefore, the REIT:

  . changes in national economic conditions or changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics that would prevent the releasing of this property;

  . changes in interest rates and in the availability, cost and terms of future debt financings, which may preclude growth and diversification of MPCT's portfolio;

  . the impact of present or future environmental legislation and compliance with environmental laws and other regulatory requirements;

  .  the ongoing need for capital improvements on this or future properties;

  .  failure of the tenant to pay its rent;

  . failure of a new lease to provide for tenant's payment of real estate taxes;

  . the ability to provide adequate management and maintenance through Beal & Company; and

  . floods and other natural disasters, which may result in uninsured losses, and other factors which are beyond MPCT's or the operating partnership's control.

  Certain significant expenditures associated with the property, such as loan payments, real estate taxes, insurance and maintenance costs, will generally not be reduced when circumstances cause a reduction in income from the property. For example, if MPCT or the operating partnership is unable to meet the loan payments, it could sustain a loss as a result of foreclosure on the property or the exercise of other remedies by the lender. In addition, the real estate value of the property and income generated from the property may also be affected by such factors as the cost of compliance with government regulations, including zoning and tax laws, interest rate levels and the availability of financing. Any material changes due to such events could adversely affect the revenues generated by this property.

Liability for environmental contamination may impact results of the operating partnership

  Under various federal, state and local environmental laws, regulations and ordinances, current or former owners of real estate, as well as certain other categories of parties, may be required to investigate and clean up hazardous or toxic chemicals, substances or waste or petroleum product or waste releases on, under, in or from such property, and may be held liable to governmental entities or to third parties for certain damage and for investigation and cleanup costs incurred by such parties in connection with the release or threatened release of such hazardous materials. Such laws typically impose responsibility and liability without regard to whether the owner knew of or was responsible for the presence of such hazardous materials, and the liability under such laws has been interpreted to be joint and several under certain circumstances.

  The costs of investigation and cleanup of hazardous materials on, under, in or from property can be substantial, and the fact that a property has had a release of hazardous materials, even if remediated, may affect the value of the property and the owner's ability to sell or lease the property or to borrow using the property as collateral. In addition, some environmental laws create a lien on a property in favor of the government for damages and costs it incurs in connection with the release or threatened release of hazardous materials. The presence of hazardous materials on a property could result in a claim by a private party for personal injury or a claim by a neighboring property owner for property damage. Such costs or liabilities could exceed the value of the property.

  Other federal, state and local laws and regulations govern the removal or encapsulation of asbestos-containing material when such material is in poor condition or in the event of building remodeling, renovation or demolition. Still other federal, state and local statutes, regulations and ordinances may require the removal or upgrading of underground storage tanks that are out of service or out of compliance. Non-compliance with environmental or health and safety requirements may also result in the need to cease or alter operations at a property, which could affect the financial health of a tenant and its ability to make lease payments. Furthermore, if there is a violation of such a requirement in connection with a tenant's operations, it is possible that the operating partnership, as the future owner of the property, could be held accountable by governmental authorities for such violation and could be required to correct the violation.

  The property has been the subject of Phase I environmental assessment by independent environmental consultant and engineering firms. Phase I assessments do not involve subsurface testing. These environmental assessments have not revealed any environmental conditions that MPCT or the operating partnership believes will have a material adverse effect on their business, assets or results of operations, and neither MPCT nor the operating partnership is aware of any other environmental conditions with respect to the property that it believes would have such a material adverse effect. However, we cannot assure you that:

  . the environmental assessment identified all potential environmental liabilities;

  . no environmental liabilities developed since such environmental assessment was prepared;

  . the condition of land or operations in the vicinity of our property, such as the presence of underground storage tanks, will not affect the environmental condition of our property; or

  . future uses or conditions, including, without limitation, changes in applicable environmental laws and regulations, will not result in the imposition of environmental liability.

                      WHERE YOU MAY FIND MORE INFORMATION

  The Trust files annual, quarterly and special reports, proxy statements and other information electronically with the Commission. You may read and copy any of these reports, statements or other information that the Trust files with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission:
Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. You may also obtain copies of these reports, statements and other information at the Commission's Web Site at http://www.sec.gov.

  All information contained in this proxy statement/prospectus with respect to MPCT has been supplied by MPCT, and all information with respect to the Trust has been supplied by the Trust.

             INFORMATION NOT INCLUDED IN PROSPECTUS/PROXY STATEMENT

  This document is part of a registration statement on Form S-4 filed with the Commission covering the shares of common stock that MPCT will issue in connection with the merger. This document also constitutes the proxy statement of the Trust for the special meeting.

  This document does not contain certain information, exhibits and undertakings contained in MPCT's registration statement. The Trust will provide you without charge, upon your written or oral request, a copy of any documents contained in such registration statement, but not exhibits filed with these documents unless those exhibits are specifically referred to in this document. Please direct your requests for such documents to: Property Capital Trust, 177 Milk Street, Suite 14B, Boston, MA 02109, Attention: Robert M. Melzer, President (telephone:
(617) 482-4081). The Trust will deliver such documents by first class mail or other equally prompt means. To ensure timely delivery of such documents, you should make requests for such documents no later than May 17, 1999.

  You should rely only on the information contained or referred to in this document or any supplement. Neither the Trust nor MPCT has authorized anyone else to provide you with different or additional information. Neither the Trust nor MPCT is making an offer of MPCT's common stock in any state where the offer is not permitted. You should not assume that the information or any supplement is accurate as of any date other than the date on the front of those documents.

                       NOTE ON FORWARD LOOKING STATEMENTS

  This document contains certain forward-looking statements with respect to, among other things, information concerning possible or assumed future results of operations of MPCT or the operating partnership of MPCT, the reasons for the merger and statements about the expected impact of the merger on the Trust and MPCT. When we use the words anticipate, assume, believe, estimate, expect, intend or other similar expressions in this proxy statement/prospectus, they are generally intended to identify forward-looking statements. You should not rely on forward-looking statements because they involve both known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any outcomes expressed or implied by such forward-looking statements. The following factors, among others, could affect our future results if we decide to expand and diversify MPCT's portfolio, as to which there is no assurance, and could cause those results to differ materially from those expressed in the forward-looking statements:

  .  general economic and business conditions;

  .  competition;

  .  changes in business strategy or development plans;

  .  availability, terms and deployment of capital;

  .  business abilities and judgment of personnel;

  .  changes in, or failure to comply with government regulations;

  .  the costs and other effects of legal and administrative proceedings; and

  . other risks and uncertainties affecting us and our competitors, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

                              THE SPECIAL MEETING

  This document is being furnished to you in connection with the solicitation of proxies by or on behalf of the trustees of the Trust for use at the special meeting.

Purpose of the Special Meeting; Date, Time and Place.

  The special meeting will be held at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts on Monday, May 24, 1999 at 9:00 a.m., Eastern Standard Time. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger and the merger agreement.

Record Date; Solicitation of Proxies

  The trustees of the Trust fixed the close of business on March 23, 1999 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. On the record date, 9,584,220 shares were issued and outstanding and entitled to vote at the special meeting. You are entitled to one vote at the special meeting for each share of record you hold on the record date.

  In addition to the solicitation of proxies by use of the mails, the Trust and its trustees, officers and employees, who will receive no additional compensation therefor, may also solicit proxies by telephone, facsimile transmission and other electronic communication methods or personal interview. The Trust will reimburse banks, brokers, custodians and other fiduciaries who hold shares in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of this document to those persons for whom they hold such shares. The Trust will bear the costs of the special meeting and of soliciting proxies therefor.

  The Trust's proxy solicitor, Innisfree M&A Incorporated, has agreed to assist the Trust in connection with the solicitation of proxies. Pursuant to the Trust's agreement with Innisfree M&A Incorporated, Innisfree M&A Incorporated will provide various proxy services for the Trust in connection with the special meeting at a cost of approximately $7,500, plus reasonable out-of-pocket expenses.

  Any questions or requests for assistance regarding this document and related proxy materials may be directed to Innisfree M&A Incorporated by telephone at 1-888-750-5834.

Vote Required

  One-third of the outstanding shares entitled to vote as of the record date, represented in person or by proxy, are required for a quorum at the special meeting. The affirmative vote of holders of two-thirds of the shares outstanding as of the record date is required for approval and adoption of the merger and the merger agreement. If you abstain, your proxy will be counted as present for the purpose of determining the existence of a quorum but will have the effect of a vote against the merger.

  On the record date, trustees and executive officers of the Trust as a group, 6 persons, beneficially owned 157,035 shares of the Trust, or 1.6% of the total outstanding shares.

Proxies

  Shares which are represented by properly executed proxies will be voted in accordance with the instructions indicated. If you do not indicate contrary instructions, the proxy appointees will vote your shares:

  .  "FOR" approval and adoption of the merger and the merger agreement;

  . "FOR" a motion to adjourn or postpone the special meeting to another time or place for the purpose of soliciting additional proxies in favor of the merger if the required vote is not present, in person or by proxy, at the special meeting; and

  . "FOR" such other business properly brought before the special meeting or at any adjournments or postponements of the special meeting.

  While brokers who hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners, brokers will not be entitled to vote on the merger absent instructions. Shares held by such brokers who do not receive instructions will be counted as present for quorum purposes. A failure by a broker to vote, however, will have the effect of a vote against the merger and the merger agreement. It is therefore essential that, if your shares are held by a broker, you give your broker voting instructions.

  It is not expected that any matter other than the merger will be brought before the special meeting. If, however, other matters are properly presented, the proxy appointees will vote in accordance with their best judgment on such matters and consistent with the voting rights provided by the Trust's Declaration of Trust. At any reconvening of the special meeting, the proxy appointees will vote all proxies in the same manner as the proxies would have been voted at the special meeting, except for proxies that have been effectively revoked prior to the reconvened meeting. The grant of a proxy will also confer discretionary authority on the proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the special meeting.

  You may revoke a proxy at any time before it is voted by:

  . filing with the secretary of the Trust an instrument revoking the proxy or a duly executed proxy bearing a later date; or

  .  by attending the special meeting and voting in person.

  The last proxy executed by you will revoke all previous proxies executed by you. Any such revocation should be sent to Property Capital Trust, 177 Milk Street, Suite 14B, Boston, MA 02109; Attention: Secretary. Attendance at the special meeting will not by itself constitute revocation of a proxy.

  The merger and the merger agreement to be considered at the special meeting involve matters of great importance to you. Accordingly, the trustees urge you to read and carefully consider the information presented in this proxy statement/prospectus and the roll-up supplement. The trustees also urge you to complete, date, sign and promptly return the enclosed proxy card in the accompanying prepaid envelope.

  Do not send certificates with the enclosed proxy card. If the merger is completed, you will be furnished instructions for exchanging your certificates.

                                   THE MERGER

  The following is a summary of the material terms of the merger. You should be aware that this summary does not purport to be complete. This summary is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is included in this document as Annex A. We urge you to review the merger agreement carefully.

Information Regarding the Parties

  Property Capital Trust. The Trust was organized on June 9, 1969, and has qualified and elected to be taxed as a REIT under the Internal Revenue Code since its organization. In 1995, the trustees of the Trust adopted a business plan, which the shareholders ratified, that provided for the disposition of all of the Trust's investments. Since that time, the Trust has been divesting itself of its real estate investments on a property-by-property basis. For a more detailed description regarding the business of the Trust see "THE TRUST" beginning on page 46.

  Maryland Property Capital Trust, Inc. MPCT was organized on June 15, 1998 as a wholly-owned subsidiary of the Trust. Under the merger agreement, if the holders of two-thirds of the outstanding shares approve the merger agreement, the Trust will merge into MPCT and MPCT will be the surviving entity. Immediately after the merger, the corporation will change its name to Property Capital Trust, Inc. Following completion of the merger, MPCT will continue to elect to be treated as a REIT.

  MPCT does not and will not own directly any real estate. At the present time, MPCT's sole asset is its general partnership interest in PCT LP. Upon completion of the stock purchase by FYA and the partnership merger, MPCT's sole asset will be its approximately 1% general partnership interest and approximately 32.3% common limited partnership interest in PCT LP.

  Framingham York Associates Limited Partnership. FYA was formed by The Beal Companies, LLP, a real estate investment and management company, to hold approximately 1.1 acres of land improved by a one story combined office and research and development building of 17,250 square feet of rentable space. Bruce A. Beal and Robert L. Beal are partners of The Beal Companies and are the general partners of FYA. The limited partners of FYA are (1) current principals and employees of The Beal Companies and (2) trusts of which the Messrs. Beal are trustees or beneficiaries. FYA also has a class of limited partners that are not affiliated with the Messrs. Beal or The Beal Companies. Following the general partners' solicitation of the consent of the limited partners of FYA to the transactions related to the merger, three private investors, the Margaret
R. Beal Trust, the Minna B. Oppenheim Trust and the Paul B. Beal Trust, offered to purchase the interests of the ten limited partners who did not consent to the related transactions. The interests of the limited partners who did not consent to the related transactions represented approximately 6.8% of the FYA interests. Although the trustees and/or beneficiaries of these trusts are familial relations to Messrs. Beal, such persons are not otherwise affliated, controlled or directed by Messrs. Beal. The purchase price of these interests was based on the estimated fair market value of the property held by FYA, or $4.0 million, minus a discount for the purchase of a limited partnership interest for which there is no readily available market.

  As part of the transactions related to the merger, FYA will borrow $1 million in cash and use the funds to purchase approximately 319,489 shares of newly issued MPCT common stock. MPCT will contribute this cash to PCT LP, which expects to use this $1 million to pay the costs of the merger and the related transactions. FYA will then distribute the shares of common stock to its partners based on their pro rata percentage interests in FYA. Following the purchase and distribution of common stock, PCT LP will merge into FYA. Thus, following the merger and these related transactions, the partners of FYA will own common stock of MPCT and will hold limited partnership interests in PCT LP. These partners also will be entitled to a preferred return. In addition, FYA will change its name to Property Capital Trust Limited Partnership and, while continuing to hold its single property, become the operating partnership of MPCT.

  Property Capital Trust Limited Partnership. MPCT is the sole general partner of PCT LP, which has no assets at the present time. As part of the transactions related to the merger, PCT LP will merge into FYA. Pursuant to such merger, PCT LP will cease to exist and FYA will be the surviving entity. Immediately thereafter, FYA will change its name and become the operating partnership of MPCT.

The Merger Consideration

  Upon completion of the merger you will receive:

  . one-sixtieth of a share of MPCT common stock for each share of the Trust you hold, with one share of common stock for any fractional interest equal to or greater than .5.

No shares of common stock or cash will be issued in exchange for fractional interests of common stock less than .5.

In addition, immediately prior to the merger, the trustees intend to declare a special dividend of approximately $.25 per share. This dividend includes the redemption of your rights outstanding under the Trust's shareholder rights plan at a price of $.01 per right.

The following sets forth several examples of the number of shares of common stock you might receive in the merger:

 If you held 120,000 shares of you will receive 2,000 shares of common stock of
 the Trust before the merger   MPCT in the merger.
-------------------------------------------------------------------------------
 If you held 161,000 shares of you will receive 2,683 shares of common stock of
 the Trust before the merger   MPCT in the merger.
-------------------------------------------------------------------------------
 If you held 299,999 shares of you will receive 5,000 shares of common stock of
 the Trust before the merger   MPCT in the merger.

  The interests in MPCT that you will receive in the merger will be allocated to you according to the number of shares of the Trust that you own immediately prior to the merger. However, for purposes of determining the allocation of interests in MPCT following the merger, the valuation of the Trust was based on the fact that the Trust has successfully divested itself of all real estate assets and, prior to the merger, will have declared a dividend of all of its remaining cash, net of existing obligations, and a distribution of $.01 per share to redeem the rights outstanding under the Trust's shareholder rights plan. Thus, the trustees determined that, at the time of the merger, you will have received the full value of your shares of the Trust. The zero or insignificant value of the common stock of MPCT that you will receive in the merger therefore reflects this valuation of the Trust.

  The following table sets forth information regarding the calculation of the valuation of the Trust and the allocation of interests in MPCT.


              Mortgages or                                           Amount of
 Value of the other liabilities Number of                            interests
 Trust's      of the            shares of                            to be issued
 assets       Trust             common stock      Amount of          to the
 immediately  immediately       of MPCT to        interests          trustees and
 prior to     prior to          be issued         to be              officers
 the merger   the merger        in the merger     issued to you      of the Trust
----------------------------------------------------------------------------------------
 $0           none              . approximately   one-sixtieth of    one-sixtieth of
                                  159,737         a share of MPCT    a share of MPCT
                                  shares.         common stock for   common stock for
                                                  each share of      each share of
                                                  the Trust you own, the Trust they own,
                                                  with one share to  with one share to
                                                  be exchanged       be exchanged
                                                  for fractional     for fractional
                                                  interest equal     interest equal
                                                  to or greater      to or greater
                                                  than .5            than .5, or
                                                                     approximately
                                                                     2,617 shares.
                                . following the
                                  merger
                                  and the
                                  related
                                  transactions,
                                  the Trust's
                                  shareholders
                                  will
                                  own
                                  approximately
                                  33.3% of
                                  MPCT's common
                                  stock.


  The interests of MPCT allocable to the trustees and the officers of the Trust in exchange for their shares of the Trust were determined on the same basis as described above. Upon completion of the merger, Mr. Melzer will receive one year's salary under a termination agreement entered into several years ago. However, this did not impact the valuation of the Trust or the aggregate amount of interests in MPCT allocable to Mr. Melzer after the merger.

Recommendation of the Board of Trustees

  The trustees unanimously determined that the merger and the merger agreement are advisable, fair and in the best interests of the Trust and its shareholders. At a special meeting held on June 16, 1998 and by Consent of Trustees in Lieu of Meeting dated as of October 16, 1998, the trustees approved the merger and the merger agreement, subject to the approval of the merger and the merger agreement by MPCT's. Board of Directors and the shareholders of the Trust.


  The trustees recommend that you vote "FOR" approval and adoption of the merger and the merger agreement.

Background of and Reasons for the Merger

  Background of the Merger. The terms of the merger agreement are the result of arm's-length negotiations among representatives and legal advisors of the Trust, MPCT and the other parties to the related transactions, each of which is an affiliate of The Beal Companies, LLP. Although MPCT is currently a wholly owned subsidiary of the Trust, it was represented in such negotiations by parties unaffiliated with the Trust. MPCT is the acquisition vehicle created by the Trust for The Beal Companies exclusively in connection with the consummation of the merger and related transactions. Simultaneously with negotiating the terms of the merger on behalf of MPCT, The Beal Companies negotiated the terms of the related transactions. The following is a brief discussion of the factors considered by the trustees in reaching their decision to approve the merger and the merger agreement.

  Following the adoption of the business plan at the Trust's 1995 annual meeting, the Trust began the process of divesting itself of its real estate investments on a property-by-property basis. Over the ensuing three years, the Trust disposed of 27 real estate investments. The Trust utilized the net proceeds of such sales to discharge indebtedness and pay special dividends to its shareholders. The Trust distributed to you an aggregate amount of $13.65 per share in special dividends from the time of approval of the business plan by the shareholders in December 1995 through and including July 10, 1998. These distributions exceeded the initial estimate of $10.00 per share announced by the Trust in the Trust's 1995 proxy statement.

  In the summer of 1997, management of the Trust and the trustees began to consider alternatives for terminating the Trust. The trustees considered two alternatives. Under the first alternative, the Trust would form a "liquidating trust," transfer a portion of its remaining assets to the liquidating trust and terminate its existence. The liquidating trust would then continue for at least one year to ensure that all of the Trust's known and contingent liabilities were satisfied out of the remaining cash assets contributed by the Trust. Ultimately, the liquidating trust itself would be dissolved and its remaining assets, after payment of liabilities of the Trust and expenses of the liquidating trust, would be distributed. As a second alternative, management discussed with the trustees the possibility of the Trust's being acquired by a real estate company that would succeed to all of its assets and liabilities. This alternative would obviate the need for a liquidating trust and enable the Trust to distribute all of its assets to its existing shareholders at the time of its acquisition by such company.

  In the fall of 1997, Robert Melzer, President and Chief Financial Officer and a trustee of the Trust, began contacting persons and entities he thought might be interested in acquiring the Trust based on their involvement in the real estate business. As a result of these contacts, the Trust had discussions with several parties, including representatives of The Beal Companies, regarding the sale of the Trust. The Trust had no prior business relationship with The Beal Companies, but believed the company might be interested in expanding its business. The Trust entered into a letter of intent with a private investor in January 1998. The proposed transaction with this private investor consisted of the following terms:

  1. an operating partnership would be formed of which the Trust would be the sole general partner;

  2. between $25 million and $250 million of mainly residential properties would be contributed by the private investor and its affiliates to the Trust and the operating partnership, with virtually all of the properties going to the operating partnership and no more than two properties going to the Trust;

  3. all valuations of the properties would be made by the private investor;

  4. the value of the stock of the Trust held by its existing shareholders would be approximately $500,000, with the balance of the value being comprised of stock of the Trust issued to the private investor and its affiliates and of partnership interests in the operating partnership held by the private investor and its affiliates; and

  5. prior to the closing the Trust would distribute all of its net assets to its existing shareholders.

  In addition, the private investor agreed to pay up to $100,000 of the Trust's legal expenses in connection with such proposed transaction. Because the transaction terminated after only one draft of the underlying agreement, however, the Trust returned approximately $80,000 of the $100,000 legal fee deposit to the private investor. The proposed transaction with this investor was not consummated as the parties could not reach a definitive agreement before the expiration of the deadline for doing so under the letter of intent.

  Thereafter, negotiations with The Beal Companies intensified and on June 16, 1998, the trustees met and discussed the terms and provisions of the proposed merger. At the meeting, the trustees discussed the merits of the transaction, including those set forth below under "--Reasons for the Merger and its Structure." Following this discussion, the trustees present at the meeting unanimously approved the terms of the merger agreement which would permit the Trust to distribute its assets and would permit you to participate in the future growth of MPCT. On June 18, 1998, the parties finalized their agreements and entered into the merger agreement. Thereafter, the parties entered into amendments to the merger agreement to change in various respects the structure of the merger and the related transactions which did not affect your right to receive a distribution of all cash from the Trust and to participate in the growth of MPCT.

  Given all of the relevant factors of the transaction proposed with the private investor and the transaction proposed with The Beal Companies, the trustees believed the value of such transactions to be essentially equivalent. More importantly, the transaction proposed with the private investor was not consummated because the parties could not reach a definitive agreement. In part because the initial terms of the prior transaction were extremely vague, the trustees and the management of the Trust were never confident that an agreement could be reached between the parties.

  Reasons for the Merger and its Structure. In determining to approve the merger and the merger agreement and to recommend that you approve the merger and the merger agreement, the trustees considered a number of factors, including the following:

  1. The merger obviates the need for a liquidating trust, which would have delayed receipt by you of a final distribution from the Trust and would have reduced such distribution by expenses of operating and maintaining the liquidating trust, net of short-term investment income.

  2. The trustees will be able to distribute approximately $.25 per share, including $.01 per share to redeem outstanding rights under the Trust's shareholder rights plan, to you shortly after the completion of the merger. In the absence of the merger, the liquidating trust would have held a portion of these funds as a reserve.

  3. The Trust's contingent liabilities will be provided for without the establishment of a liquidating trust or the use of any of the Trust's assets to satisfy such liabilities, if there are any.

  As a result of the merger, the Trust's organizational structure will be converted from that of a Massachusetts business trust to a Maryland corporation. The merger was structured this way, in part, to provide you with the benefits and rights generally associated with a corporate form, including dissenters' rights, a classified Board of Directors and limited liability. The trustees of the Trust participated in structuring the merger and believe that the new form will provide you with rights that you otherwise would not have in the Trust's organizational form including, dissenters' rights and a classified Board of Directors. For a detailed description of these organizational differences and rights, see "COMPARISON OF SHAREHOLDERS' RIGHTS" on pages 59-62.

  Because the merger was intended by the Trust's management and trustees to provide a better alternative for termination of the Trust than the formation of a liquidating trust, the merger will involve only limited risks to you and the trustees believe there were no negative factors to be considered.

  The foregoing discussion of the information and factors considered by the trustees is not intended to be exhaustive, and such information and factors were considered collectively by the trustees in connection with their review of the merger agreement and the related transactions. In addition, individual trustees may have given different weight to different factors. For a discussion of additional factors which were considered by the trustees, see below "-- Conflicts of Interest."

Fairness of the Merger to You

  Based on the considerations described above, the trustees determined that the merger and the merger agreement are advisable, fair and in your best interests. However, the Trust did not receive a report, opinion or appraisal from a third party relating to the merger consideration or the fairness of such consideration to you. While it is true that you will receive common stock of MPCT, you will not be giving anything of value in exchange for the common stock. Further, the trustees did not regard your receipt of common stock of MPCT as a reason for the merger because the structure of preferred partnership interests in the operating partnership will preclude MPCT from making distributions at this time. The trustees assumed that the common stock will have any significant value only if MPCT or the operating partnership acquires additional assets in the future or the existing property appreciates in value. The amount of such value of the common stock can be affected by the future issuance of common or preferred interests in the operating partnership or equity securities of MPCT. Accordingly, the trustees considered the common stock to have no present value.

Conflicts of Interest

  You should be aware that the trustees and executive officers of the Trust have interests in the merger that are different from, or in addition to, yours generally.

  Under the merger agreement, the Trust and MPCT have agreed that the charter documents of MPCT and the partnership agreement of the operating partnership will contain provisions no less favorable with respect to indemnification of trustees, officers, agents, employees and shareholders, in connection with the affairs of the Trust, than those set forth in the Trust's Declaration of Trust as in effect on the date of the merger agreement. Further, the Trust and MPCT have agreed that they will not amend, repeal or otherwise modify such provisions for a period of six years from the merger in any manner that would adversely affect the rights thereunder of individuals who at or prior to the merger were trustees, officers, agents, employees or shareholders of the Trust, unless such modification is required by law.

  In addition, MPCT will keep in effect directors' and officers' liability insurance coverage for the Trust's trustees and officers that provides such trustees and officers with tail or other coverage for six years from the merger. Such coverage will have terms not substantially less favorable to the insured persons than the coverage presently maintained by the Trust.

  Mr. Melzer, President of the Trust and a trustee, entered into a termination agreement with the Trust several years ago, which will terminate upon the merger. Pursuant to the terms of such agreement, Mr. Melzer will receive one year's salary from the Trust upon completion of the merger. Mr. Melzer would also have been entitled to receive this payment if the Trust had formed a liquidating trust.

  No other trustee or officer of the Trust will receive any other payment or compensation as a result of the merger or the related transactions.

The Shares Will Not Be Listed on an Exchange

  As a result of the disposition of all of the Trust's real estate investments, the American Stock Exchange halted trading in the shares at the close of business on July 10, 1998 and subsequently delisted the shares on October 29, 1998. The Trust is now traded on the over-the-counter Bulletin Board under the symbol PCTG. MPCT intends to continue to be traded on the Bulletin Board, but does not intend to be listed on any national stock exchange in the near future.

Regulatory Approvals

  Other than the Commission's review of this proxy statement/prospectus and the filing of the Articles of Merger with the State of Maryland and with The Commonwealth of Massachusetts, neither the Trust nor MPCT believes that any filing with or approval of any governmental authority is necessary in connection with the consummation of the merger.

Related Transactions

  The following describes a series of related transactions that will be completed immediately following the merger:

  1. Simultaneously with the execution of the merger agreement, the Trust, MPCT and FYA executed an investment agreement, dated June 18, 1998, as amended. Under the terms of this agreement, immediately following the merger, FYA will contribute $1 million in cash, which FYA will borrow, to MPCT in exchange for approximately 319,489 shares of newly issued common stock of MPCT. Immediately thereafter, FYA will distribute the common stock to its partners based on their pro rata percentage interests in FYA. As a result, the partners of FYA will own approximately 66.7% of the outstanding shares of MPCT common stock. Following the merger, the shareholders of the Trust will own the remainder of the outstanding shares of common stock.

  2. MPCT will contribute this $1 million to the operating partnership in exchange for 319,489 common units.

  The loan and purchase of stock described in item 1 above will allow FYA to acquire a majority position in MPCT and will simultaneously fund MPCT with sufficient cash to pay the organizational expenses estimated at approximately $1 million.

  3. PCT LP, pursuant to a contribution and merger agreement, dated October 16, 1998, as amended, by and between FYA and PCT LP, will merge into FYA. Immediately thereafter, FYA will change its name to Property Capital Trust Limited Partnership and become the operating partnership. MPCT through its pre-merger interest in PCT LP will own approximately a 32.3% common limited partnership interest in the operating partnership, and will serve as the general partner of the operating partnership with a 1% general partnership interest. The estimated fair market value of the assets of the operating partnership immediately after to the consummation of the related transactions will be approximately $4 million. None of the assets of the operating partnership or MPCT are currently owned by the Trust.

  The completion of the merger is subject to the compliance of all parties with the investment agreement and partnership merger agreement. FYA benefits from these related transactions by creating a vehicle through which it may, in the future, attract new capital or acquire additional properties and thus believes it is receiving adequate consideration for engaging in the related transactions. The Trust, and after the merger, MPCT, is able to make an immediate distribution of its remaining assets to the shareholders and believes it is receiving adequate consideration for engaging in the related transactions. In addition, the present shareholders of the Trust will have a minority interest in MPCT, which will have a minority interest in the operating partnership which is subject to preferred partnership interests in the operating partnership. See "MPCT--The Operating Partnership" on page 36.

Accounting Treatment

  As a result of the merger and the related transactions the partners of FYA will own 66.7% of the common stock of MPCT and certain partners of FYA will control the Board of Directors. In addition, MPCT will be the sole general partner of the operating partnership. As such, for financial reporting purposes, the merger and related transactions will be accounted for as a reverse acquisition of MPCT and the Trust by FYA.

No Dissenters' Rights

  You are not entitled to dissenters' rights of appraisal or other dissenters' rights under either Massachusetts law or Maryland law with respect to the merger or any transactions contemplated thereby.

Cancellation of the Trust's Shares

  If the merger is completed, you will no longer have an equity interest in the Trust. Instead, you will have the right to receive the merger consideration described in "--The Merger Consideration" above. After the merger, you will have a minority interest in MPCT, which has a minority interest in the operating partnership.

  As a result of the merger, all shares of the Trust will cease to be outstanding, and will be canceled and retired. You will cease to have any rights with respect to such shares except the right to receive the merger consideration.

                              THE MERGER AGREEMENT

  The following is a summary of the material terms of the merger agreement, a copy of which is attached hereto as Annex A. The summary of the merger agreement contained herein is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the merger agreement. We urge you to review the merger agreement carefully.

  The Trust and MPCT have entered into the merger agreement which provides, among other things, for the following:

  .  the merger consideration to be paid to the Trust's shareholders;

  . the procedures for exchanging Trust shares for shares of common stock of MPCT;

  .  when and how the merger will occur;

  .  conditions that must be met for the merger to occur;

  .  the termination of the merger agreement under certain conditions;

  . fees and expenses that must be paid by one party to the other upon such termination;

  .  exculpation and indemnification of trustees and officers of the Trust;
     and

  .  governance and management of MPCT

  Each of these provisions is discussed in further detail below.

Consideration to be Paid in the Merger

  Immediately prior to the merger, the trustees will declare and authorize the payment to you of a special dividend in the amount of approximately $.25 per share, which includes the redemption price of $.01 per right of all rights outstanding under the Trust's rights agreement. You will receive this distribution shortly after the completion of the merger.

  Upon completion of the merger, you will receive one-sixtieth of a share of MPCT common stock for each share you own. MPCT will not issue any fractional shares of common stock or cash in lieu of the issuance of fractional shares. Rather, MPCT will issue one share of common stock in exchange for fractional interest equal to or greater that .5.

Exchange of Share Certificates

  After the merger, MPCT will deposit with the exchange agent the certificates representing the shares of common stock and detailed instructions with regard to the surrender of your Trust share certificates, along with a letter of transmittal and any other required documents, will be sent to you by the exchange agent. The common stock will be delivered to you as promptly as practicable following receipt by the exchange agent of your share certificates and all other required documents. Any dividends or other distributions on the common stock will also be paid upon the surrender of your share certificates.

Effective Time of the Merger

  The merger will occur upon the filing of Articles of Merger with the State Department of Assessments and Taxation of Maryland and the Secretary of the Commonwealth of The Commonwealth of Massachusetts.

Conditions to the Merger

  The respective obligations of each party to effect the merger are subject to the satisfaction or waiver of the following conditions:

  1. the approval of the merger agreement by the shareholders;

  2. the approval of the merger agreement by the Trust as the sole stockholder of MPCT,

  3. the satisfaction of any obligations of the Trust pursuant to bonus plans, compensation plans, and other employee benefit plans; and

  4. the satisfaction of any out-of-pocket expenses incurred by the Trust in connection with the merger or the related transactions other than those expenses reimbursable under the investment agreement with FYA.

  It is the intention of the trustees to cause the conditions set forth in items 2, 3 and 4 above to be satisfied to the extent that they have not already been satisfied. In the event any material condition to the completion of the merger is waived, we will resolicit your vote on the merger as required by applicable state or federal securities laws.

Termination

  MPCT and the Trust may terminate the merger agreement by mutual written consent at any time prior to the merger. In addition, the merger agreement terminates upon the termination of the investment agreement with FYA. Upon the termination of the merger agreement, neither party will have any further rights or obligations pursuant to the merger agreement other than with respect to the payment or retention of certain sums of money as described in "--Fees and Expenses" below. If the merger agreement is terminated and the merger does not occur, the related transactions will not be completed.

Fees and Expenses

  Except as provided in the investment agreement with FYA, whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the related transactions will be paid by the party incurring such costs or expenses. Pursuant to the terms of the investment agreement, The Beal Companies, LLP paid the Trust an aggregate of $350,000 as a deposit toward possible liquidated damages that may come due to the Trust. The deposit includes amounts for reasonable legal and accounting expenses incurred by the Trust in connection with preparing and filing the Trust's quarterly and annual reports and financial statements with the Commission in the amount of $40,000 and an amount equal to $9,000 per month for the period from October 1, 1998 to the closing of the merger on account of certain of the Trust's expenses. In addition, The Beal Companies has agreed to pay the legal fees of the Trust in connection with the merger up to $150,000.

  The parties may terminate the investment agreement with FYA under the following circumstances and with the payment of the following termination fees, which, may under certain circumstances, include a termination fee:


----------------------------------------------------------------------------
     Circumstances of Termination                   Termination Fee

----------------------------------------------------------------------------
 by mutual written consent of the        the parties shall agree as to the
 Trust, MPTC and FYA                     use of the deposit, but have no
                                         procedures in place to do so

----------------------------------------------------------------------------
 the Trust may terminate if the          the Trust retains the entire
 Commission has not cleared this         deposit
 proxy statement/
 prospectus by March 22, 1999

----------------------------------------------------------------------------
 FYA may terminate if the                the Trust must return to The Beal
 shareholders have not approved the      Companies the deposit minus (x) the
 merger and the merger agreement by      sum of $40,000, the approximate
 the 90th day after the Trust mails      cost of legal and accounting
 this document to you                    services for preparing the Trust's
                                         third quarter Form 10-Q, Form 10-K
                                         and 1998 certified financial
                                         statements and (y) an amount equal
                                         to $9,000 per month, prorated on a
                                         daily basis, for each month that
                                         elapses between October 1, 1998 and
                                         the effective date of termination

----------------------------------------------------------------------------
 the Trust may terminate if (i) the      the Trust retains the entire
 Trust has satisfied its conditions      deposit
 to the closing of the transactions
 and (ii) FYA has failed to
 consummate the related transactions
 by the end of the 4th business day
 after the issuance of the common
 stock and the shareholders have
 approved the merger agreement

----------------------------------------------------------------------------
 FYA may terminate if (1) the Trust      the Trust must return to The Beal
 fails to satisfy its conditions to      Companies the deposit minus (x) the
 closing the transactions by the end     sum of $40,000, the approximate
 of the 4th business day after the       cost of legal and accounting
 issuance of the common stock and        services for preparing the Trust's
 the shareholders have approved the      third quarter Form 10-Q, Form 10-K
 merger agreement, (2) FYA has           and 1998 certified financial
 satisfied its conditions to closing     statements and (y) an amount equal
 the transaction and the Trust has       to $9,000 per month, prorated on a
 failed to consummate the related        daily basis, for each month that
 transactions by the end of the 4th      elapses between October 1, 1998 and
 business day after the issuance of      the effective date of termination,
 the common stock and the                plus the Trust must pay FYA an
 shareholders have approved the          additional $250,000
 merger agreement or (3) the Trust
 has failed to comply in good faith
 with its covenants and agreements

----------------------------------------------------------------------------

  The Trust will bear the costs of the special meeting and of soliciting proxies. The Trust will reimburse banks, brokers, custodians and other fiduciaries who hold shares in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares. The Trust has engaged Innisfree M&A Incorporated to assist it in the solicitation of proxies and to provide various proxy services for the Trust in connection with the special meeting at a cost of approximately $7,500 plus reasonable out-of-pocket expenses.

Exculpation

  Pursuant to the merger agreement, the Trust and MPCT have agreed that the obligations of the Trust under the merger agreement and in connection with the related transactions do not and will not constitute personal obligations of the trustees, officers, employees or shareholders of the Trust and will not involve any claim against or personal liability on the part of any of them. The Trust and MPCT have agreed to look only to the assets of the Trust in respect of any such claim or obligation and not to seek recourse against the trustees, officers, employees or shareholders for satisfaction of any such claim or obligation.

Indemnification

  Pursuant to the merger agreement, the Trust and MPCT have agreed that the charter documents of MPCT and the partnership agreement of the operating partnership will provide for the indemnification of the trustees, officers, agents, employees and shareholders of the Trust for a period of six years from the date of the merger. Such indemnification shall be no less favorable than the indemnification provided those persons under the Declaration of Trust of the Trust as in effect on the date of the merger agreement. MPCT shall also provide liability insurance coverage for the Trust's trustees and officers for a period of six years from the merger.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted for trustees, directors, officers or persons controlling the Trust pursuant to the foregoing provisions, the Trust has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Articles of Incorporation and By-laws

  The Articles of Incorporation and the By-laws of MPCT in effect immediately prior to the merger, will continue as the Articles of Incorporation and the By-laws of the surviving entity until duly amended in accordance with applicable law.

Management after the Merger

  The current management of MPCT will remain unchanged following the merger. See " MPCT--Board of Directors," and "--Officers" on page 34.

                                   MPCT

Description of Business of MPCT

  MPCT is a recently-formed Maryland corporation and, currently, is wholly-owned by the Trust. After the merger, MPCT will continue to elect to be taxed as a REIT under the Internal Revenue Code. The operating partnership is a recently-formed Massachusetts limited partnership. MPCT is the sole general partner of the operating partnership. MPCT does not own directly any real estate, has not had any operations prior to the date of this document and has no material net worth or assets. After the merger and the transactions related to the merger, MPCT's sole asset will be its approximate 1% general partnership interest and approximate 32.3% common limited partnership interest in the operating partnership. After the merger, MPCT intends to make regular annual and quarterly reports to its stockholders as required by the Exchange Act. The policies of MPCT with respect to its business or growth strategies described herein may be altered or changed without stockholder approval.

  MPCT initially will rely heavily on the services of The Beal Companies, Beal & Company and Bruce A. Beal, Robert L. Beal and Michael A. Manzo, executive officers of The Beal Companies, to manage its business. The Beal Companies, founded in 1888, is a privately held real estate company located in Boston, Massachusetts. It provides a full compliment of real estate services, including development, property management, consulting, appraisal, assessment, brokerage and construction services. The Beal Companies and its principals currently control and/or manage a $250 million portfolio of commercial and residential real estate, which they have either developed or acquired. Bruce A. Beal, Robert L. Beal and Michael A. Manzo, who are officers and directors of MPCT, will continue as principals and officers of The Beal Companies. In time, as MPCT increases in size and financial strength, MPCT anticipates that it will hire additional personnel to assist these individuals. Conflicts of interests between these individuals, in their dual capacities as officers and directors of MPCT and executive officers of The Beal Companies, may arise with respect to investment opportunities. For a detailed description of this risk, see "RISK FACTORS--The Beal Companies, LLP may face a conflict of interest in managing the operating partnership" on page 9.

Business and Growth Strategy

  MPCT initially will rely on the experience and knowledge of its officers and directors to manage its growth, if any. MPCT believes that its executive officers have long-standing relationships with institutional owners, lenders, bankers and other real estate operators and developers which MPCT anticipates may provide MPCT with access to transaction activity and investment opportunities. Bruce A. Beal and Robert L. Beal have been active in the field of real estate since 1959 and 1965, respectively. Each has had extensive involvement in all phases of real estate development and financing, consulting and management. Michael A. Manzo has supervised new construction and rehabilitation projects and directed the acquisition, development, financing and leasing of office and other commercial properties. This operating experience provides a unique perspective that MPCT expects to be particularly valuable as the real estate cycle changes. In addition to the experience gained by the executive officers as senior management of The Beal Companies, the executive officers have been active in the development, acquisition and management of a broad spectrum of property types, including apartment, office, retail and mixed-use projects. For a more detailed description of the background of each executive officer of MPCT, see "--Board of Directors" on page 34.

  MPCT anticipates that it will position itself to produce income and portfolio growth as the capital markets recover from the current downturn that began in mid-1998 and as funding for real estate activities becomes more readily available. Until MPCT is satisfied that the financial markets are sufficiently stabilized to allow growth of MPCT, the operating partnership will be operated with the existing single property and with all operating expenses maintained at the lowest levels, consistent with regulatory requirements and other needs. Given appropriate market conditions, MPCT intends to pursue growth of MPCT through a combination of the following:

  . the acquisition of existing properties;

  . the development of new properties;

  . the active management of existing properties owned by MPCT to improve profitability;

  . the addition of new equity capital; and

  . the acquisition of or merger with other real estate companies.

  In addition, MPCT may seek to obtain a credit facility to provide funding to acquire or develop additional properties. MPCT believes it can also pursue growth through the active management of assets of MPCT as well as the redevelopment of some acquired assets for more advantageous uses. The ability to reposition these assets will be an important aspect of MPCT's acquisition criteria. In conjunction with raising new funding and enlarging its portfolio, MPCT anticipates that it will increase its personnel as appropriate to expanded operations. In time, management expects that MPCT will provide its own property management services, in-house acquisition staff and accounting personnel. However, there is no assurance that such growth activities will occur or that MPCT will experience any growth in the future.

  Given appropriate market conditions, MPCT believes that its REIT structure will allow MPCT to make tax efficient acquisitions through the issuance of units of partnership interest of the operating partnership. MPCT also may issue equity securities of MPCT that may be senior to the shares of common stock of MPCT to be issued in the merger. Under the Articles of Incorporation of MPCT, the Board of Directors is authorized to issue preferred stock of MPCT, without stockholder approval. Currently, MPCT does not have any plans to reacquire shares of its common stock, engage in investments in real estate mortgages, acquire securities of other REITs or make investments in any other type of securities.

  MPCT anticipates that it will seek to acquire high quality, competitively priced properties, such as office buildings, apartment buildings or other commercial properties, in markets that seem to be attractive growth areas. Initially, MPCT intends to focus on the New England market, including the metropolitan areas of Boston, Massachusetts, Providence, Rhode Island, and Hartford, Connecticut. In the future, MPCT intends to evaluate the merits of expanding its activities to other geographic areas and will depend on MPCT's principals, each of whom have had over 25 years of experience in developing commercial and residential property in the Boston and surrounding areas, to make such strategic decisions. MPCT intends that management will pursue development opportunities based on these individuals' knowledge of the local New England real estate markets and at a time when capital to develop real estate properties is available at a cost which, in the opinion of management, allows MPCT to earn a sufficient return to justify the risk of development. However, there is no assurance that MPCT will be able to capitalize on any such development and acquisition opportunities or that MPCT will experience any growth in the future.

Board of Directors

  MPCT initially intends to be governed by a three-member Board of Directors, all of whom will be officers of MPCT and officers and principals of The Beal Companies. MPCT's Articles of Incorporation provide for a classified Board of Directors. Each of the directors will serve for terms expiring at the annual meeting of stockholders in the year indicated below. The directors of MPCT at and as of the effective time of the merger will be:

         Class I                     Class II                                 Class III
          1999                         2000                                      2001
      Bruce A. Beal               Robert L. Beal                           Michael A. Manzo

Bruce A. Beal is a partner of The Beal Companies, is Chairman of Beal & Company, Inc. and has served as a director and the President of MPCT since its formation. He has been active in the field of real estate and with The Beal Companies since 1959. Mr. Beal has had extensive involvement in all phases of real estate development and financing, consulting and appraising and management. Mr. Beal is actively involved in directing the development and acquisition activities of The Beal Companies and will perform similar tasks for MPCT. In addition, Mr. Beal serves as a director of Americas Dredging Company, Tweedy Browne Global Funds and Tweedy Brown American Fund.

Robert L. Beal is a partner of The Beal Companies, is President of Beal & Company, Inc. and has served as a director and the Secretary of MPCT since its formation. Prior to 1976, when he joined The Beal Companies, he was Vice President of The Beacon Companies, investment-builders. He joined The Beacon Companies in 1965 upon receiving an MBA from The Harvard School of Business Administration. Mr. Beal serves as a consultant to various private and publicly held corporations, foreign investors and leading institutions and is actively involved in developing and appraising real estate of all types. He will provide similar services to MPCT.

Michael A. Manzo is a partner of The Beal Companies, is Senior Vice President of Beal & Company, Inc. and has served as a director and Treasurer of MPCT since its formation. He provides supervision of new construction and rehabilitation, project and acquisition feasibility analysis and arranges mortgage placements for clients of The Beal Companies. Mr. Manzo will provide similar services for MPCT. Prior to joining The Beal Companies in 1975, Mr. Manzo was the Vice President for Commercial Operations with Spaulding and Slye Corporation, a national real estate firm based in Boston.

Officers

  The officers of MPCT at the time of the merger will be:

    Bruce A. Beal, President
    Michael A. Manzo, Treasurer
    Robert L. Beal, Secretary

Executive Compensation

  MPCT anticipates that the officers and directors of MPCT will receive nominal salaries and fees in exchange for their services to MPCT so that MPCT's expenses may be maintained at a level not to exceed the cash flow from its start-up portfolio. However, if the portfolio holdings of MPCT increase, then MPCT intends to reevaluate and, potentially, restructure the compensation to its officers and directors.

Description of Property

  General Description. Initially, the sole real estate asset of the operating partnership will be the property located at 51 New York Avenue, Framingham, Massachusetts. Beal & Company will be the manager of this property. This property consists of approximately 1.1 acres of land improved by a one story combined office and research and development building of 17,250 square feet of rentable space. The building was originally constructed in 1969. FYA originally acquired this property in 1985 and, has since such time, been the direct owner of the property. FYA undertook a major renovation of the building over the two years following its acquisition. This property has been 100% occupied for each of the last five years.

  Upon completion of the merger of PCT LP into FYA, competitive office and research and development space in the Framingham area could adversely affect the operating partnership's ability to release this property to the existing tenant or a new tenant. After the merger, the operating partnership intends to maintain comprehensive insurance on the property, including liability, fire and extended coverage. However, there are certain losses, generally of a catastrophic nature, that may be uninsurable or not economically insurable.

  Leasing. The building on this property is currently leased to one tenant, Genzyme Corporation, a biotechnology company, for a term which expires in September 2005. The tenant has two options to extend the lease for an additional term of five years each. The current annual rent is $357,000, or $20.70 per square foot. If the tenant exercises the extension options, then annual base rent would be subject to escalation based on formulas summarized as follows:

                  Period                                 Annual Base Rent
---------------------------------------------------------------------------------------
October 2000 through September 2003         $357,000
---------------------------------------------------------------------------------------
October 2003 through September 2005         greater of $357,000 or $357,000 adjusted by
                                            an inflation index
---------------------------------------------------------------------------------------
October 2005 through September 2010         appraised fair market rent, but not less
                                            than rent for previous year
---------------------------------------------------------------------------------------
October 2010 through September 2015         appraised fair market rent, but not less
                                            than rent for previous year
---------------------------------------------------------------------------------------


  The following table sets forth the effective rent per square foot of this property during the years listed below:

                       Rent per
               Year   Square Foot
               ----   -----------
               1998     $19.30
               1997     $18.84
               1996     $18.84
               1995     $16.23
               1994     $15.36
               1993     $15.36

The tenant is responsible for payment of operating expenses including real estate taxes, which will be approximately $42,876 for fiscal year 1999, property and casualty insurance, and all maintenance expenses. These maintenance expenses include structural, mechanical systems and capital improvements. During the last three years of the term of the lease, the responsibility for capital improvements and replacements shifts to the landlord. Neither FYA nor PCT LP currently has any plans to renovate, improve or develop this property.

  Financing. In connection with the purchase of the common stock of MPCT by FYA, immediately prior to the merger of PCT LP into FYA, FYA will place a mortgage financing of $1.0 million on this property. FYA anticipates that the debt will have a term of three years, will bear interest at LIBOR rate plus two percent and will be collateralized by the property. FYA will contribute the proceeds of this debt to MPCT in exchange for shares of common stock. For a more detailed description of this purchase of common stock by FYA, see "THE MERGER--Related Transactions" beginning on page 26.

  Tax Basis of Real Property. As of December 31, 1998, FYA's adjusted tax basis of depreciable real property at 51 New York Avenue for federal income tax purposes was $1,235,600 and $402,114 for the building located on this property and tenant improvements, respectively. Depreciation is computed on the straight-line method over the statutory life of the real property, which is 18 or 19 years. For the property tax year ending June 30, 1999, this property will be taxed at a rate equal to $32.48 per $100 of assessed value, resulting in a total tax for such period equal to approximately $42,876. Currently, the tenant is responsible for making such tax payment.

Legal Proceedings

  MPCT is not currently involved in any legal proceedings.

Quantitative and Qualitative Disclosures about Market Risk

  None.

The Operating Partnership

  Management. MPCT will be the sole general partner of the operating partnership. Initially, Beal & Company will provide property management services to the operating partnership. For a detailed description of the management agreement to be entered into with Beal & Company, see "--Management Agreement" below. However, in time, if the operating partnership experiences any growth, MPCT anticipates that the operating partnership will become a self-managed real estate operating company. That is, the operating partnership will not pay management, leasing and disposition fees, other than potentially commission fees, to a third party, but will use the efforts of the executive officers of MPCT to manage its real estate investments.

  Management Agreement. The operating partnership expects to execute simultaneously with the consummation of the transactions related to the merger a property management agreement with Beal & Company. The operating partnership anticipates that the terms of such management agreement will be substantially as follows.

  Beal & Company will operate, maintain and manage the property located at 51 New York Avenue, Framingham, Massachusetts, after completion of the transactions related to the merger. In exchange, the operating partnership will pay Beal & Company a management fee equal to three percent (3%) of gross receipts. Except for expenses specifically excluded, such as sales taxes, real estate tax refunds and advertising charges paid by the tenant, gross receipts includes any payments actually received from the tenant in connection with its use or occupation of the property, including common area maintenance charges and reimbursement charges. In addition, Beal & Company will be entitled to receive a leasing fee equal to the following:

  . 5% of the annual base rent for the first year of the lease term;

  . 4% of the annual base rent for each of the second and third years of the lease term;

  . 3% of the annual base rent for the fourth year of the lease term;

  . 2% of the annual base rent for the fifth year of the lease term; and

  . 1.5% of the annual base rent for any balance of the term up to a maximum of 10 years.

This leasing fee will be due at the time a new lease or an extension of an existing lease with the tenant of the property is executed. Furthermore, the operating partnership may reimburse Beal & Company for certain expenses, including, without limitation, fees of accountants, legal counsel and data processing. The operating partnership anticipates that Beal & Company will provide accounting services on an as needed basis. Beal & Company will charge the operating partnership an hourly rate determined by Beal & Company, which will be based on its customary hourly rate plus the proportionate cost that Beal & Company incurs in employing the personnel providing such accounting services.

  The operating partnership will have the right to terminate the management agreement with or without cause by giving Beal & Company at least thirty (30) days prior written notice. Beal & Company will have the right to terminate the management agreement with or without cause with at least sixty (60) days prior written notice.

  Issuance of Units. In connection with the merger of PCT LP into FYA partners of FYA, which include:

  . Bruce A. Beal, Robert L. Beal, Michael A. Manzo and Peter B. Nichols, each of whom is a principal or an employee of The Beal Companies;

  .  trusts of which Robert or Bruce Beal are trustees or beneficiaries; and

  .  10 private investors,

will receive, in exchange for their partnership interests in FYA, a partnership interest in the operating partnership. Partnership interests in the operating partnership will be in the form of units, but will not be evidenced by certificates representing such units. The Operating Partnership will issue three types of units:

   . Class A Preferred Units. The Class A preferred units will be non-convertible, non-participating, cumulative, redeemable units. These units have been allocated to the 10 private investors who are currently partners of FYA. This allocation was designed to maintain the basic economic rights of these private investors in the current structure of FYA after the completion of the merger of PCT LP into FYA. These rights include the right to receive distributions, to the extent available, and proceeds upon liquidation equal to what they would have received had the related transactions not occurred. With respect to cash from operations, the holders of these units will first receive all cash from operations out of the operating partnership until such holders receive an aggregate of $146,544 per year. If distributions do not equal such amount, the difference will be carried over until the following year. No other unit holders will receive any distributions until the holders of the Class A preferred units have received their preferred distributions, including any carry-over. In addition, if the rental income from the property is less than $357,000 per year, then the operating partnership will decrease distributions to the holders of the Class A preferred units in proportion to the amount by which the rental income actually received from the property is less than $357,000. Upon a liquidation or sale of MPCT or the operating partnership, the holders of the Class A preferred units will receive, after payment and discharge of all debts and liabilities to the creditors, the general partner and the other partners of the operating partnership, from the proceeds of such liquidation or sale an aggregate of $2,596,125. This amount represents the preference amount of the holders of Class A preferred units based on the value of the property at the time of the transactions related to the merger of PCT LP into FYA. The Class A preferred units will be redeemable at any time by the operating partnership at a price equal to the liquidation preference plus any unpaid priority distributions.

   . Class B Preferred Units. Class B preferred units will also be non-convertible, non-participating, cumulative, redeemable Units. These units have been allocated to (1) Bruce A. Beal, Robert L. Beal, Michael A. Manzo and Peter B. Nichols, each of whom is a principal or an employee of The Beal Companies, and (2) trusts of which Robert or Bruce Beal are beneficiaries. This allocation was designed to maintain the basic economic rights of these persons or trusts in the current structure of FYA after the completion of the merger of PCT LP into FYA. These rights include the right to receive distributions, to the extent available, and proceeds upon liquidation equal to what they would have received had the related transactions not occurred. Once the holders of the Class A preferred units have received their preferred distributions, the holders of the Class B preferred units will receive cash from operations out of the operating partnership until such holders receive an aggregate of $143,456 per year. In addition, if the rental income from the property is less than $357,000 per year, then the operating partnership will decrease distributions to the holders of the Class B preferred units in proportion to the amount by which the rental income actually received from the property is less than $357,000. Upon a liquidation or sale of MPCT or the operating partnership, once the holders of the Class A preferred units have received their preferred distributions, the holders of the Class B preferred units will receive from the proceeds of such liquidation or sale an aggregate of $403,875. This amount represents the preference amount of the holders of the Class B Preferred units based on the value of the property at the time of the transactions related to the merger of PCT LP into FYA. The Class B preferred units will be redeemable at any time by the operating partnership at a price equal to the liquidation preference plus any unpaid priority distributions; provided, however, that unless all of the Class A preferred units have been redeemed, no Class B preferred units may be redeemed.

   . Common Units. Upon the merger of PCT LP into FYA, all the partners of FYA will receive common units based on their percentage interests in FYA. In addition, MPCT will contribute to the operating partnership the $1 million in cash it receives from FYA in exchange for common units. Only after the holders of both the Class A and Class B preferred units have received their preferred distributions will the common unit holders, including MPCT, receive distributions out of cash flow from operations. In addition, only after the holders of both the Class A and Class B preferred units receive their preferred distributions, will the holders of common units, including MPCT receive any distributions upon the liquidation or sale of MPCT or the operating partnership. Twelve months after the closing of the transactions related to the merger of the Trust into MPCT, the operating partnership may be obligated to redeem each common unit at the request of the holder thereof. For a description of this obligation, see "--The Partnership Agreement of the Operating Partnership--Redemption of Common Units" below.

  Assets and Liabilities. Upon completion of the related transactions the assets and liabilities of the operating partnership will be as follows:

  (1) The assets: 51 New York Avenue, Framingham, Massachusetts, which has been valued at $4 million.

  (2) The liabilities: $1 million mortgage debt, which FYA will use to purchase shares of common stock of MPCT

  (3) The equity: the value of the assets--$4 million--minus the value of the liabilities--$1 million.

The Partnership Agreement of the Operating Partnership

  Management; Exculpation; Indemnification. MPCT will have the sole right to manage the operating partnership and the limited partners of the operating partnership will not have any rights with respect to the management of the operating partnership. The partnership agreement will generally provide that MPCT will incur no liability to the operating partnership or any limited partner of the operating partnership for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if MPCT carried out its duties in good faith. The partnership agreement will contain an express acknowledgment by the limited partners of the operating partnership that MPCT will be under no obligation to consider the separate interests of such limited partners in connection with its decisions, provided that MPCT has acted in good faith. The partnership agreement will also provide for indemnification of MPCT, the directors and officers of MPCT.

  Redemption of Common Units. Twelve months after the merger of the Trust into MPCT, the operating partnership may be obligated to redeem each issued common unit at the request of the holder thereof for cash equal to the fair market value of one share of common stock of MPCT at the time of such redemption. For purposes of this redemption, the fair market value of one share of common stock of MPCT will be equal to the average of the daily market price for the 10 consecutive trading days immediately preceding the date on which the operating partnership receives notice of election of redemption by the holder of common units. The market price for each such trading day shall be calculated as follows:

  . if the shares of common stock are not listed or admitted to trading on any securities exchange, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by MPCT; or

  . if the shares of common stock are not listed or admitted to trading on any securities exchange and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by MPCT, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day, not more than 10 days prior to the date in question, for which prices have been so reported; provided that if there are no bid and asked prices reported during the 10 days prior to the date in question, the fair market value of the shares of common stock shall be determined by MPCT acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

However, MPCT, as general partner of the operating partnership, may elect to acquire any such common unit presented for redemption for one share of its common stock or an amount of cash of the same value. MPCT likely elect to issue common stock in connection with each such redemption rather than pay cash. Therefore, while your interests in MPCT be diluted by the issuance of common stock in connection with a redemption, MPCT's percentage ownership interest in the operating partnership will increase.

  Issuance of Additional Units. MPCT will be authorized, without the consent of the limited partners, to cause the operating partnership to issue additional common units to itself, to the limited partners or to other persons for such consideration and on such terms and conditions as MPCT deems appropriate. MPCT also will be authorized to issue additional partnership interests in the operating partnership in different series or classes, which may be senior to the common units. Consideration for additional partnership interests may be cash or other property or assets. No limited partner has preemptive, preferential or similar rights with respect to additional capital contributions to the operating partnership or the issuance or sale of any partnership interests therein.

  Lock-Up. The holders of units may not transfer their units for a period of one year from the date of issuance.

         PRO FORMA FINANCIALS FOR MARYLAND PROPERTY CAPITAL TRUST, INC.

                              Pro Forma Condensed
                         Combined Financial Statements

                                  (Unaudited)

  The pro forma condensed consolidated balance sheet of MPCT as of December 31, 1998 has been prepared to reflect the following transactions, as if each of such transactions and adjustments had occurred on December 31, 1998;

  (1) The merger of Property Capital Trust into Maryland Property Capital Trust, Inc.;

  (2) The purchase of approximately 319,000 shares of common stock of Maryland Property Capital Trust, Inc. by Framingham York Associates Limited Partnership and the distribution of those shares to its partners; and

  (3) The merger of Framingham York Associates Limited Partnership with Property Capital Trust Limited Partnership.

  The pro forma condensed statement of operations of MPCT for the year ended December 31, 1998 has been prepared to reflect the above transactions and certain other adjustments, as if such transactions and adjustments had occurred on January 1, 1998.

  In the opinion of management, the pro forma condensed financial information provides for all adjustments necessary to reflect the effects of the foregoing transactions and adjustments. The pro forma information is unaudited and is not necessarily indicative of the combined results that would have occurred if the transactions and adjustments reflected therein had been consummated on the dates indicated, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or changes in cash flows for future periods.

                     MARYLAND PROPERTY CAPITAL TRUST, INC.

                   Pro Forma Condensed Combined Balance Sheet
                            as of December 31, 1998

                             (Dollars in Thousands)

                                                       Pro Forma       MPCT
                                     FYA   The Trust  Adjustments    Pro Forma
                                    ------ ---------  -----------    ---------
Assets:
  Properties, net.................. $1,012 $     --    $     --       $ 1,012
  Cash and cash equivalents........    153     3,233      (3,233)(A)    1,080
                                                           1,000 (B)
                                                             (73)(C)
  Deferred rent receivable.........    314       --          --           314
  Deferred charges.................     28       --          --            28
  Other assets.....................    --         52         (52)(A)      --
                                    ------ ---------   ---------      -------
    Total assets................... $1,507 $   3,285   $  (2,358)     $ 2,434
                                    ====== =========   =========      =======
Liabilities and Shareholders'
 Equity:
  Mortgage debt.................... $  --  $     --    $   1,000 (B)  $ 1,000
  Accounts payable and accrued
   expenses........................     14       759        (759)(A)    1,014
                                                           1,000 (E)
  Other liabilities................     11       --          --            11
                                    ------ ---------   ---------      -------
    Total liabilities..............     25       759       1,241        2,025
                                    ------ ---------   ---------      -------
Limited Partners' Interest in
 Operating Partnership.............    --        --          409 (D)      409
Owners' Equity.....................  1,482       --       (1,000)(B)      --
                                                             (73)(C)
                                                            (409)(D)
Common Stock.......................    --    108,568    (108,566)(A)        5
                                                               3 (B)
Paid-in Capital....................    --        --           (2)(A)      995
                                                             997 (B)
Accumulated Deficit................    --   (106,042)    106,042 (A)   (1,000)
                                                          (1,000)(E)
                                    ------ ---------   ---------      -------
    Total shareholders' equity.....  1,482     2,526      (4,008)         --
                                    ------ ---------   ---------      -------
    Total liabilities and
     shareholders' equity.......... $1,507 $   3,285   $  (2,358)     $ 2,434
                                    ====== =========   =========      =======

                     MARYLAND PROPERTY CAPITAL TRUST, INC.

              Notes to Pro Forma Condensed Combined Balance Sheet
                            as of December 31, 1998

                                  (Unaudited)

The Pro Forma Adjustments:

(A) Upon consummation of the merger of Property Capital Trust into Maryland Property Capital Trust, Inc., a dividend representing the remaining net assets of the Trust is to be declared, and will be payable to the shareholders of the Trust as of the effective time of the merger. Following the merger, the corporation will issue approximately 159,000 shares of common stock to the shareholders of the Trust.

(B) To record the new debt of $1,000,000 incurred by FYA. The debt is anticipated to have a term of three years, will bear interest at LIBOR rate plus two percent and is to be collateralized by the property owned by FYA. The proceeds will be used to purchase approximately 319,000 shares of corporation common stock, which will be distributed to the partners of FYA.

(C) Prior to the consummation of the merger of the partnerships, FYA intends to distribute cash of approximately $73,000, which represents a portion of the net working capital of FYA.

(D) To reclassify remaining owners' equity of FYA of approximately $409,000 to limited partners' interest in the operating partnership.

(E) To record the transaction costs of approximately $1,000,000 which is allocable to the corporation under the terms of the operating partnership agreement. Such amount represents a nonrecurring charge which has not been reflected in the Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1998.

                     MARYLAND PROPERTY CAPITAL TRUST, INC.

              Pro Forma Condensed Combined Statement of Operations
                      for the Year Ended December 31, 1998

                             (Dollars in Thousands)

                                               The       Pro Forma      MPCT
                                         FYA  Trust     Adjustments   Pro Forma
                                         ---- ------    -----------   ---------
Revenues:
  Rental...............................  $311 $2,430(F)   $(2,430)(F)   $311
  Interest.............................   --     206         (206)(F)    --
  Other................................     4      7           (7)         4
                                         ---- ------      -------       ----
    Total revenues.....................   315  2,643       (2,643)       315
                                         ---- ------      -------       ----
Expenses:
  General and administrative...........    42  1,071       (1,071)(F)     92
                                                               50 (H)
  Operating expenses...................   --     211         (211)(F)    --
  Professional Fees....................   --      17          (17)(F)    --
  Interest.............................   --      10          (10)(F)     76
                                                               76 (G)
  Depreciation and amortization........    31    --           --          31
                                         ---- ------      -------       ----
    Total expenses.....................    73  1,309       (1,183)       199
                                         ---- ------      -------       ----
Income before Gain on Sale of Real
 Estate Investments....................   242  1,334       (1,460)       116
Gain on Sale of Real Estate
 Investments...........................   --   4,083       (4,083)(F)    --
                                         ---- ------      -------       ----
Net Income before limited partners'
 interest in operating partnership
 income................................   242  5,417       (5,543)       116
Limited partners' interest in operating
 partnership income....................   --     --          (147)(I)   (147)
                                         ---- ------      -------       ----
Net income (loss)......................  $242 $5,417      $(5,690)      $(31)
                                         ==== ======      =======       ====

                     MARYLAND PROPERTY CAPITAL TRUST, INC.

                                  Notes to the
              Pro Forma Condensed Combined Statement of Operations
                      for the Year Ended December 31, 1998

                                  (Unaudited)

The Pro Forma Adjustments:

(F) As the Trust would be constructively liquidated as of the date of the merger, assumed to be January 1, 1998 for purposes of the Pro Forma Condensed Combined Statements of Operations, the Trust would no longer conduct operations as of this date. Therefore, all operations of the Trust during this period has been eliminated.

(G) To record additional interest expense in the amount of $76,000 for the year ended December 31, 1998 related to the new debt incurred by FYA.

(H) To record additional general and administrative expenses for legal, accounting, printing, distribution and filing costs for annual and quarterly financial reporting in the amount of $50,000 for the year ended December 31, 1998.

(I) To reflect allocation of income to limited partners in the operating partnership for the preferred distributions of $147,000 for the year ended December 31, 1998.

                                   THE TRUST

Description of Business of the Trust

  Property Capital Trust is an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts under a Declaration of Trust, dated June 9, 1969. The Trust also is a REIT. Since 1995, the Trust has been in the process of liquidating its real estate assets. Pursuant to a business plan adopted by the trustees of the Trust and ratified by the shareholders of the Trust, the Trust has sold all of its real estate investments. The Trust currently has no active business or investments and holds no assets other than cash.

  On June 17, 1998, the Trust sold its last real estate investment. The trustees declared a special dividend of $.80 per share payable on July 10, 1998. As a result of this sale and distribution, the Trust does not expect to have immediately prior to the merger any assets other than approximately $.25 per share in cash which the trustees intend to distribute to shareholders shortly after the merger. The distribution of approximately $.25 per share includes a special dividend of approximately $.24 per share and a redemption of the rights outstanding under the Trust's shareholder rights plan. These rights are redeemable under the plan at a price of $.01 per right and each shareholder has an equal number of shares and rights. Following its final distribution, the Trust will have distributed approximately $13.90 per share to shareholders from the net proceeds of the sale of all of its real estate investments pursuant to the business plan.

  The approximate $.25 cash per share distribution is comprised of the following:

  . $291,700, representing an additional condemnation award for the taking of a portion of a shopping center in Aventura, Florida, previously owned by the Trust, which should be received by the Trust before the end of March 1999; and

  . an aggregate of approximately $3.2 million, representing a portion of the proceeds of the sale of the Trust's last investment.

The Trust has held this $3.2 million since June 17, 1998 for the following purposes:

  1. to meet monthly operating and other expenses of the Trust, including payroll, utilities and public-company expenses, which expenses exceed the income of the Trust;

  2. to pay expenses that will be due upon the termination of the Trust, consisting primarily of severance pay;

  3. to pay costs of either the merger, to the extent not reimbursed by The Beal Companies, LLP, or of establishing and maintaining a liquidating trust; and

  4. if the merger does not proceed, to meet contingent liabilities of the Trust, if any.

The Trust has not previously distributed any of this amount because the size of the distribution will be affected by whether the merger occurs or the liquidating trust is pursued and because the likelihood of contingent liabilities was greater in June 1998, the date of the sale of the Trust's last investment, than it will be at the time of the merger as continuing warranty and other liability of the disposed investments is now expiring or has recently expired.

Legal Proceedings

  The Trust is involved in no pending legal proceedings, other than immaterial proceedings in the ordinary course of business all of which are 100% covered by the Trust's insurance, and no such proceedings are known to be contemplated by governmental authorities.

  In 1998, the state of Florida paid the Trust $328,300 in compensation for the taking of a portion of the shopping center in Aventura, Florida in which the Trust had an investment. The Trust subsequently instituted legal proceedings against the State of Florida contesting the amount of compensation owed for the taking. In June 1998, the parties entered into mediation. The Trust recently settled its dispute with the State of Florida for an additional amount of $291,700. The net proceeds from this settlement will be included in the approximately $.25 per share special dividend to be distributed by the Trust upon completion of the merger.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

  None.

Quantitative and Qualitative Disclosures About Market Risk

  None.

Tax Treatment of the Trust

  For a description of the material aspects of the tax treatment of the Trust under federal income tax laws, see "FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS" on page 58.

                   SELECTED FINANCIAL INFORMATION--THE TRUST

  The following selected financial data for the years ended December 31, 1998 and 1997, the five months ended December 31, 1996, and the years ended July 31, 1996, 1995 and 1994 are derived from the audited financial statements of the Trust.

  The data should be read in conjunction with the financial statements, related notes, and other financial information of the Trust. Such additional information is available as described under "Where You May Find More Information."

                                 Years Ended            Five            Years Ended
                          ------------------------- Months Ended ---------------------------
                          December 31, December 31, December 31, July 31,  July 31, July 31,
                              1998         1997        1996*       1996      1995     1994
                          ------------ ------------ ------------ --------  -------- --------
                                        (In thousands except per share data)
Summary of Operations
Revenues................     $2,643      $14,717      $  8,187   $ 21,799  $ 22,619 $ 21,623
Expenses................      1,309       11,232         6,651     21,506    20,603   20,044
                             ------      -------      --------   --------  -------- --------
Income before Gain on
 Sale of Real Estate
 Investments and
 Extraordinary Item.....      1,334        3,485         1,536        293     2,016    1,579
Gain on Sale of Real
 Estate Investments.....      4,083       27,812           832      6,094     3,209    2,510
                             ------      -------      --------   --------  -------- --------
Income before
 Extraordinary Item.....      5,417       31,297         2,368      6,387     5,225    4,089
Extraordinary (Loss)
 Gain from
 Extinguishment of
 Debt...................        --           --            --        (473)       88      --
                             ------      -------      --------   --------  -------- --------
Net Income..............     $5,417      $31,297      $  2,368   $  5,914  $  5,313 $  4,089
                             ======      =======      ========   ========  ======== ========
Per Share Data
Basic Net Income
 Income before Gain on
  Sale of Real Estate
  Investments and
  Extraordinary Item....     $ 0.14      $  0.36      $   0.16   $   0.03  $   0.23 $   0.17
 Gain on Sale of Real
  Estate Investments....       0.43         2.91          0.09       0.67      0.35     0.28
                             ------      -------      --------   --------  -------- --------
 Income before
  Extraordinary Item....       0.57         3.27          0.25       0.70      0.58     0.45
 Extraordinary (Loss)
  Gain from
  Extinguishment of
  Debt..................        --           --            --       (0.05)     0.01      --
                             ------      -------      --------   --------  -------- --------
Basic Net Income per
 Share..................     $ 0.57      $  3.27      $   0.25   $   0.65  $   0.59 $   0.45
                             ======      =======      ========   ========  ======== ========
Diluted Net Income per
 Share..................     $ 0.57      $  3.27      $   0.25   $   0.64  $   0.59 $   0.45
                             ======      =======      ========   ========  ======== ========
Dividends Declared per
 Share..................     $ 1.15      $  8.93      $   1.18   $   3.23  $   0.41 $   0.30
                             ======      =======      ========   ========  ======== ========
Average Shares
 Outstanding............      9,584        9,567         9,353      9,097     9,044    9,030
                             ======      =======      ========   ========  ======== ========
Financial Position at
 Year-End
Total Assets............     $3,285      $21,183      $103,294   $112,619  $169,439 $176,833
Net Real Estate
 Investments............        --        15,077        98,708    106,912   160,963  172,461
Total Debt Outstanding..        --         8,345        36,650     36,889    71,816   81,479
Shareholders' Equity....      2,526        6,814        61,372     70,076    93,709   91,703

--------
* The Trust's fiscal year changed from one which ended on July 31st to one which ends on December 31st.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS--THE TRUST

Business Plan

  Since 1995, the Trust has operated under a business plan which provided for the orderly disposition of all of the Trust's investments on a property-by-property basis and the distribution of the proceeds, after satisfying any liabilities, to the shareholders.

  In the summer of 1997, management of the Trust and the trustees began to consider possible alternatives for terminating the Trust once its assets had been sold. In June 1998, after discussions with several groups, the Trust announced that it had entered into an agreement to merge with and into Maryland Property Capital Trust, Inc. Simultaneously with the execution of the merger agreement, MPCT entered into a series of related agreements with affiliates of The Beal Companies, a Boston based real estate development and investment company. Due to recent market conditions, however, the parties renegotiated the terms of the proposed merger and the related transactions in October 1998. As a result of a restructuring of the merged entity's capitalization, the interests of the Trust's shareholders will be junior to certain interests of affiliates of The Beal Companies in the merged entity and will not have significant, if any, present value. At the time of the merger, the Trust's shareholders will receive all of the Trust's remaining net worth, which is currently estimated to be approximately $0.25 per share after giving effect to expected operating expenses through the date of merger and accrued expenses.

  The merger is subject to the approval of the Trust's shareholders and, if approved, would eliminate the need to establish a liquidating trust to hold reserves to meet contingent liabilities of the Trust and the expenses related thereto, which expenses, net of interest income, were estimated to be approximately $0.01 per share per year. The Trust expects to circulate a proxy statement to shareholders, in anticipation of a shareholder vote on the proposed merger in March 1999. Details of the merger and its consequences will be set forth in the proxy statement. No assurances can be given that the merger will be consummated.

  To date, the Trust has distributed $13.65 per share from the proceeds of sales of its assets. If the merger is consummated, the distributions will total approximately $13.90 per share.

  In July 1998, the American Stock Exchange halted trading the Trust's shares because the Trust had completed the disposition of its real estate in accordance with its business plan, and as a result, had fallen below the exchange's guidelines for continued listing. Since the Trust did not have sufficient tangible assets to satisfy the guidelines, and would not satisfy such requirements after the merger, the American Stock Exchange delisted the Trust on October 29, 1998. The Trust shares are now traded on the over-the-counter Bulletin Board under the symbol PCTG.

  As a consequence of the implementation of the business plan, the disposition of all of its investments and the payment of special dividends from the proceeds of sales of the Trust's investments, certain operating results which have historically been utilized to judge the Trust's financial performance, such as Funds from Operations and Net Income, have decreased and it is not anticipated that the Trust will generate any net income in the future.

Financial Condition, Liquidity and Capital Resources at December 31, 1998

  The Trust has reviewed its short-term and long-term liquidity needs in view of the completion of its business plan. The Trust's liquidity needs are to fund normal operating expenses and to satisfy any contingent liabilities. The Trust expects to fund these liquidity needs from cash on hand. At December 31, 1998, the Trust's principal asset was $3,233,000 of cash and cash equivalents.

  The Trust had no debt at December 31, 1998 as compared to $8,345,000 at December 31, 1997.

Review of Real Estate Investments

  The Trust's last two real estate investments, Park Place and Cincinnati Marriott, were sold during calendar year 1998. Set forth below is a discussion of the last portfolio sales during the year.

  Office Building. On January 29, 1998, the Trust sold its only office investment, Park Place, located in Clayton, Missouri, for $14,145,000. The Trust received net sales proceeds of approximately $4,700,000 after deduction of the first mortgage balance and payment of closing expenses. The first mortgage on the property was assumed by the purchaser. The Trust realized a gain on the sale of this property of $3,067,000. On August 1, 1996, the Trust allocated $1,239,000 of its former allowance for possible investment losses to this investment.

  Hotel. On June 17, 1998, the Trust's Cincinnati Marriott Inn $2,000,000 land investment was purchased by the Trust's lessee for $2,000,000 and the Trust's related leasehold mortgages were prepaid at their face amount of $4,316,000. On August 1, 1996, the Trust had allocated $1,016,000 of its former allowance for possible investment losses to these mortgages. As a consequence, the repayment resulted in a gain of the Trust of $1,016,000.

Results of Operations for the Calendar Year Ended December 31, 1998 Versus the Calendar Year Ended December 31, 1997

  During 1998, the Trust disposed of its last two investments in accordance with the business plan. As a result, the Trust's revenues, expenses and resulting net income decreased significantly.

  Revenues. Rents from Owned Properties held directly by the Trust, which include base rent plus expense reimbursements, decreased 96% for the year ended December 31, 1998, as compared to the prior year, primarily due to the sale, in January 1998, of the Park Place office building, the Trust's last Owned Property which was classified as an Asset Held for Sale directly by the Trust, and from the write-off of approximately $152,000 of previously recorded revenues from Loehmann's Fashion Island, which had been sold in December 1997.

  Base income from Structured Transactions held directly by the Trust, which includes land rent and mortgage interest, decreased 5% for the year ended December 31, 1998, as compared to the prior year, due to the sale of all but one of the Trust's Structured Transactions held directly by the Trust prior to calendar 1998 offset by the receipt in June 1998, of $1,600,000 of land rent and mortgage interest, earned between 1991 and 1994 but subsequently written off, from the Cincinnati Marriott Inn. Overage income from Structured Transactions held directly by the Trust decreased 91% for the year ended December 31, 1998, as compared to the prior year, primarily due to the sale of all but one of the Trust's Structured Transactions held directly by the Trust prior to calendar 1998. The receipt and recognition of base and overage income in the Cincinnati Marriott Inn transaction occurred in conjunction with the disposition of these investments, the Trust's last Structured Transaction, which was classified as an Asset Held for Sale directly by the Trust.

  Interest income decreased 70% for the year ended December 31, 1998, as compared to the prior year. Interest income is earned on net proceeds received by the Trust from the sale of its investments, which proceeds are invested until they are distributed to shareholders in the form of special dividends.

  Expenses. Total expenses decreased 88% for the year ended December 31, 1998, as compared to the prior year, primarily due to the sale of the Trust's last two real estate investments in the first and second quarters of 1998. Included in total expense decreases were decreases in professional fees of 90% for the year ended December 31, 1998, as compared to the prior year, due to the downward revision of approximately $140,000 accrued for estimated liabilities for legal and similar fees payable that were, in fact, not incurred. General and administrative expenses also decreased by 58% for the year ended December 31, 1998, as compared to the prior year, primarily due to the reduction of the Trust's management and support staff.

  Gain on Sale of Real Estate Investments. Net income for the year ended December 31, 1998, included gains on the sale of real estate investments of $4,083,000, or $.43 per share, comprised of $3,067,000, or $.32 per share, from the sale of the Park Place office building in January 1998 and $1,016,000, or $.11 per share, from the prepayment of Cincinnati Marriott Inn's leasehold mortgages at their face amount in June 1998. These mortgages had previously been written down by this amount.

  Dividends. Dividends declared in respect of calendar year 1998 were $1.15 per share as compared to $8.93 per share for calendar 1997. Pursuant to its business plan, beginning in fiscal year 1996 the Trust declared special dividends from the proceeds of its disposition of investments. The Trust declared special dividends of $1.15 per share and $8.75 per share during calendar years 1998 and 1997, respectively. The Trust has now disposed of all of its investments. These dispositions have caused the Trust's revenues to decline significantly. Consequently, management does not anticipate that the Trust will declare any regular quarterly dividends from operations in the future. In respect of calendar year 1998, no regular quarterly dividends were declared as compared to $.18 per share in calendar 1997.

  Inflationary and Economic Factors. As the Trust has no real estate investments, inflation and economic factors should have no effect on the Trust.

Results of Operations for the Calendar Year Ended December 31, 1997 Versus the Fiscal Year Ended July 31, 1996

  The Trust has been disposing of its investments in accordance with the business plan. At December 31, 1997, the Trust had two assets remaining. As a result, the Trust's revenues, expenses and resulting net income have decreased and are expected to continue to do so.

  Revenues. Revenues from Owned Properties held directly by the Trust, which include base rent plus expense reimbursements, decreased 15%, primarily due to the Trust's sales of Citibank Office Plaza--Oak Brook in January 1996, Citibank Office Plaza--Schaumburg in July 1997, One Park West in October 1997 and Loehmann's Fashion Island in December 1997.

  Base income from Structured Transactions held directly by the Trust, which includes land rent and mortgage interest, decreased 27%, primarily due to the sales of Yorkshire in December 1995, Bluffs II in May 1996, City Centre Holiday Inn in January 1997, Lakeside Center in June 1997, Roseburg Valley Mall, Elm Creek and Sandpiper Cove in September 1997, and Northbrook in October 1997.

  Overage income decreased 50% primarily due to the sale of City Centre Holiday Inn in January 1997 and Elm Creek and Sandpiper Cove in September 1997.

  Income from unconsolidated Investment Partnerships decreased by 96% due to the sales of Chimney Rock in September 1995, Crossroads Mall in October 1995, College Hills 3 in March 1996, College Hills 8 and Financial Plaza in April 1996, the Lisle Hilton Inn, a mortgage repayment, in June 1996, Boardwalk and St. Charles in June 1996, Canyon View II in August 1996, Plaza West Retail Center in October 1996 and Telegraph Hill in June 1997.

  Interest income increased 43% for the year ended December 31, 1997. Interest income is earned on net proceeds received by the Trust from the sale of its investments, which proceeds are invested until they are distributed to shareholders in the form of special dividends.

  Advisory fee income decreased 88% due to the sale of the investments held by Investment Partnerships noted above.

  Expenses. Expenses on Owned Properties held directly by the Trust decreased 14% due to the sale of the properties noted above. Interest expense decreased 45% primarily due to the retirement of all of the Trust's remaining outstanding 10% and 9 3/4% Convertible Subordinated Debentures prior to June 1996 and a $3,000,000 amortization payment made on the Loehmann's Fashion Island first mortgage in June 1996. The decrease was also due to the sale of One Park West in October 1997 and Loehmann's Fashion Island in December 1997, both of which were encumbered by first mortgages.

  Depreciation decreased 70% due to the elimination of depreciation on Citibank Office Plaza--Schaumburg and Loehmann's Fashion Island in March 1997 and One Park West in July 1996 upon their reclassification to Assets Held for Sale directly by the Trust prior to their sale.

  General and administrative expenses decreased by 34% primarily due to the accrual of severance arrangements in prior periods for certain of the Trust's employees in conjunction with the implementation of the business plan. Professional fees decreased by 66% primarily due to the reduced size of the Trust's portfolio. Trustees' fees and expenses did not change significantly in calendar 1997 from fiscal 1996.

  During the fourth quarter of the fiscal year ended July 31, 1996, the Trust wrote down its investment in Loehmann's Fashion Island by $5,612,000, of which $3,000,000 was charged to operations and $2,612,000 was charged to the Trust's previously established allowance for possible investment losses.

  Gain on Sale of Real Estate Investments. Net income for the calendar year ended December 31, 1997 included a gain on the sale of real estate investments of $27,812,000, or $2.91 per share, consisting of a gain of $18,577,000, or $1.94 per share, from the sale of the land underlying City Centre Holiday Inn, a gain of $857,000, or $.09 per share, from the sale of Telegraph Hill, a gain of $1,944,000, or $.20 per share, from the sale of the land underlying Lakeside Center, a gain of $4,750,000, or $.50 share, from the sale of the land underlying Elm Creek and Sandpiper Cove, a gain of $350,000, or $.04 per share, from the sale of the land underlying Northbrook and a gain of $1,334,000, or $.14 per share, from the sale of One Park West.

  Extraordinary Loss from Extinguishment of Debt. Net income for the fiscal year ended July 31, 1996 reflected an extraordinary loss from extinguishment of debt of $473,000 related to the write-off of capitalized issuance costs when the Trust redeemed its Convertible Subordinated Debentures.

Results of Operations for the Five Months Ended December 31, 1996 (the Transition Period) Versus the Five Months Ended December 31, 1995

  Revenues. Rents from Owned Properties held directly by the Trust, which include base rent plus expense reimbursements, decreased 8% for the five-month Transition Period, as compared to the same period in the prior year, primarily due to the sale of Citibank Office Plaza--Oak Brook in January 1996, offset in part by $230,000 received from the settlement of litigation with a former tenant of Loehmann's Fashion Island and the inclusion of rents from One Park West which was reclassified to an Asset Held for Sale directly by the Trust at July 31, 1996.

  Base income from Structured Transactions held directly by the Trust, which inlcudes land rent and mortgage interest, decreased 4% for the five months ended December 31, 1996 as compared to the same period in the prior year, primarily due to the sales of the Yorkshire apartments investment in December 1995 and the Bluffs II apartments investment in May 1996.

  Overage income from Structured Transactions held directly by the Trust increased 108% for the five months ended December 31, 1996, as compared to the same period in the prior year primarily due to increased overage income from the City Centre Holiday Inn, which was sold by the Trust after the Transition Period, and Sandpiper Cove investments.

  The Trust's share of income from unconsolidated Investment Partnerships decreased 96% for the five months ended December 31, 1996 as compared to the same period in the prior year, primarily due to the dispositions of the Chimney Rock apartments in September 1995, the Crossroads Mall investment in October 1995, the College Hills 3 investment in March 1996, the College Hills 8 and Financial Plaza investments in April 1996, the St. Charles and Boardwalk apartments investments in June 1996, the Canyon View II apartments investment in August 1996 and the Plaza West Retail Center in October 1996, and the repayment of the first mortgage investment in the Lisle Hilton Inn in June 1996.

  Advisory fee income decreased 88% for the five months ended December 31, 1996, as compared to the same period in the prior year, due to the sale of certain investments held by the Investment Partnerships as noted above.

  Expenses. Expenses on Owned Properties held directly by the Trust decreased 6% for the five months ended December 31, 1996, as compared to the same period in the prior year, due to the sale of Citibank Office Plaza--Oak Brook, offset in part by an increase in real estate taxes at certain Owned Properties held directly by the Trust.

  Interest expense decreased 49% for the five months ended December 31, 1996, as compared to the same period in the prior year, primarily due to the retirement of all of the Trust's remaining outstanding 10% and 9 3/4% Convertible Subordinated Debentures during the fiscal year ended July 31, 1996.

  General and administrative expenses increased 7% for the five months ended December 31, 1996, as compared to the same period in the prior year, primarily due to the accrual of severance arrangements for certain of the Trust's employees in conjunction with the implementation of the business plan.

  Depreciation expense decreased 8% for the five months ended December 31, 1996, as compared to the same period in the prior year, due to the elimination of depreciation on One Park West upon its reclassification to an Asset Held for Sale directly by the Trust in July 1996, offset in part by the write-off of certain tenant improvements due to early lease terminations at Loehmann's Fashion Island.

  Professional fees decreased 36% for the five months ended December 31, 1996, as compared to the same period in the prior year, primarily due to higher legal fees in the prior year associated with the adoption of the business plan. Trustees' fees and expenses did not change significantly from the prior year.

  Gain on Sale of Real Estate Investments. Net income for the five months ended December 31, 1996 included a gain on the sale of real estate investments of $832,000 from the sale of Canyon View II apartments. For the five months ended December 31, 1995, net income included gains on the sale of real estate investments of $3,811,000 from the sales of the Crossroads Mall, the Yorkshire apartments and the Chimney Rock apartments investments.

  Extraordinary Loss from Extinguishment of Debt. Net income for the five months ended December 31, 1995 reflected an extraordinary loss from extinguishment of debt of $186,000 related to the write-off of original issuance costs when the Trust redeemed a portion of its 10% Convertible Subordinated Debentures at face value.

  Dividends. Dividends declared in respect of the Transition Period were $1.18 per share. Included in this amount was a special dividend of $1.00 per share from the proceeds from sale of investments.

Special Note Regarding Forward-Looking Statements

  Certain statements in "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Trust" constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance financial, operating or otherwise, or achievements of the Trust to be materially different from any future results, performance, financial, operating or otherwise, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others, management's estimates of future dividends, the likelihood and timing of the merger and other factors noted in this report. As a result, no assurance can be given as to future results, performance, financial, operating or otherwise, or achievements of the Trust.

                                      FYA

  FYA currently holds the Framingham, Massachusetts property and, following the completion of the merger and the related transactions, will be the operating partnership of MPCT.

                      SELECTED FINANCIAL INFORMATION--FYA

  The selected financial information presented below as of and for the years ended December 31, 1998, 1997, 1996 and 1995 has been derived from FYA's Financial Statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere in this document. The selected financial information as of and for the year ended December 31, 1994, has not been audited but, in the opinion of management of FYA, includes all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly such information in accordance with generally accepted accounting principles applied on a consistent basis.

                                                  Years Ended December 31,
                                             ----------------------------------
                                              1998   1997   1996   1995   1994
                                             ------ ------ ------ ------ ------
                                                       (In thousands)
Summary of Operations
Revenues.................................... $  315 $  315 $  315 $  314 $  314
Costs and Operating Expenses................     73     60     67    101    113
                                             ------ ------ ------ ------ ------
Net Income.................................. $  212 $  255 $  248 $  213 $  201
                                             ====== ====== ====== ====== ======

Financial Position at Period-End
Working Capital............................. $  128 $  122 $  112 $  103 $   87
Total Assets................................  1,507  1,552  1,587  1,629  1,635
Partners' Capital...........................  1,482  1,530  1,565  1,607  1,614

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                         OF RESULTS OF OPERATIONS--FYA

  FYA currently owns and operates 17,250 square feet of laboratory and office space, which is situated on 1.1 acres of land, located at 51 New York Avenue in Framingham, Massachusetts. Genzyme Corporation is the sole tenant of the property. The lease, as amended, is for a term of twenty years that expires in September 2005. Genzyme Corporation has two five-year options to extend the term of the lease. In addition, the tenant is also responsible for direct payment of substantially all of the operating expenses including maintenance, real estate taxes and insurance. See "MPCT--Description of Property" on page 35.

Results of Operations for the Fiscal Year Ended December 31, 1998 as Compared with the Fiscal Year Ended December 31, 1997

  Revenues. Rental income for the years ended December 31, 1998 and 1997 totaled $310,550 and $311,338, respectively. Total income for the years ended December 31, 1998 totaled $315,102, as compared to $315,117 for the year ended December 31, 1997. In addition to rental income, FYA earned other income consisting primarily of interest from working capital reserves.

  Expenses. Property operating expenses not paid directly by the tenant were $42,037 for the year ended December 31, 1998, as compared to $29,380 for the year ended December 31, 1997. The increase in operating expenses is due primarily to amounts incurred in fiscal 1998 for the preparation of the audited financial statements for the years ended 1998 and 1997.

  FYA pays management fees calculated at the rate of 3% of gross receipts to a related party of FYA. Management fees paid for the years ended December 31, 1998 and 1997 totaled $10,013 and $9,774, respectively. In addition to the audit and tax preparation fees referenced above, FYA also incurred other expenses, including, but not limited to, travel reimbursement, dues to real estate organizations and liability insurance.

  Net Income. Net income from operations for the year ended December 31, 1998 totaled $241,973, as compared to $254,646 for the year ended December 31, 1997.

  Inflation. The tenant is responsible for paying substantially all of the operating costs including the real estate taxes. FYA believes that this reduces the risk of adverse effects of inflation on the business and operations of FYA.

  Financial Condition, Liquidity and Capital Resources. FYA had no debt during fiscal 1998 and 1997. In January 1999, FYA entered into a commitment with a lending institution to borrow $1,000,000. The loan will be secured by the property owned by FYA. In addition, the tenant directly pays for most of the operating expenses. Management believes that the level of working capital maintained by FYA is adequate to cover any extraordinary capital expenditure. During the years ended December 31, 1998 and 1997, FYA made distributions to its partners totaling $290,000. In January of 1999, FYA distributed an additional $72,500 of its partners of record.

Results of Operations for the Fiscal Year Ended December 31, 1997 as Compared with the Fiscal Year Ended December 31, 1996

  Revenues. Rental income for the year ended December 31, 1997 totaled $311,338, as compared with $311,216 for the year ended December 31, 1996. Total income for fiscal year 1997 and 1996 were $315,117 and $314,449, respectively. In addition to rental income, FYA earned other income consisting primarily of interest from working capital reserves. Interest and other income was $3,779 and $3,283 for 1997 and 1996, respectively.

  Expenses. Property operating expenses not paid directly by the tenant were $29,380 and $30,354 for the years ended 1997 and 1996, respectively.

  FYA pays management fees calculated at the rate of 3% of gross receipts to a related party of FYA. Management fees paid for the fiscal years ended 1997 and 1996 totaled $9,774 in both periods. FYA also incurred other expenses, including, but are not limited to, audit and tax preparation, travel reimbursement, dues to real estate organizations and liability insurance.

  Net Income. Net income for the fiscal years ended 1997 and 1996 were $254,646 and $247,558, respectively.

  Inflation. The tenant is responsible for paying substantially all of the operating costs including the real estate taxes thereby reducing the risk of adverse effects of inflation.

  Financial Condition, Liquidity and Capital Resources. FYA had no debt during 1997 and 1996. In addition the tenant directly pays for most of the operating expenses. Management feels that the level of working capital maintained by FYA is adequate to cover any extraordinary event. During the years ended 1997 and 1996, FYA made distributions to its partners totaling $290,000.

Year 2000 Issue

  The "Year 2000 Issue" has arisen because existing computer programs use only the last two digits to refer to a year, rather than four digits. If not corrected, many computer applications could fail or create erroneous results. As required by recent guidance from the Securities and Exchange Commission, the following disclosure provides more detail regarding FYA's assessment of the Year 2000 Issue.

  FYA is currently assessing the effect of the Year 2000 Issue on its financial and computer systems and expects to implement the necessary modifications to mitigate any negative consequences associated with the Year 2000 Issue. FYA does not anticipate Year 2000 Issues to have any material adverse effect on its operations. In addition, FYA does not anticipate that it shall incur substantial costs to address Year 2000 Issues or to ensure that its systems are Year 2000 compliant. To the extent reasonably achievable, FYA will seek to prevent or mitigate the effects of such possible failures through its ongoing contingency planning efforts. However, there is no guarantee that such efforts will be completely successful.

                FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS

  The following describes the material U.S. federal income tax consequences of the merger to shareholders who receive the merger consideration. This discussion does not address all aspects of taxation that may be relevant to you in light of your personal investment or tax circumstances or to certain types of shareholders, including insurance companies, financial institutions, broker-dealers, tax-exempt entities, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the federal income tax laws, nor does it give a detailed discussion of any state, local or foreign tax considerations. The Trust urges you to consult with your own tax advisors as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to you of the merger.

  This discussion is based on the Internal Revenue Code of 1986, applicable Department of Treasury regulations, judicial authority and administrative rulings and practice, all as of the date of this document. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger of the Trust into MPCT to the shareholders of the Trust.

Qualification as a Real Estate Investment Trust

  The Trust has disposed of its real estate assets and it has distributed to you your pro rata share of substantially all of its other remaining assets. As a result, it is unclear whether or not the Trust would be considered to be continuing its existence and, if so, whether or not the Trust continues to qualify for taxation as a REIT. Tax counsel to the Trust is unable, therefore, to render a legal opinion as to the Trust's qualification for taxation as a REIT in the year of the merger. This discussion assumes that the Trust qualifies for taxation as a REIT in the year of the merger and does not address any aspects of U.S. federal income taxation to the Trust relating to its election to be taxed as a REIT. Based on this assumption, Goodwin Procter & Hoar LLP has rendered an opinion as to the status of MPCT as a REIT following the merger.

U.S. Federal Income Tax Consequences of the Merger

  The U.S. federal income tax consequences of the merger are uncertain. The merger may qualify as a reorganization described in Section 368(a)(1)(F) of the Internal Revenue Code because it involves merely a change of form in a single entity, and you will receive MPCT common stock in the merger. The Trust has disposed of substantially all of its assets and the common stock you receive, however, will not have significant, if any, present value. As a result, MPCT might not be considered to be continuing the business enterprise of the Trust, and you might not be considered to have preserved a proprietary interest in the Trust upon receipt of the common stock. In that case, the merger will fail to qualify as a reorganization. Due to this uncertainty, tax counsel to the Trust is unable to render a legal opinion as to the U.S. federal income tax consequences of the merger.

  If the merger qualifies as a reorganization, you will not recognize gain or loss with respect to the receipt of common stock of MPCT in exchange for shares of the Trust. The tax basis of common stock received by you in the merger will be equal to the tax basis of the shares exchanged therefor and the holding period for such common stock will include the holding period of the shares exchanged therefor, assuming such shares are held as a capital asset at the time of the merger.

  If the merger does not qualify as a reorganization, you will recognize gain or loss with respect to the receipt of common stock in exchange for shares of the Trust equal to the difference, if any, between your adjusted tax basis in your shares of the Trust and the value of the common stock received in exchange therefor. The common stock will not have significant, if any, present value.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

  The following is a summary of the material differences between the provisions of the Maryland General Corporation Law and the Massachusetts General Law and the Articles of Incorporation and By-laws of MPCT and the Declaration of Trust of the Trust that will result in changes in your rights. Upon consummation of the merger, you will become a stockholder of MPCT. Differences between the provisions of Maryland law and Massachusetts law, and the documents relating to the governance of the respective companies, will result in several changes in your rights. It is not practical to summarize all such changes here or to cover all of the respects in which Maryland law may differ from Massachusetts law. You are advised to review MPCT's Articles of Incorporation and By-laws and the Declaration of Trust of the Trust, which are available as described under "Where You May Find More Information" on page 16.

--------------------------------------------------------------------------------------------
                            Law applicable to or                 Law applicable to or
       Subject       governing instruments of the Trust     governing instruments of MPCT
--------------------------------------------------------------------------------------------
  Board of Trustees  .  Must consist of at least three,   .  The Board of Directors will
  and Board of          but no more than nine persons.       initially consist of three
  Directors          .  The vote of two-thirds of the        directors, classified into
                        trustees is required to remove       three classes with the term of
                        a trustee either with or             office of one class expiring
                        without cause.                       each year.
                     .  A majority of the trustees in     .  A director may only be removed
                        office may fill vacancies on         for cause and the affirmative
                        the Board of Trustees or newly       vote of a majority of the
                        created trusteeships.                shares then entitled to vote is
                                                             required.
                                                          .  A majority of the remaining
                                                             directors may fill vacancies on
                                                             the Board of Directors, except
                                                             those resulting from removal
                                                             for (1) conviction of a felony,
                                                             (2) unsound mind, (3) gross
                                                             dereliction of duty, (4)
                                                             commission of an act involving
                                                             moral turpitude or (5) knowing
                                                             violation of law that causes
                                                             benefit to the director and
                                                             harm to MPCT, which must be
                                                             filled by a vote of a majority
                                                             of the stockholders, or the
                                                             increase in the number of
                                                             directors, which must be filed
                                                             by a vote of the entire board.
--------------------------------------------------------------------------------------------
  Distributions to   .  Board of Trustees has complete    .  Board of Directors has complete
  Shareholders          discretion to make                   discretion to make
                        distributions.                       distributions.
                                                          .  MPCT will only make
                                                             distributions to its
                                                             stockholders if it receives
                                                             distributions from the
                                                             operating partnership; none are
                                                             expected now or in the near
                                                             future.
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
                            Law applicable to or                 Law applicable to or
       Subject       governing instruments of the Trust     governing instruments of MPCT
--------------------------------------------------------------------------------------------
  Meetings           .The Trust may hold an annual        .MPCT may hold an annual meeting
                        meeting of shareholders at such      of stockholders at such date,
                        date, time and place as the          time and place as the Board of
                        trustees determine.                  Directors determines.
                        .A special meeting may be            .A special meeting may be
                        called by the managing trustee       called if (1) an annual meeting
                        or the president or upon the         of stockholders has not been
                        request of a majority of the         held for 13 months since the
                        trustees or the request of one-      last annual meeting of
                        fourth of the outstanding            stockholders or (2) it is
                        shares entitled to vote.             called by the president, a
                        .Shareholders must receive           majority of the Board of
                        written notice of a                  Directors or the secretary upon
                        shareholders' meeting at least       the request of a majority of
                        10 days and no more than 60          the stockholders entitled to
                        days prior to a shareholder          vote at such meeting.
                        meeting.                             .Stockholders must receive
                        .A quorum consists of the            written notice of a
                        holders of one-third of all the      stockholders' meeting at least
                        outstanding shares entitled to       10 days and nor more than 90
                        vote, present in person or           days prior to a stockholder
                        represented by proxy.                meeting.
                        .Other than matters                  .A quorum consists of a
                        specifically provided for in         majority of the outstanding
                        the Declaration of Trust, no         shares of common stock entitled
                        action taken by the                  to vote at the meeting, present
                        shareholders at any meeting          in person or represented by
                        binds the trustees.                  proxy.
--------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
                            Law applicable to or                 Law applicable to or
       Subject       governing instruments of the Trust     governing instruments of MPCT
-------------------------------------------------------------------------------------------
  Approval of        .  The Board of Trustees, in their   .  The dissolution or merger of
  Certain Actions       discretion, may amend the            MPCT, the sale of all or
                        Declaration of Trust, subject        substantially all of MPCT's
                        to rescission by a majority of       assets, a stock exchange or
                        shareholders at the next             similar transactions require
                        shareholders' meeting, unless        the vote of a majority of the
                        the amendment involves an            total number of shares of all
                        extraordinary event, such as         classes outstanding and
                        termination of the Trust,            entitled to vote thereon.
                        organization of an entity to      .  Amendments to the Articles of
                        take over the Trust property,        Incorporation require the vote
                        or sale of all or substantially      of a majority of the
                        all of the Trust property.           outstanding shares of each
                     .  In the case of an                    class entitled to vote thereon
                        extraordinary event, either the      as a class and the affirmative
                        affirmative vote of two-thirds       vote of a majority of the
                        of the outstanding shares or         outstanding shares entitled to
                        the written consent of a             vote on such amendment, voting
                        majority of the trustees and         together as a single class,
                        two-thirds of the outstanding        unless the amendment affects
                        shares entitled to vote is           the Board of Directors.
                        required.                         .  If an amendment affects the
                                                             Board of Directors, the
                                                             affirmative vote of two-thirds
                                                             of the outstanding shares
                                                             entitled to vote thereon as a
                                                             class and the affirmative vote
                                                             of two-thirds of the
                                                             outstanding shares entitled to
                                                             vote on such amendment, voting
                                                             together as a single class, is
                                                             required.
                                                          .  Except as otherwise provided
                                                             by law, a majority of the
                                                             directors may amend or repeal
                                                             the By-laws.
-------------------------------------------------------------------------------------------
  Dissenters'        .  No statutory appraisal rights     .  Statutory appraisal rights
  Appraisal Rights      exist and the Declaration of         available so long as
                        Trust does not provide for           stockholder complies with
                        dissenters' appraisal rights.        specified procedures.
                     .  Unclear whether common law
                        appraisal rights exist under
                        Massachusetts law.
                     .  Shareholders will not be
                        entitled to dissenters'
                        appraisal rights in connection
                        with the merger.
-------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
                            Law applicable to or                 Law applicable to or
       Subject       governing instruments of the Trust     governing instruments of MPCT
--------------------------------------------------------------------------------------------
  Limitation of      .  Trustees, officers, agents and    .  Liability of directors and
  Liability and         representatives have no              officers for money damages
  Indemnification       personal liability for acts or       limited to MPCT and its
                        omissions done in good faith.        stockholders, except (1) to the
                     .  Trust indemnifies such persons       extent that the director or
                        for any personal liability,          officer actually received an
                        except liability arising from        improper benefit or profit, or
                        such persons' own willful            (2) if a court finds that the
                        breach of Trust knowingly and        director's or officer's action
                        intentionally committed.             or failure to act was the
                     .  Generally, the Trust includes        result of active and deliberate
                        provisions in written                dishonesty and was material to
                        agreements to which it is a          the proceeding's cause of
                        party that its obligations are       action.
                        not enforceable against           .  MPCT and its stockholders may
                        shareholders personally.             still obtain other relief, such
                     .  Absent willful misconduct on         as an injunction or
                        the shareholder's part,              restriction.
                        shareholder liability will be     .  MPCT will indemnify its
                        reimbursed by the Trust, to the      directors and officers against
                        extent the Trust has assets          fines and reasonable expenses
                        sufficient for such                  actually incurred by them in
                        reimbursement.                       any proceeding to which they
                                                             may be made a party by reason
                                                             of their service to or at the
                                                             request of MPCT, unless it is
                                                             established that the act or
                                                             omission of the indemnified
                                                             party was material to the
                                                             matter giving rise to the
                                                             proceeding and (1) the act or
                                                             omission was committed in bad
                                                             faith or was the result of
                                                             active and deliberate
                                                             dishonesty, (2) the indemnified
                                                             party actually received an
                                                             improper personal benefit, or
                                                             (3) in the case of any criminal
                                                             proceeding, the indemnified
                                                             party had reasonable cause to
                                                             believe that the act or
                                                             omission was unlawful.
----------------------------------------------------------------------------------------------
  Certain provisions .  Not applicable.                   .  MPCT has expressly elected not to
  of Maryland law                                            be governed by the "business
                                                             combination" provisions of
                                                             Maryland law.
                                                          .  Acquisitions of shares of
                                                             common stock of MPCT are exempt
                                                             from the "control shares"
                                                             provisions of Maryland law.
-----------------------------------------------------------------------------------------------

                 DESCRIPTION OF THE CAPITAL STOCK OF MPCT

  The description of the stock set forth below does not purport to be complete and is qualified in its entirety by reference to the charter documents of MPCT which are exhibits to the registration statement on Form S-4 of MPCT.

General

  Following the merger, MPCT will have an aggregate of 10,000,000 authorized shares of common stock, 5,000,000 shares of preferred stock and 15,000,000 shares of excess stock available for issuance. The corporation may, from time to time, issue such shares in the discretion of the Board of Directors for such consideration as the Board of Directors deems advisable. No holder of any stock or other securities of the corporation will have any preferential or preemptive rights to subscribe for or purchase any stock or any other securities other than such rights, if any, the Board of Directors, in its discretion, may fix.

Description of Stock

       . Preferred Stock. MPCT will have the authority to issue up to 5,000,000 shares of preferred stock, par value $.01 per share, none of which is outstanding as of the date of this document. The corporation may, from time to time, issue preferred stock in one or more series, as authorized by the Board of Directors. The Board of Directors could, for example, authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the common stock might receive a premium for their shares over the then market price of such common stock.

       . Common Stock. MPCT will have the authority to issue up to 10,000,000 shares of common stock. Subject to the provisions of MPCT's charter regarding excess stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors.

  Subject to the preferential rights of any other shares or series of stock and to the provisions of the charter regarding excess stock, holders of shares of common stock are entitled to receive dividends on common stock if, as and when authorized and declared by the Board of Directors out of assets legally available therefor. All common stock will have equal dividend, distribution, liquidation and other rights.

       . Excess Stock. MPCT will be able to and may from time to time issue such shares of excess stock, $.01 par value per share, as shall be necessary. See below "--Restrictions on Transfer of Capital Stock--Restrictions Relating to REIT Status." The excess stock is not treasury stock, but rather constitutes a separate class of issued and outstanding stock of the corporation. In the event of any liquidation, or winding up, or any distribution of the assets of, the corporation, the holders of excess stock are entitled to receive, ratably with holders of common or preferred stock of the class and series converted into such excess stock, such assets available for distribution.

Restrictions on Ownership

  For MPCT to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of a taxable year. To assist the corporation in meeting this requirement, the corporation may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the corporation's outstanding equity securities. See below "--Restrictions on Transfers of Capital Stock" and "--Anti-Takeover Provisions."

Restrictions on Transfers of Capital Stock

  Restrictions Relating to REIT Status. For MPCT to qualify as a REIT under the Internal Revenue Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, defined in the Internal Revenue Code to include certain entities, during the last half of a taxable year. In addition, 100 or more persons must beneficially own such capital stock during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, in each case, other than the first such year. To assist MPCT in continuing to remain a qualified REIT, MPCT's charter, subject to certain exceptions, will provide that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 4.3% of the common stock or preferred stock and no trust or company registered under the Investment Company Act of 1940 may own, or be deemed to own, more than 15% of equity stock. The Board of Directors, in its sole discretion, may waive these ownership limits if evidence satisfactory to the Board of Directors is presented that the changes in ownership will not then or in the future jeopardize the corporation's status as a REIT. In connection with the transactions related to the merger of the Trust into MPCT, MPCT will waive the ownership limit with respect to the initial common stock ownership of Robert L. Beal, Bruce A. Beal and their affiliates because none will jeopardize MPCT's status as a REIT for Federal income tax purposes. MPCT also may waive the ownership limit with respect to certain other stockholders, if appropriate. Any transfer of MPCT's equity stock, or any security convertible into equity stock that would create a direct or indirect ownership of equity stock in excess of the ownership limits or that would result in the disqualification of the MPCT as a REIT, including any transfer that results in the Equity Stock being owned by fewer than 100 persons or results in MPCT being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code or results in MPCT's constructive ownership of a tenant or subsidiary within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code, shall be null and void as to those shares in excess of the ownership limits, and the intended transferee will acquire no rights to such equity stock. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of MPCT to attempt to qualify, or to continue to qualify, as a REIT.

  Equity stock owned, or deemed to be owned, or transferred to a stockholder in excess of the ownership limits, will automatically be exchanged for an equal number of shares of excess stock that will be transferred, by operation of law, to a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the ownership limits. Upon the conversion of equity stock into excess stock, MPCT will automatically retire and cancel such shares of equity stock. While the excess stock is held in trust, it will not be entitled to vote, and it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote. Each share of excess stock will be entitled to the same dividends and distributions as may be authorized by the Board of Directors with respect to shares of the class of equity stock that were converted into excess stock. The stockholder, upon demand by MPCT, must repay any dividend or distribution paid to the holders of excess stock prior to the discovery by MPCT that the stockholder has transferred the equity stock in violation of the provisions of the charter.

  As soon as practicable after the trust acquires the excess stock, the trustee will sell such shares to a permitted transferee. Prior to such sale, however, the trust shall give MPCT at least five days notice of the intended transfer and the corporation must waive its right to purchase such shares. Following the sale of excess stock to a permitted transferee, the prohibited owner of such shares will receive the proceeds of the sale from the trust. Prohibited owners are deemed to waive any and all claims that they may have against the trust except for claims arising out of gross negligence or willful misconduct. Immediately upon the transfer of the excess stock to a permitted transferee, MPCT will automatically exchange the excess stock for an equal number of shares of equity stock of the class and series from which it was converted originally.

  In addition to the foregoing transfer restrictions, MPCT will have the right, for a period of 90 days from any event that results in the issuance of excess stock, to purchase all or any portion of the excess stock from the prohibited owner for the lesser of (1) the price per share paid for the equity stock in the transaction that created such shares of excess stock or (2) the market price, which will be determined in the manner set forth in the articles of incorporation of MPCT, of the equity stock on the date MPCT exercises its option to purchase.

  Disclosure of Ownership. Each stockholder of any class of equity stock will upon demand be required to disclose to MPCT in writing any information with respect to the direct, indirect and constructive ownership of equity stock as the Board of Directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

Anti-Takeover Provisions

  The ownership limitation described above may have the effect of precluding acquisition of control of MPCT unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of MPCT.

  The Board of Directors is authorized to classify and reclassify any unissued equity stock by setting or changing, in any one or more respects, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such stock. Such authority includes, without limitation, subject to the provisions of the charter, authority to classify or reclassify any unissued equity stock into a class or classes of preferred stock, or common stock or the issuance of any rights plan or similar plan. In certain circumstances, the issuance of preferred stock, or the exercise by the Board of such rights to classify or reclassify equity stock, could have the effect of deterring individuals or entities from making tender offers for the common stock or seeking to change incumbent management. In addition, the corporation's Board of Directors will be classified into three distinct classes. This classified board may make it more difficult for a third party to obtain control of the corporation unless the Board of Directors consents.

                      SELECTED COMPARATIVE PER SHARE DATA

  The following tables set forth certain information concerning the Trust's shares and the shares of common stock of MPCT. Entries captioned "MPCT pro forma" represent FYA's and the Trust's historical data combined and adjusted to give effect to the merger and related transactions on the basis described in the notes to the Pro Forma Condensed Combined Financial Statements (Unaudited).

  The following data should be read in conjunction with the Pro Forma Condensed Combined Financial Statements (Unaudited) included elsewhere in this document, the Trust's consolidated financial statements,which are available as described in "Where You May Find More Information," and FYA's financial statements included elsewhere in this document.

  Book value per share of common stock as of December 31, 1998:

      PCT historical...................................................... $0.26
      MPCT pro forma......................................................   --

  Net income (loss) per share of common stock:

                                                                 For the Year
                                                                     Ended
                                                               December 31, 1998
                                                               -----------------
      PCT historical..........................................       $.57
      MPCT pro forma..........................................       (.06)

  Dividends declared per share of common stock:

                                                                 For the Year
                                                                     Ended
                                                               December 31, 1998
                                                               -----------------
      PCT historical..........................................       $1.15
      MPCT pro forma..........................................         --

                  MARKET PRICES AND CASH DIVIDENDS INFORMATION

  As a result of the disposition of all of the Trust's real estate investments, the American Stock Exchange halted trading in the shares of the Trust at the close of business on July 10, 1998 and subsequently delisted the shares on October 29, 1998. The Trust's shares are now traded on the over-the-counter Bulletin Board under the symbol PCTG.

  The following table sets forth the high and low trading prices of the Trust's shares during the two most recent fiscal years:

   Fiscal Year Ended December 31, 1998
                                                                 High    Low
                                                                ------- ------
   First....................................................... $1 1/2  $ 5/8
   Second......................................................  1 1/8    11/16
   Third.......................................................  1 1/8    15/16
   Fourth......................................................    5/16   1/8

   Fiscal Year Ended December 31, 1997

   First....................................................... $8 3/4  $5 11/16
   Second......................................................  7 3/8   5 1/4
   Third.......................................................  7 3/8   5 9/16
   Fourth......................................................  6 1/2    3/4

  On June 17, 1998, the last full trading day preceding public announcement of the signing of the merger agreement, the high, low and closing sales prices of a share of the Trust on the American Stock Exchange were $.9375, $.8125 and $.875, respectively. On June 18, 1998, the date on which the signing of the merger agreement was announced, the high, low and closing sales prices of a share on the American Stock Exchange were $1.00, $.875 and $.9375, respectively. On July 10, 1998, the last day of trading prior to the halt of trading by the American Stock Exchange and the day on which the Trust distributed an $.80 per share special dividend, the high, low and closing sales prices of a share on the American Stock Exchange were $1.125, $1.00 and $1.125, respectively.

  The following table sets forth the cash dividends, including special dividends, paid by the Trust on the shares for the two most recent fiscal years and any interim period:

                                                                          Date
                                                               Dividend   Paid
                                                               -------- --------
   Fiscal Year Ended December 31, 1998
                                                                $  .35*  2/27/98
                                                                   .80*  7/10/98
                                                                ------
     Total....................................................  $ 1.15
                                                                ======
   Fiscal Year Ended December 31, 1997
                                                                $  .09   2/24/97
                                                                  2.00*  2/24/97
                                                                   .06   5/23/97
                                                                   .20*  5/23/97
                                                                   .06   8/22/97
                                                                  1.15*  8/22/97
                                                                   .06  11/24/97
                                                                  2.50* 11/24/97
                                                                  2.90* 12/29/97
                                                                ------
   Total......................................................  $ 9.02
                                                                ======

--------
* Note: These are special dividends

  As of the record date, there were 713 holders of record of the Trust's shares.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of the record date, certain information regarding each person, including any "group" as that term is used in Section 13(d)(3) of the Exchange Act known, based solely upon filings with the Commission prior to such date pursuant to Sections 13(d) or 13(g) of the Exchange Act, who owns beneficially, as such term is defined in Rule 13d-3 under the Exchange Act, more than 5% of the outstanding shares of the Trust.

                                                      Number
                                                        of
                                                      Shares      Percent of
   Name and Address                                    Owned  Outstanding Shares
   ----------------                                   ------- ------------------
   Warren E. Buffett................................. 815,100        8.5%
   1440 Kiewit Plaza
   Omaha, Nebraska 68131

  The following table sets forth, as of the record date, information known to the Trust with respect to the beneficial ownership of shares of the Trust by
(i) each trustee of the Trust, (ii) each of the four most highly compensated executive officers of the Trust and (iii) all trustees and executive officers of the Trust as a group:

                                                          Amount and
                                                          Nature of    Percent
                                                          Beneficial     of
   Name and Address                                      Ownership(1)   Class
   ----------------                                      ------------  -------
   Walter M. Cabot......................................    22,165        (2)
   John A. Cervieri Jr..................................         0       --
   Graham O. Harrison...................................    57,720        (2)
   Walter F. Leinhardt..................................        40        (2)
   Robert M. Melzer.....................................    57,000(3)     (2)
   Glenn P. Strehle.....................................    20,110(4)     (2)
   All trustees and executive officers as a group (6
    persons)............................................   157,035(5)    1.6%

--------
(1) Nature of beneficial ownership is sole voting and investment power except as indicated in subsequent notes.
(2) Less than 1%.
(3) Includes 41,000 Shares owned by Mr. Melzer and 16,000 Shares held through an Individual Retirement Account owned and controlled by Mr. Melzer.
(4) The Massachusetts Institute of Technology owns 350,000 Shares with respect to which Mr. Strehle has voting and investment power by virtue of his position as Vice President for Finance and Treasurer of M.I.T., subject to the policies and procedures of the Investment Committee of M.I.T. of which Committee Mr. Strehle is an ex-officio member. In addition, the M.I.T. Retirement Plan owns 240,047 Shares with respect to which Mr. Strehle has voting and investment power by virtue of his position as Chairman of the Board of Trustees of the M.I.T. Retirement Plan. Mr. Strehle disclaims beneficial ownership of the Shares owned by M.I.T. and the M.I.T. Retirement Plan.
(5) Includes shares owned by members of the immediate families of certain trustees and officers, as to which shares the relevant trustee or officer disclaims beneficial ownership.

  On the date of this proxy statement/prospectus, the Trust is the sole stockholder of MPCT. Following the merger, the partners of FYA will own an aggregate of 319,489 shares of common stock of MPCT and the shareholders of the Trust will own an aggregate of 159,737 shares of the common stock.

                                 LEGAL MATTERS

  The validity of the shares of the common stock of MPCT offered by this proxy statement/prospectus will be passed upon by Goodwin Procter & Hoar LLP. In addition, Goodwin, Procter & Hoar LLP has passed upon the qualification following the merger of MPCT as a REIT for federal income tax purposes.

                                    EXPERTS

  The consolidated financial statements of the Trust at December 31, 1998 and 1997, and for the years ended December 31, 1998 and 1997, and July 31, 1996 and for the five-month period ended December 31, 1996, included in the proxy statement of the Trust, which is referred to and made a part of this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The audited financial statements of FYA as of and for each of the four years ended December 31, 1998 included in this document have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in this document in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                 OTHER MATTERS

  The trustees do not intend to bring any other matters before the special meeting and as of the date hereof do not know of any other matters that may be brought before the special meeting by others. If any other matter should properly come before the special meeting, the proxy appointees will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

                                          By Order of the Trustees,

                                          WALTER F. LEINHARDT
                                          Secretary

INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

Property Capital Trust

Report of Independent Auditors............................................  F-2
Consolidated balance sheets at December 31, 1998 and 1997.................  F-3
Consolidated statements of income for the years ended December 31, 1998,
 December 31, 1997 and July 31, 1996 and for the five-months ended
 December 31, 1996 and 1995 (unaudited)...................................  F-4
Consolidated statements of cash flows for the years ended December 31,
 1998,
 December 31, 1997 and July 31, 1996 and for the five-months ended
 December 31, 1996 and 1995 (unaudited)...................................  F-6
Consolidated statements of shareholders' equity for the years ended
 December 31, 1998, December 31, 1997 and July 31, 1996 and for the five-
 month period ended
 December 31, 1996........................................................  F-8
Notes to consolidated financial statements................................  F-9
Consolidated Quarterly Financial Data (unaudited)......................... F-28
Schedule III--Investments--Assets Held for Sale directly by the Trust..... F-29
Framingham York Associates Limited Partnership

Report of Independent Public Accountants..................................  F-31
Balance sheets at December 31, 1998, 1997, 1996 and 1995..................  F-32
Statements of Income for the years ended December 31, 1998, 1997, 1996 and
 1995.....................................................................  F-33
Statements of Partners' Capital for the years ended December 31, 1998,
 1997, 1996,
 1995 and 1994............................................................  F-34
Statements of Cash Flows for the years ended December 1998, 1997, 1996 and
 1995.....................................................................  F-35
Notes to Financial Statements.............................................  F-36


  The financial statements of Maryland Property Capital Trust, Inc. and Property Capital Trust Limited Partnership have not been separately presented as these entities are nominally capitalized and will have minimal economic activity until the completion of the proposed transactions.

                         REPORT OF INDEPENDENT AUDITORS

The Trustees and Shareholders
Property Capital Trust

  We have audited the accompanying consolidated balance sheets of Property Capital Trust (a real estate investment trust) as of December 31, 1998 and 1997, and the related consolidated statements of income, cash flows, and shareholders' equity for the years ended December 31, 1998 and 1997, and July 31, 1996 and the five-month period ended December 31, 1996. Our audits also included the financial statement schedule listed in the accompanying Index. These financial statements and schedule are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Property Capital Trust at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for the years ended December 31, 1998 and 1997, and July 31, 1996 and the five-month period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                            /s/ ERNST & YOUNG LLP

Boston, Massachusetts
February 18, 1999

                             PROPERTY CAPITAL TRUST

                          CONSOLIDATED BALANCE SHEETS


                                                  December 31,   December 31,
                                                      1998           1997
                                                  -------------  -------------
Assets
Real Estate Investments
 Assets Held for Sale directly by the Trust...... $         --   $  15,077,000
Cash and cash equivalents........................     3,233,000      3,160,000
Interest and rents receivable....................           --         280,000
Other assets.....................................        52,000      2,666,000
                                                  -------------  -------------
                                                  $   3,285,000  $  21,183,000
                                                  =============  =============
Liabilities and Shareholders' Equity
Liabilities
 Accounts payable, accrued expenses and other.... $     759,000  $   5,983,000
 Accrued interest................................           --          41,000
 Mortgage notes payable..........................           --       8,345,000
                                                  -------------  -------------
                                                        759,000     14,369,000
                                                  -------------  -------------
Shareholders' Equity
 Common Shares (without par value, unlimited
  shares authorized, 9,584,220 issued and
  9,584,220
  and 9,397,369 outstanding, respectively).......   108,568,000    108,568,000
 Accumulated deficit.............................  (106,042,000)  (100,438,000)
                                                  -------------  -------------
                                                      2,526,000      8,130,000
Less cost of Treasury Shares.....................           --      (1,316,000)
                                                  -------------  -------------
Total Shareholders' Equity.......................     2,526,000      6,814,000
                                                  -------------  -------------
                                                  $   3,285,000  $  21,183,000
                                                  =============  =============


                             See accompanying notes

                             PROPERTY CAPITAL TRUST

                       CONSOLIDATED STATEMENTS OF INCOME


                                                     Years Ended
                                        -------------------------------------
                                        December 31, December 31,  July 31,
                                            1998         1997        1996
                                        ------------ ------------ -----------
Revenues
Rents from Owned Properties held
 directly by the Trust.................  $  470,000  $10,746,000  $12,641,000
Structured Transactions held directly
 by the Trust
 Base income...........................   1,853,000    1,956,000    2,664,000
 Overage income........................     107,000    1,153,000    2,297,000
Income from unconsolidated Investment
 Partnerships..........................         --       120,000    3,326,000
                                         ----------  -----------  -----------
                                          2,430,000   13,975,000   20,928,000

Interest income........................     206,000      695,000      486,000
Other income...........................       7,000          --           --
Advisory fee income....................         --        47,000      385,000
                                         ----------  -----------  -----------
                                          2,643,000   14,717,000   21,799,000
                                         ----------  -----------  -----------
Expenses
General and administrative expenses....     963,000    2,316,000    3,518,000
Expenses on Owned Properties held
 directly by the Trust.................     211,000    4,773,000    5,569,000
Trustees' fees and expenses............     108,000      108,000      137,000
Professional fees......................      17,000      162,000      474,000
Interest...............................      10,000    2,653,000    4,800,000
Depreciation...........................         --     1,220,000    4,008,000
Write-down of real estate investment...         --           --     3,000,000
                                         ----------  -----------  -----------
                                          1,309,000   11,232,000   21,506,000
                                         ----------  -----------  -----------

Income before Gain on Sale of Real
 Estate Investments and Extraordinary
 Item..................................   1,334,000    3,485,000      293,000
Gain on Sale of Real Estate
 Investments...........................   4,083,000   27,812,000    6,094,000
                                         ----------  -----------  -----------
Income before Extraordinary Item.......   5,417,000   31,297,000    6,387,000
Extraordinary Loss from Extinguishment
 of Debt...............................         --           --      (473,000)
                                         ----------  -----------  -----------
Net Income.............................  $5,417,000  $31,297,000  $ 5,914,000
                                         ==========  ===========  ===========
Net Income per Share
Income before Gain on Sale of Real
 Estate Investments and Extraordinary
 Item..................................  $     0.14  $      0.36  $      0.03
Gain on Sale of Real Estate
 Investments...........................        0.43         2.91         0.67
                                         ----------  -----------  -----------
Income before Extraordinary Item.......        0.57         3.27         0.70
Extraordinary Loss from Extinguishment
 of Debt...............................         --           --         (0.05)
                                         ----------  -----------  -----------
Basic Net Income per Share.............  $     0.57  $      3.27  $      0.65
                                         ==========  ===========  ===========
Diluted Net Income per Share...........  $     0.57  $      3.27  $      0.64
                                         ==========  ===========  ===========
Average Shares Outstanding.............   9,584,220    9,567,000    9,097,000
                                         ==========  ===========  ===========


                             See accompanying notes

                             PROPERTY CAPITAL TRUST

                       CONSOLIDATED STATEMENTS OF INCOME


                                                          Five Months Ended
                                                      -------------------------
                                                      December 31, December 31,
                                                          1996         1995
                                                      ------------ ------------
                                                                   (Unaudited)
Revenues
Rents from Owned Properties held directly by the
 Trust..............................................   $5,152,000   $5,581,000
Structured Transactions held directly by the Trust
 Base income........................................    1,103,000    1,144,000
 Overage income.....................................    1,678,000      808,000
Income from unconsolidated Investment Partnerships..       67,000    1,778,000
                                                       ----------   ----------
                                                        8,000,000    9,311,000

Interest income.....................................      165,000      170,000
Advisory fee income.................................       22,000      189,000
                                                       ----------   ----------
                                                        8,187,000    9,670,000
                                                       ----------   ----------
Expenses
General and administrative expenses.................    1,446,000    1,357,000
Expenses on Owned Properties held directly by the
 Trust..............................................    2,314,000    2,472,000
Trustees' fees and expenses.........................       65,000       62,000
Professional fees...................................      154,000      240,000
Interest............................................    1,267,000    2,474,000
Depreciation........................................    1,405,000    1,532,000
                                                       ----------   ----------
                                                        6,651,000    8,137,000
                                                       ----------   ----------

Income before Gain on Sale of Real Estate
 Investments
 and Extraordinary Item.............................    1,536,000    1,533,000
Gain on Sale of Real Estate Investments.............      832,000    3,811,000
                                                       ----------   ----------
Income before Extraordinary Item....................    2,368,000    5,344,000
Extraordinary Loss from Extinguishment of Debt......          --      (186,000)
                                                       ----------   ----------
Net Income..........................................   $2,368,000   $5,158,000
                                                       ==========   ==========
Net Income per Share

Income before Gain on Sale of Real Estate
 Investments
 and Extraordinary Item.............................   $     0.16   $     0.17
Gain on Sale of Real Estate Investments.............         0.09         0.42
                                                       ----------   ----------
Income before Extraordinary Item....................         0.25         0.59
Extraordinary Loss from Extinguishment of Debt......          --         (0.02)
                                                       ----------   ----------
Basic Net Income per Share..........................   $     0.25   $     0.57
                                                       ==========   ==========
Diluted Net Income per Share........................   $     0.25   $     0.57
                                                       ==========   ==========
Average Shares Outstanding..........................    9,353,000    9,054,000
                                                       ==========   ==========

                             See accompanying notes

                             PROPERTY CAPITAL TRUST

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                     Years Ended
                                        ---------------------------------------
                                        December 31,  December 31,   July 31,
                                            1998          1997         1996
                                        ------------  ------------  -----------
Operating Activities
Net Income............................  $ 5,417,000   $31,297,000   $ 5,914,000
Adjustments to Net Income.............
 Gain on sale of real estate
  investments.........................   (4,083,000)  (27,812,000)   (6,094,000)
Extraordinary loss from extinguishment
 of debt..............................          --            --        473,000
Depreciation and amortization.........          --      1,398,000     4,205,000
Write-down of real estate investment..          --            --      3,000,000
Income from unconsolidated Investment
 Partnerships.........................          --       (120,000)   (3,326,000)
Distributions of income from
 Investment Partnerships..............          --        121,000     3,326,000
Changes in assets and liabilities.....
 Decrease in interest and rents
  receivable..........................      280,000     1,478,000       435,000
 Decrease (increase) in other assets,
  net.................................    2,614,000    (1,664,000)     (137,000)
 (Decrease) increase in accounts
  payable, accrued expenses and other
  liabilities and accrued interest....   (3,949,000)      798,000     1,418,000
                                        -----------   -----------   -----------
Net Cash Provided by Operating
 Activities...........................      279,000     5,496,000     9,214,000
                                        -----------   -----------   -----------
Investing Activities
Owned Properties held directly by the
 Trust................................    4,564,000    36,288,000    10,828,000
 Dispositions.........................
 Additions............................      (65,000)   (3,992,000)   (1,075,000)
Structured Transactions held directly
 by the Trust.........................
 Dispositions/repayments..............    6,316,000    47,500,000     5,101,000
 Additions............................          --            --       (600,000)
Investment Partnerships...............
 Distributions in excess of income....          --      2,384,000    38,883,000
                                        -----------   -----------   -----------
Net Cash Provided by Investing
 Activities...........................   10,815,000    82,180,000    53,137,000
                                        -----------   -----------   -----------
Financing Activities
Cash dividends paid...................  (11,021,000)  (86,416,000)  (29,774,000)
Redemption/repurchase of Convertible
 Subordinated Debentures..............          --            --    (31,645,000)
Prepayment of mortgage notes payable..          --            --     (3,000,000)
Scheduled amortization of mortgage
 notes payable........................          --       (263,000)     (256,000)
Proceeds from exercise of stock
 options..............................          --        515,000       112,000
                                        -----------   -----------   -----------
Net Cash Used in Financing
 Activities...........................  (11,021,000)  (86,164,000)  (64,563,000)
                                        -----------   -----------   -----------
Net Increase (Decrease) in Cash and
 Cash Equivalents.....................       73,000     1,512,000    (2,212,000)
Cash and Cash Equivalents at Beginning
 of Year..............................    3,160,000     1,648,000     5,209,000
                                        -----------   -----------   -----------
Cash and Cash Equivalents at End of
 Year.................................  $ 3,233,000   $ 3,160,000   $ 2,997,000
                                        ===========   ===========   ===========

                             See accompanying notes

                             PROPERTY CAPITAL TRUST

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                         Five Months Ended
                                                     --------------------------
                                                     December 31,  December 31,
                                                         1996          1995
                                                     ------------  ------------
                                                                   (Unaudited)
Operating Activities
Net Income.......................................... $  2,368,000  $  5,158,000
Adjustments to Net Income...........................
 Gain on sale of real estate investments............     (832,000)   (3,811,000)
 Extraordinary loss from extinguishment of debt.....          --        186,000
 Depreciation and amortization......................    1,480,000     1,619,000
 Income from unconsolidated Investment
  Partnerships......................................      (67,000)   (1,778,000)
 Distributions of income from Investment
  Partnerships......................................       45,000     1,477,000
 Changes in assets and liabilities (Increase)
  decrease in interest and rents receivable.........      (14,000)      133,000
  (Increase) decrease in other assets, net..........     (289,000)      294,000
  (Decrease) increase in accounts payable and
   accrued expenses and accrued interest............     (222,000)       95,000
                                                     ------------  ------------
Net Cash Provided by Operating Activities...........    2,469,000     3,373,000
                                                     ------------  ------------
Investing Activities
Owned Properties held directly by the Trust
 Additions..........................................     (702,000)     (481,000)
Structured Transactions held directly by the Trust
 Dispositions/repayments............................        5,000     2,949,000
Investment Partnerships Distributions in excess of
 income.............................................    8,350,000     8,763,000
                                                     ------------  ------------
Net Cash Provided by Investing Activities...........    7,653,000    11,231,000
                                                     ------------  ------------
Financing Activities
Cash dividends paid.................................  (11,346,000)   (2,174,000)
Redemption/repurchase of Convertible Subordinated
 Debentures.........................................          --    (12,000,000)
Prepayment of mortgage notes payable................     (163,000)          --
Scheduled amortization of mortgage notes payable....      (76,000)      (69,000)
Proceeds from exercise of stock options.............      114,000           --
                                                     ------------  ------------
Net Cash Used in Financing Activities...............  (11,471,000)  (14,243,000)
                                                     ------------  ------------
Net (Decrease) Increase in Cash and Cash
 Equivalents........................................   (1,349,000)      361,000
Cash and Cash Equivalents at Beginning of Period....    2,997,000     5,209,000
                                                     ------------  ------------
Cash and Cash Equivalents at End of Period.......... $  1,648,000  $  5,570,000
                                                     ============  ============

                             See accompanying notes

                             PROPERTY CAPITAL TRUST

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                   Common Stock
                              ----------------------
                              Number of               Accumulated     Treasury
                               Shares      Amount       Deficit        Shares
                              --------- ------------ --------------  ----------
Balance at August 1, 1995...  9,053,881 $106,190,000 $ (12,481,000)  $      --

Common Shares issued in
 payment of deferred
 Trustees' compensation.....    199,542    1,344,000
Stock options exercised.....     23,640      112,000
Conversion of Convertible
 Subordinated Debentures....      1,198       26,000
Net income..................                              5,914,000
Cash dividends paid ($3.23
 per share).................                            (29,774,000)
Purchase of 184,639 Treasury
 Shares included in Rabbi
 Trust for the benefit of
 Trustees...................                                         (1,255,000)
                              --------- ------------ --------------  ----------
Balance at July 31, 1996....  9,278,261  107,672,000    (36,341,000) (1,255,000)

Common Shares issued in
 payment of deferred
 Trustees' compensation.....     31,499      267,000
Stock options exercised.....     91,100      114,000
Net income..................                              2,368,000
Cash dividends paid ($1.21
 per share).................                            (11,346,000)
Purchase of 31,499 Treasury
 Shares included in Rabbi
 Trust for the benefit of
 Trustees...................                                           (267,000)
Distribution to Trustees of
 22,211 Treasury Shares
 included in Rabbi Trust for
 the benefit of Trustees....                                            160,000
                              --------- ------------ --------------  ----------
Balance at December 31,
 1996.......................  9,400,860  108,053,000    (45,319,000) (1,362,000)
Stock options exercised.....    183,360      515,000
Net income..................                             31,297,000
Cash dividends paid ($9.02
 per share).................                            (86,416,000)
Distribution to Trustees of
 7,076 Treasury Shares
 included in Rabbi Trust for
 the benefit of Trustees....                                             46,000
Balance at December 31,
 1997.......................  9,584,220  108,568,000   (100,438,000) (1,316,000)
Net income..................                              5,417,000
Cash dividends paid ($1.15
 per share).................                            (11,021,000)
Distribution to Trustees of
 186,851 Treasury Shares
 included in Rabbi Trust for
 the benefit of Trustees....                                          1,316,000
                              --------- ------------ --------------  ----------

Balance at December 31,
 1998.......................  9,584,220 $108,568,000 $ (106,042,000) $      --
                              ========= ============ ==============  ==========


                             See accompanying notes

                             PROPERTY CAPITAL TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Business Plan

  Since 1995, the Trust has operated under a business plan (the "Business Plan") which provided for the orderly disposition of all of the Trust's investments on a property-by-property basis. As of December 31, 1998, the Trust had disposed of all of its real estate investments and had as its principal asset approximately $3 million in cash.

  In the summer of 1997, management of the Trust and the Trustees began to consider possible alternatives for terminating the Trust once its assets had been sold. In June 1998, after discussions with several groups, the Trust announced that it had entered into an agreement to merge with and into Maryland Property Capital Trust, Inc. (the "Corporation"). Simultaneously with the execution of the merger agreement, the Corporation entered into a series of related agreements (the "Related Transactions") with affiliates of The Beal Companies, LLP, a Boston based real estate development and investment company. Due to changes in market conditions in the summer and fall of 1998, however, the parties renegotiated the terms of the proposed merger and the Related Transactions in October 1998. As a result of a restructuring of the merged entity's capitalization, the interests of Property Capital Trust's shareholders will be junior to certain interests of affiliates of The Beal Companies, LLP in the merged entity and will be without value. The Beal Companies, LLP has paid a $350,000 deposit to the Trust, which is reflected in accounts payable, accrued expenses and other in the accompanying balance sheet. Just prior to the closing of the merger, the Trustees intend to declare a final distribution to the Trust's shareholders equal to all of the Trust's remaining net worth (which is currently estimated to be between $.25 and $.26 per share). This is inclusive of the settlement reached in February 1999, of the litigation with the Florida Department of Transportation regarding certain land that was condemned at Loehmann's Fashion Island, one of the Trust's former properties. The distribution is also inclusive of the payment of $.01 per share to be made to redeem the rights outstanding pursuant to the Trust's Shareholder Rights Plan.

  The merger is subject to the approval of the Trust's shareholders and, if approved, would eliminate the need to establish a liquidating trust to hold reserves to meet contingent liabilities of the Trust and the expenses related thereto (which expenses, net of interest income, are estimated to be $100,000).

Consolidation

  The consolidated financial statements of the Trust include the accounts of its wholly owned subsidiaries and of a trust which was established to hold certain assets of the Deferred Stock Plan as described in Note 8 (the "Rabbi Trust"). All significant intercompany accounts and transactions have been eliminated in consolidation.

Federal Income Taxes

  The Trust has qualified and has elected to be taxed as a real estate investment trust under Sections 856-860 of the Internal Revenue Code. The Trust intends to continue to qualify as a real estate investment trust. Accordingly, no provision has been made for Federal income taxes in the consolidated financial statements.

                             PROPERTY CAPITAL TRUST

NOTE 1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

  For purposes of the Statements of Cash Flows, the Trust considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

Investment Partnerships

  Certain of the Trust's investments were made through partnerships or a participation agreement in which the Trust or one of its subsidiaries was the general partner or lead lender and other institutional investors were limited partners or participating lenders ("Investment Partnerships"). Based upon generally accepted accounting principles, the Trust applied the equity method to account for its Investment Partnerships.

Valuation of Real Estate Investments

  Real estate investments were carried at cost, net of accumulated depreciation and any impairment losses. On August 1, 1996, the Trust adopted FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", which required impairment losses to be recorded on specific long-lived assets used in operations where indicators of impairment were present and the undiscounted cash flows (net realizable value) estimated to be generated by those assets were less than the assets' carrying amount. Prior to August 1, 1996, the Trust's real estate investments were carried net of an allowance for possible investment losses. The Trust's allowance for possible investment losses was based upon management's estimate of the net realizable value of each investment, and to the extent this was less than the carrying value of an investment, an allowance for possible investment losses was established. The adoption of Statement No. 121 did not have any effect on the Trust's financial position or results of operations. However, the carrying values of certain real estate assets were written down against available reserves.

  Depreciation and amortization were calculated under the straight-line method, based upon the estimated useful lives of the assets. Properties and property improvements were depreciated over 25 to 39 years. Leasing commissions and tenant improvements were amortized under the straight-line method over the terms of the related leases. Expenditures for maintenance, repairs and betterments which did not materially prolong the normal useful life of an asset have been charged to operations as incurred.

Assets Held for Sale

  The Trust defined an "Asset Held for Sale" as an asset that had been approved for sale by the Trustees and, if applicable, the Investment Partnership and either was being marketed for sale or was soon to be marketed. Assets Held for Sale were written down to the lower of cost or net realizable value and, in the case of investments held directly by the Trust, were classified separately on the balance sheet. Depreciation was not recorded on these assets. The revenues and expenses of an Asset Held for Sale were not reclassified, and continued to be recorded as they were prior to the reclassification.

                             PROPERTY CAPITAL TRUST

NOTE 1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Mortgage Loans

  The Trust accounted for its mortgage loans under the provisions of FASB Statement No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by FASB Statement 118. This statement required impairment losses to be recorded when it was probable that a creditor would be unable to collect all amounts due according to the contractual terms of the loan agreement. The statement required impaired loans to be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if collateral dependent.

Stock Options

  The Trust accounts for its stock compensation arrangements under the provisions of APB 25, "Accounting for Stock Issued to Employees."

Change in Fiscal Year

  In January 1997, the Trustees authorized a change in the Trust's fiscal year from one which ended on July 31st to one which ends on December 31. The five-month period ended December 31, 1996 (the "Transition Period"), together with unaudited comparative data for the five-month period ended December 31, 1995, is presented within the body of the Trust's financial statements.

Revenue Recognition

  For financial reporting purposes, the Owned Properties held directly by the Trust were accounted for on a one-month lag. Certain space leases provided for free rent periods and stepped minimum rents which were accounted for on a straight-line basis over the terms of the leases. Rental income recognized under the straight-line method was less than rent received or receivable by the Trust for financial reporting purposes by $54,000 and $119,000 for the years ended December 31, 1997 and July 31, 1996, respectively, and $24,000 and $77,000 (unaudited) for the five-month periods ended December 31, 1996 and 1995, respectively. Rental income recognized in calendar 1998 equaled rent received or receivable by the Trust in calendar 1998.

Net Income Per Share

  In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." FASB Statement 128 replaced the calculation of primary and fully diluted net income per share with basic and diluted net income per share. Unlike primary net income per share, basic net income per share excludes any dilutive effects of options, warrants and convertible securities. Diluted net income per share is very similar to the previously reported fully diluted net income per share. All net income per share amounts for all periods have been presented and, where appropriate, restated to conform to the FASB Statement 128 requirements.

                             PROPERTY CAPITAL TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

  Basic net income per share is calculated by dividing net income by the weighted average Common Shares outstanding during the year. Basic net income per share on a quarterly basis may not total to the annual basic net income per share due to rounding.

Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassification

  Certain items in the December 31, 1997 and July 31, 1996 financial statements have been reclassified to conform to the December 31, 1998 presentation.

NOTE 2. REAL ESTATE INVESTMENTS

  As of December 31, 1998, the Trust had no real estate investments.

  The Trust's real estate investments consisted primarily of equity investments in completed, income-producing properties located throughout the United States. The Trust's portfolio of real estate investments consisted of Structured Transactions and Owned Properties.

  Land leasebacks and/or mortgage loans were classified as Structured Transactions. Land leasebacks consisted of land purchased under income-producing properties and leased back under long-term net lease arrangements. The leases required fixed monthly base rental payments and generally also provided for overage rental payments, which were typically computed as a percentage of property gross receipts in excess of base amounts. The mortgage loan investments were generally long-term loans that required fixed monthly base interest payments and, when not payable on a self-amortizing basis, principal payments at maturity.

  Operating properties were classified as Owned Properties. Owned Properties (which included those held in wholly owned subsidiaries) included land, buildings, tenant improvements, and other. Tenant improvements represented the cost of constructing or finishing tenant space under the terms of a lease for that space. Material disbursements that constituted new assets or improvements to existing assets that extended their useful lives and/or substantially increased their value were capitalized.

  The Trust categorized its Structured Transactions and Owned Properties into four groups, Structured Transactions held directly by the Trust, Owned Properties held directly by the Trust, Assets Held for Sale directly by the Trust (investments formerly classified as Structured Transactions held directly by the Trust and Owned Properties held directly by the Trust), and Investment Partnerships (inclusive of Structured Transactions, Owned Properties, and Assets Held for Sale).

                             PROPERTY CAPITAL TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. REAL ESTATE INVESTMENTS (continued)

Assets Held for Sale directly by the Trust

  At December 31, 1998, there were no Assets Held for Sale directly by the Trust. During 1998, the Trust sold its two remaining real estate investments both of which were classified as Assets Held for Sale directly by the Trust. Subsequent to year end, the Trust reached a settlement agreement with the Florida Department of Transportation regarding certain land that was condemned at Loehmann's Fashion Island, one of the Trust's former properties.

  On June 17, 1998, the Trust's Cincinnati Marriott Inn $2,000,000 land investment was purchased by the Trust's lessee for $2,000,000 and the Trust's related leasehold mortgages were prepaid at their face amount of $4,316,000. In August 1996, the Trust had allocated $1,016,000 of its former allowance for possible investment losses to these mortgages. As a consequence, the repayment resulted in a gain to the Trust of $1,016,000. In addition, the Trust received $1,600,000 of land rent and mortgage interest, earned in 1991 through 1994, which had previously been written off.

  In January 1998, the Trust sold Park Place to an unrelated party for $14,145,000, resulting in a gain to the Trust of $3,067,000. Previously, in August 1996, the Trust had allocated $1,239,000 of its former allowance for possible investment losses to this investment. The property's $8,345,000 first mortgage was assumed by the buyer.

  At December 31, 1997, the Trust had two Assets Held for Sale directly by the Trust, Park Place, an office building previously classified as an Owned Property held directly by the Trust, and the Trust's investments in the Cincinnati Marriott Inn, a hotel previously classified as a Structured Transaction held directly by the Trust. These two remaining real estate investments had an aggregate net book value of $15,077,000 at December 31, 1997. Park Place, located in Clayton, Missouri, was acquired by a wholly owned subsidiary of the Trust in fiscal 1991, subject to a non-recourse first mortgage of $8,600,000. Upon the Trust's adoption of FASB Statement No. 121 in August 1996, the Trust allocated $1,239,000 of its former allowance for possible investment losses to this investment. At December 31, 1997, Park Place had a net book value of $9,777,000. The Trust's investments in the Cincinnati Marriott Inn, located in Cincinnati, Ohio, consisted of a land leaseback and mortgage loans. During fiscal year ended July 31, 1996, the Trust loaned an additional $600,000 to its lessee/mortgagor, secured by a junior leasehold mortgage, to make certain approved capital improvements to the hotel. Upon the Trust's adoption of FASB Statement No. 121 in August 1996, the Trust allocated $1,016,000 of its former allowance for possible investment losses to these investments. At December 31, 1997, Cincinnati Marriott Inn investments had an aggregate net book value of $5,300,000.

  During calendar year 1997, the Trust sold three Assets Held for Sale directly by the Trust, Loehmann's Fashion Island, One Park West and Citibank Office Plaza--Schaumburg. In December 1997, the Trust sold Loehmann's Fashion Island shopping center to an unrelated party for $37,300,000, resulting in no gain or loss to the Trust. Previously, in August 1996, the Trust allocated $869,000 from its former allowance for possible investment losses to this investment. In addition, during the quarter ended July 31,1996, the Trust wrote down its investment in Loehmann's Fashion Island by $5,612,000, of which $3,000,000 was charged to earnings and the balance was charged to

                             PROPERTY CAPITAL TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.  REAL ESTATE INVESTMENTS (continued)

the Trust's previously established allowance for possible investment losses. In October 1997, the Trust sold the One Park West office building to an unrelated party for $20,685,000, resulting in a gain of approximately $1,334,000. In March 1993, a wholly owned subsidiary of the Trust acquired the equity interest of its lessee in One Park West, subject to a first mortgage loan of $10,227,000. Upon acquisition the Trust utilized a portion of its former allowance for possible investment losses to write down this investment by $6,000,000. In addition at July 31, 1996, the Trust wrote down its investment in this property by $1,519,000 when the Trust reclassified One Park West to an Asset Held for Sale directly by the Trust, this write-down was charged against the Trust's former allowance for possible investment losses. In August 1996, the Trust allocated $936,000 of its former allowance for possible investment losses to the Citibank Office Plaza-Schaumburg investment. In July 1997, the Trust sold Citibank Office Plaza--Schaumburg to an unrelated third party for $9,640,000, resulting in no gain or loss to the Trust.

  At July 31, 1996, the Trust had one Asset Held for Sale directly by the Trust, the One Park West office building. This investment, which had a net book value of $18,457,000, had previously been classified as an Owned Property held directly by the Trust. At July 31, 1996, the Trust wrote down its investment in this property by $1,519,000 to $16,938,000. This loss was charged against the Trust's former allowance for possible investment losses. In addition, during fiscal 1996, the Trust sold the Citibank Office Plaza--Oak Brook building to an unrelated third party for $11,380,000, resulting in a gain of approximately $470,000. In fiscal 1995, this investment, which had a net book value of $11,156,000, had previously been classified as an Owned Property held directly by the Trust. During the quarter ended July 31, 1995, the Trust wrote down its investment in this property by $971,000 to $10,185,000. This loss was charged against the Trust's former allowance for possible investment losses.

Owned Properties held directly by the Trust

  At December 31, 1998 and 1997, the Trust had no real estate investments classified as Owned Properties held directly by the Trust. During the calendar year ended December 31, 1997, the Trust reclassified three real estate investments, Citibank Office Plaza--Schaumburg, Loehmann's Fashion Island and Park Place to Assets Held for Sale directly by the Trust.

  During fiscal year ended July 31, 1996, the Trust reclassified One Park West to an Asset Held for Sale directly by the Trust.

                             PROPERTY CAPITAL TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. REAL ESTATE INVESTMENTS (continued)

  The operating results of Owned Properties held directly by the Trust (inclusive of Owned Properties classified as Assets Held for Sale directly by the Trust) are reflected in the consolidated statements of income as Rents from Owned Properties held directly by the Trust and Expenses on Owned Properties held directly by the Trust. Rents from Owned Properties held directly by the Trust represent base rents and expense reimbursements from tenants. Expenses on Owned Properties held directly by the Trust are as follows:

                                                      Years Ended
                                          ------------------------------------
                                          December 31, December 31,  July 31,
                                              1998         1997        1996
                                          ------------ ------------ ----------
Repairs and maintenance..................   $ 32,000    $1,474,000  $1,819,000
Real estate taxes........................        --      1,157,000   1,295,000
Utilities................................     32,000       655,000   1,002,000
General and administrative...............    103,000     1,006,000     836,000
Management fees..........................     37,000       396,000     448,000
Insurance................................      7,000        85,000     169,000
                                            --------    ----------  ----------
Expenses on Owned Properties held
 directly by the Trust...................   $211,000    $4,773,000  $5,569,000
                                            ========    ==========  ==========

                                                         Five Months Ended
                                                     -------------------------
                                                     December 31, December 31,
                                                         1996         1995
                                                     ------------ ------------
                                                                  (Unaudited)
Repairs and maintenance.............................  $  662,000   $  776,000
Real estate taxes...................................     726,000      583,000
Utilities...........................................     338,000      496,000
General and administrative..........................     368,000      322,000
Management fees.....................................     147,000      221,000
Insurance...........................................      73,000       74,000
                                                      ----------   ----------
Expenses on Owned Properties held directly by the
 Trust..............................................  $2,314,000   $2,472,000
                                                      ==========   ==========

Structured Transactions held directly by the Trust

  At December 31, 1998 and 1997, the Trust had no real estate investments classified as Structured Transactions held directly by the Trust. During calendar year 1997, the Trust reclassified Cincinnati Marriott Inn to an Asset Held for Sale directly by the Trust and disposed of six Structured Transactions held directly by the Trust. The Trust's $2,000,000 City Centre Holiday Inn land investment was purchased by the Trust's lessee for $20,577,000, resulting in a gain to the Trust of $18,577,000. The Trust's $350,000 Lakeside Center land investment was purchased by the Trust's lessee for $2,350,000, resulting in a gain to the Trust of $1,944,000 after closing costs. The Trust's $400,000 Northbrook apartments land investment was purchased by the Trust's lessee for $750,000, resulting in a gain to the Trust of $350,000. The Trust's land and mortgage investments in Roseburg Valley Mall were sold to the Trust's lessee/mortgagor for $3,950,000, resulting in no gain or loss to the Trust. The Trust's lessee/mortgagor of its $5,400,000 Sandpiper Cove apartments land investment, its $2,230,000 Elm Creek apartments land investment and its $7,540,000 Elm Creek apartments mortgage loan investment purchased the investments, with an aggregate carrying value of $15,170,000, for $20,000,000, resulting in a gain to the Trust of $4,750,000 after closing costs.

                             PROPERTY CAPITAL TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. REAL ESTATE INVESTMENTS (continued)

  During fiscal year ended July 31, 1996, the Trust disposed of three Structured Transactions held directly by the Trust. The Trust's $825,000 Bluffs II land investment was purchased by the Trust's lessee for $2,150,000, resulting in a gain to the Trust of $1,320,000 after closing costs. The Trust's $135,000 Yorkshire land investment was purchased by an unrelated third party for $460,000, resulting in a gain to the Trust of $310,000 after closing costs. The Trust's $2,000,000 Grosvenor Airport Inn land investment was purchased by the Trust's lessee for $2,000,000 and the Trust's related $2,000,000 mortgage loan was prepaid for $500,000, with the resulting loss of $1,500,000 being charged against the Trust's allowance for possible losses.

Investments in unconsolidated Investment Partnerships

  As of December 31, 1998 and 1997, neither the Trust nor its subsidiaries had investments in unconsolidated Investment Partnerships. These former investments had been accounted for on the equity method. The Investment Partnerships provided for the allocation of profits and losses and cash distributions in proportion to ownership as shown below:

                                                                   Percent Owned
                                                                     by Trust
                                                                   -------------
      Property Capital Midwest Associates, L.P....................    53.30%
      PCA Southwest Associates Limited Partnership................    45.45%
      PCA Canyon View Associates Limited Partnership..............    23.81%
      Lisle Hilton Inn Loan Participation.........................    41.67%
      PCA Crossroads Associates, Ltd..............................    25.00%

Investment Partnerships
Condensed Combined Statements of Income

                                                       Years Ended
                                          -------------------------------------
                                          December 31, December 31,  July 31,
                                              1998         1997        1996
                                          ------------ ------------ -----------
Revenues................................     $  --      $1,996,000  $22,146,000
Expenses................................        --       1,768,000   14,817,000
                                             ------     ----------  -----------
Income before Gain (Loss) on Real Estate
 Investments............................        --         228,000    7,329,000
Gain (Loss) on Real Estate Investments
 Gain on sale of real estate
  investments...........................        --       1,885,000   14,944,000
 Write-down of real estate investments..        --             --   (11,051,000)
                                             ------     ----------  -----------
Net Income..............................     $  --      $2,113,000  $11,222,000
                                             ======     ==========  ===========
Income before Gain (Loss) on Real Estate
 Investments
Trust's share of income before gain
 (loss) on real estate investments......     $  --      $  120,000  $ 3,326,000
Limited Partners' share of income before
 gain (loss) on real estate
 investments............................        --         108,000    4,003,000
Gain (Loss) on Real Estate Investments
Trust's share of gain on sale of real
 estate investments.....................        --         857,000    3,994,000
Limited Partners' share of gain on sale
 of real estate investments.............        --       1,028,000   10,950,000
Trust's share of write-down of real
 estate investments (previously recorded
 by the Trust)..........................        --             --    (3,810,000)
Limited Partners' share of write-down of
 real estate investments................        --             --    (7,241,000)
                                             ------     ----------  -----------
Net Income..............................     $  --      $2,113,000  $11,222,000
                                             ======     ==========  ===========

                             PROPERTY CAPITAL TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. REAL ESTATE INVESTMENTS (continued)

Investment Partnerships
Condensed Combined Statements of Income

                                                          Five Months Ended
                                                      -------------------------
                                                      December 31, December 31,
                                                          1996         1995
                                                      ------------ ------------
                                                                   (Unaudited)
Revenues............................................   $2,869,000  $11,332,000
Expenses............................................    2,716,000    7,292,000
                                                       ----------  -----------
Income before Gain (Loss) on Real Estate
 Investments........................................      153,000    4,040,000
                                                       ==========  ===========
Gain (Loss) on Real Estate Investments
 Gain on sale of real estate investments............    3,495,000   14,002,000
 Write-down of real estate investments..............   (1,178,000)  (7,134,000)
                                                       ==========  ===========
Net Income..........................................   $2,470,000  $10,908,000
                                                       ==========  ===========
Income before Gain (Loss) on Real Estate Investments
Trust's share of income before gain (loss) on real
 estate investments.................................   $   67,000  $ 1,778,000
Limited Partners' share of income before gain (loss)
 on real estate investments.........................       86,000    2,262,000
Gain (Loss) on Real Estate Investments
Trust's share of gain on sale of real estate
 investments........................................      832,000    3,501,000
Limited Partners' share of gain on sale of real
 estate investments.................................    2,663,000   10,501,000
Trust's share of write-down of real estate
 investments (previously recorded by the Trust).....     (576,000)  (1,845,000)
Limited Partners' share of write-down of real estate
 investments........................................     (602,000)  (5,289,000)
                                                       ----------  -----------
Net Income..........................................   $2,470,000  $10,908,000
                                                       ==========  ===========

  The Trust's share of net income (loss) (including gain on sales) from unconsolidated Investment Partnerships was as follows:

                                                       Years Ended
                                           ------------------------------------
                                           December 31, December 31,    July
                                               1998         1997      31, 1996
                                           ------------ ------------ ----------
Property Capital Midwest Associates, L.P.
 (1).....................................    $   --       $110,000   $2,277,000
PCA Southwest Associates Limited
 Partnership (2).........................        --        868,000      721,000
PCA Canyon View Associates Limited
 Partnership (3).........................        --         (1,000)     153,000
Lisle Hilton Inn Loan Participation......        --            --       566,000
PCA Crossroads Associates, Ltd...........        --            --     3,603,000
                                             -------      --------   ----------
                                             $   --       $977,000   $7,320,000
                                             =======      ========   ==========

--------
(1) Net of the Trust's share of depreciation of $21,000 for the year ended July 31, 1996. No depreciation was recorded in calendar 1997.
(2) Net of the Trust's share of depreciation of $52,000 and $372,000 for the years ended December 31, 1997 and July 31, 1996, respectively.
(3) Net of the Trust's share of depreciation of $80,000 for the year ended July 31,1996. No depreciation was recorded in calendar 1997. This property converted from a Structured Transaction to an Owned Property in August 1995.

                             PROPERTY CAPITAL TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. REAL ESTATE INVESTMENTS (continued)

                                                          Five Months Ended
                                                      -------------------------
                                                      December 31, December 31,
                                                          1996         1995
                                                      ------------ ------------
                                                                   (Unaudited)
Property Capital Midwest Associates, L.P. (1)........  $  53,000    $1,066,000
PCA Southwest Associates Limited Partnership (2).....      3,000       218,000
PCA Canyon View Associates Limited Partnership (3)...    843,000       125,000
Lisle Hilton Inn Loan Participation..................        --        275,000
PCA Crossroads Associates, Ltd.......................        --      3,595,000
                                                       ---------    ----------
                                                       $ 899,000    $5,279,000
                                                       =========    ==========

--------
(1) Net of the Trust's share of depreciation of $17,000 for the five-month period ended December 31, 1995. No depreciation was recorded in 1996.
(2) Net of the Trust's share of depreciation of $103,000 and $228,000 for the five-month periods ended December 31, 1996 and 1995, respectively.
(3) Net of the Trust's share of depreciation of $29,000 for the five-month period ended December 31, 1995. No depreciation was recorded in 1996. This property converted from a Structured Transaction to an Owned Property in August 1995.

  Cash distributions received by the Trust from the unconsolidated Investment Partnerships were as follows:

                                                      Years Ended
                                         -------------------------------------
                                         December 31, December 31,  July 31,
                                             1998         1997        1996
                                         ------------ ------------ -----------
Property Capital Midwest Associates,
 L.P....................................    $  --      $  654,000  $19,506,000
PCA Southwest Associates Limited
 Partnership............................       --       1,718,000    7,274,000
PCA Canyon View Associates Limited
 Partnership............................       --         133,000      256,000
Lisle Hilton Inn Loan Participation.....       --             --     9,547,000
PCA Crossroads Associates, Ltd..........       --             --     5,626,000
                                            ------     ----------  -----------
                                            $  --      $2,505,000  $42,209,000
                                            ======     ==========  ===========

                                                          Five Months Ended
                                                      -------------------------
                                                      December 31, December 31,
                                                          1996         1995
                                                      ------------ ------------
                                                                   (Unaudited)
Property Capital Midwest Associates, L.P............. $ 5,889,000  $   765,000
PCA Southwest Associates Limited Partnership.........     161,000    3,410,000
PCA Canyon View Associates Limited Partnership.......   2,345,000      184,000
Lisle Hilton Inn Loan Participation..................         --       279,000
PCA Crossroads Associates, Ltd.......................         --     5,602,000
                                                      -----------  -----------
                                                      $ 8,395,000  $10,240,000
                                                      ===========  ===========

                             PROPERTY CAPITAL TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. REAL ESTATE INVESTMENTS (continued)

  In August 1996, the Trust allocated a portion of its former allowance for possible investment losses in the amount of $576,000 to the Investment Partnerships. During fiscal year ended July 31, 1996, the Trust's Investment Partnerships reclassified certain of their real estate investments to Assets Held for Sale and wrote down these assets by $2,970,000 (the Trust's share). In addition, PCA Southwest Associates Limited Partnership and PCA Canyon View Associates Limited Partnership each wrote off an investment resulting in losses to the Trust of $307,000 and $533,000 (the Trust's share), respectively. The Trust charged these losses against its former allowance for possible investment losses as follows:

                                                      Years Ended
                                          ------------------------------------
                                          December 31, December 31,  July 31,
                                              1998         1997        1996
                                          ------------ ------------ ----------
Property Capital Midwest Associates,
 L.P.....................................    $  --        $  --     $1,255,000
PCA Southwest Associates Limited
 Partnership.............................       --           --      1,017,000
PCA Canyon View Associates Limited
 Partnership.............................       --           --      1,538,000
                                             ------       ------    ----------
                                             $  --        $  --     $3,810,000
                                             ======       ======    ==========

                                                          Five Months Ended
                                                      -------------------------
                                                      December 31, December 31,
                                                          1996         1995
                                                      ------------ ------------
                                                                   (Unaudited)
Property Capital Midwest Associates, L.P.............  $ 276,000    $      --
PCA Southwest Associates Limited Partnership.........    300,000       307,000
PCA Canyon View Associates Limited Partnership.......        --      1,538,000
                                                       ---------    ----------
                                                       $ 576,000    $1,845,000
                                                       =========    ==========

  The Structured Transactions held by Investment Partnerships were similar to those held directly by the Trust. The land leaseback leases required fixed monthly base rental payments to the Investment Partnerships and also provided for overage rental payments. The mortgage loans held by Investment Partnerships were generally long-term loans that required fixed monthly base interest payments and, when not payable on a self-amortizing basis, required principal payments at maturity. Except for the Lisle Hilton Inn loan participation, mortgage loans were owned in conjunction with land leaseback transactions and were subordinate to and had cross-default provisions with the land leasebacks. The Lisle Hilton Inn loan participation, although not owned in conjunction with a land leaseback transaction, also required overage interest payments similar to the land leasebacks.

  During calendar year 1997, the Trust's last remaining Investment Partnership, PCA Southwest Associates Limited Partnership ("Southwest"), reclassified its Telegraph Hill apartments investment from an Owned Property to an Asset Held for Sale and, in June 1997, sold the investment to an unrelated third party for $13,750,000. The Trust realized a gain of $857,000 on this sale. During the Transition Period ended December 31, 1996, the Trust allocated a portion of its former allowance for possible investment losses to the Telegraph Hill investment in the amount of $300,000. The Trust, through a wholly owned subsidiary, had a 45.45% general partner interest in Southwest. During the year, the Trust has received its final distributions from Southwest, PCA Canyon View Associates

                             PROPERTY CAPITAL TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. REAL ESTATE INVESTMENTS (continued)

Limited Partnership ("Canyon View") and Property Capital Midwest Associates, L.P. ("Midwest"). At December 31, 1997, the Trust had no investments in Investment Partnerships.

  During the Transition Period ended December 31, 1996, two Investment Partnerships each sold an investment which was classified as an Asset Held for Sale at July 31, 1996. Canyon View, an Investment Partnership which owned the Canyon View II apartments in San Ramon, California, sold this property in August 1996 to a third party. In fiscal 1996 the Trust wrote down its share of the investment in this property by $1,005,000 and at July 31, 1996, Phase II was reclassified from an Owned Property to an Asset Held for Sale. The sale resulted in a gain to the Trust in the amount of $832,000. The Trust had a 23.81% general partner interest in Canyon View. Midwest, an Investment Partnership which owned the Plaza West Retail Center, reclassified this investment from an Owned Property to an Asset Held for Sale in fiscal year ended July 31, 1995, and at that time wrote down the investment to its estimated net realizable value. During the Transition Period ended December 31, 1996, the Trust allocated a portion of its former allowance for possible investment losses to this investment in the amount of $276,000. In October 1996, Plaza West was sold to an unrelated third party at no gain or further loss to the Trust. The Trust had a 53.3% general partner interest in Midwest.

  During fiscal year ended July 31, 1996, certain of the Trust's Investment Partnerships disposed of three Structured Transactions. PCA Crossroads Associates, Ltd. ("Crossroads"), an Investment Partnership which owned the land underlying the Crossroads Mall in Boulder, Colorado, sold the land to its lessee, resulting in a gain to the Trust of $3,500,000 on its investment of $2,000,000. The Trust had a 25.0% general partner interest in Crossroads. The first mortgage held by the Lisle Hiton Inn loan participation ("Lisle"), secured by the Lisle Hilton Inn located in Lisle, Illinois, was prepaid at par. The Trust had a 41.6% interest in Lisle and received $8,942,000 from the prepayment. Canyon View, an Investment Partnership which held Structured Transactions in Phases I and II of the Canyon View apartments in San Ramon, California, settled certain litigation. As a result, the Investment Partnership received $300,000 from the first mortgagee of Phase I for permitting it to foreclose on Phase I and the Investment Partnership took title to Phase II and received the proceeds from two letters of credit aggregating $1,750,000. At that time, the Trust wrote down its investment in this partnership by $1,538,000. This write-down was charged against the Trust's allowance for possible investment losses. At July 31, 1996, Phase II was reclassified from an Owned Property to an Asset Held for Sale.

  During fiscal 1996, two Investment Partnerships sold six Assets Held for Sale, three of which were classified as Assets Held for Sale at July 31, 1995 and three were reclassified to Assets Held for Sale during fiscal 1996. Southwest, an Investment Partnership which owned 2,848 apartments in Houston, Texas at July 31, 1995, sold the Chimney Rock complex to an unrelated party resulting in a gain to the Trust of $1,000. Two additional properties, St. Charles and Boardwalk, were reclassified during fiscal 1996 to Assets Held for Sale resulting in a write-down by the Trust of $710,000. This write-down was charged against the Trust's previously established allowance for possible investment losses. These investments were sold in June 1996 to an unrelated third party resulting in a gain to the Trust of $50,000. Southwest also disposed of its Telegraph Hill--Phase B investment (259 units) by allowing the first mortgage lender to foreclose on the property and, as a result, the Trust wrote off its

                             PROPERTY CAPITAL TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. REAL ESTATE INVESTMENTS (continued)

$307,000 net invesment in this property against the Trust's allowance for possible investment losses. Midwest, an Investment Partnership which owned four investments in Overland Park, Kansas, reclassified its investment in College Hills 3 to an Asset Held for Sale in fiscal 1996. In addition, Midwest's Financial Plaza investment, which was previously reclassified to an Asset Held for Sale, was further written down by the Trust by $1,255,000. Financial Plaza, College Hills 3 and College Hills 8 were sold to unrelated third parties and the net sales prices of these properties resulted in a gain to the Trust aggregating $443,000.

NOTE 3. INDEBTEDNESS

  The Trust had no debt at December 31, 1998.

  Both of the real estate investments owned on December 31, 1997, Park Place office building and Cincinnati Marriott Inn, were subject to long-term first mortgage financing which aggregated $18,399,000. $10,054,000 of this long-term first mortgage financing represented debt on the Cincinnati Marriott Inn which was not reflected on the Trust's balance sheet because the obligation to pay such debt was that of the Trust's lessee/mortgagor. $8,345,000 of this long-term first mortgage financing represented debt on the Park Place office building located in Clayton, Missouri, and was reflected on the Trust's balance sheet. This debt had an annual effective interest rate of 5.65% which was payable semi-annually. During 1998, Park Place was sold and its first mortgage was assumed by the buyer.

  During calendar 1998 and 1997, fiscal year ended July 31, 1996 and the five-month periods ended December 31, 1996 and 1995, cash paid for interest on all of the Trust's debt was $128,000, $2,704,000, $5,044,000, $1,252,000 and
$2,277,000, respectively.

NOTE 4. RENTAL EXPENSE

  In September 1998, the Trust's prior space lease expired and the Trust moved its office to 177 Milk Street, Boston, Massachusetts, and entered into a lease that expires in March 1999. Rental expense was $93,000, $116,000, and $152,000 in calendar 1998 and 1997 and fiscal year July 31, 1996, respectively. Rental expense was $44,000 and $63,000 for the five-month periods ended December 31, 1996 and 1995, respectively. Future minimum rental payments will be $600 per month in 1999.

NOTE 5. ADVISORY SERVICES

  Effective August 1, 1992 the Trust entered into an agreement with PCA Institutional Advisors ("PCAIA") pursuant to which the Trust assumed responsibility for rendering services under advisory agreements (the "Advisory Agreements") between PCAIA and the five former Investment Partnerships.

  The Trust received annually the first $150,000 of amounts payable pursuant to the Advisory Agreements as compensation for providing such services, which amount generally corresponded to

                             PROPERTY CAPITAL TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. ADVISORY SERVICES (continued)

the additional expenses incurred by the Trust in performance of such tasks, plus 50% of additional amounts payable pursuant to the Advisory Agreements, which additional amounts aggregated $235,000 in fiscal year ended July 31, 1996. No additional amount was received in calendar 1997 or 1998. PCAIA received the remaining 50% of such payments in excess of $150,000. Excluded from the foregoing arrangement was the termination fee provided for in the PCA Crossroads Associates, Ltd. ("Crossroads") advisory agreement, which fee was paid in fiscal 1996 solely to PCAIA. No amount was payable in 1998 or 1997 or for the five months ended December 31, 1996.

NOTE 6. RELATED PARTY TRANSACTIONS

  During calendar 1998 and 1997, the fiscal year ended July 31, 1996, and the five-month periods ended December 31, 1996 and 1995, the Trust incurred legal fees in the amount of $178,000, $145,000, $262,000, $136,000 and $150,000,
respectively (exclusive of additional amounts paid by the Trust's lessees and borrowers, if any), from the law firm of Paul, Weiss, Rifkind, Wharton & Garrison, of which Walter F. Leinhardt, Secretary and Trustee of the Trust, is a partner. Not included in the above amount is the Trust's share of legal fees incurred by the Investment Partnerships in the amount of $0, $2,000, $66,000, $20,000 and $5,000 for those same periods, respectively.

  The Trust is a party to a termination agreement with its chief executive officer under which he will be entitled to a payment equal to 100% of his base salary in the event of a change in control or termination of his employment, without cause, prior to October 2000.

NOTE 7. DILUTED NET INCOME PER SHARE

  The following table sets forth the computation of diluted net income per share. The calculation is presented for the July 31, 1996 period only. The effect of stock options and convertible debt was antidilutive for all other periods.

                                                                    Year Ended
                                                                       July
                                                                     31, 1996
                                                                    ----------
      Numerator:
        Net Income................................................. $5,914,000
        Numerator for diluted net income per share--income
         available to common stockholders after assumed
         conversions............................................... $5,914,000
                                                                    ----------
      Denominator:
        Denominator for basic net income per share--weighted--
         average shares............................................  9,097,000
        Effective of dilutive securities:
         Stock options.............................................    104,000
                                                                    ----------
        Denominator for diluted net income per share--adjusted
         weighted--average shares and assumed conversions..........  9,201,000
                                                                    ==========
      Basic net income per share................................... $     0.65
                                                                    ==========
      Diluted net income per share................................. $     0.64
                                                                    ==========

                             PROPERTY CAPITAL TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8. SHAREHOLDERS' EQUITY

1992 Employee Stock Option Plan

  The Property Capital Trust 1992 Employee Stock Option Plan (the "Plan") for key employees of the Trust and its subsidiaries is a plan under which options for 400,000 shares may be granted to purchase Common Shares for a purchase price equal to, at a minimum, the fair market value of the shares on the date of grant, subject to certain adjustments. The Compensation Committee of the Board of Trustees administers the Plan and is responsible for selecting the individuals eligible to receive options and for determining the number of options to be granted to such individuals and the purchase price of the shares. While the Plan is still in effect, no options have been granted since 1995 and the Compensation Committee of the Board of Trustees does not intend to grant any further options. Under the plan 20% of the options become exercisable on each anniversary of the date of grant and all options vest once the option price declines below $2.00 per share. The options are subject to termination under certain circumstances. Changes in options outstanding during the period were as follows:

                                                          Number     Average
                                                            of     Option Price
                                                          Shares    Per Share
                                                         --------  ------------
Granted--1993...........................................  107,750     $3.750*
Canceled--1993..........................................   (4,000)    $3.750
                                                         --------     ------
Shares under option at July 31, 1993....................  103,750     $3.750
                                                         --------     ------
Granted--1994...........................................   68,850     $6.375*
Exercised--1994.........................................   (2,000)    $3.750
                                                         --------     ------
Shares under option at July 31, 1994....................  170,600     $4.809
                                                         --------     ------
Granted--1995...........................................   82,500     $6.140*
Exercised--1995.........................................   (3,000)    $4.625
                                                         --------     ------
Shares under option at July 31, 1995....................  250,100     $5.251
                                                         --------     ------
Exercised--1996.........................................  (23,640)    $4.751
                                                         --------     ------
Shares under option at July 31, 1996....................  226,460     $5.303
                                                         --------     ------
Exercised--Transition Period ended December 31, 1996....  (91,100)    $1.256
                                                         --------     ------
Shares under option at December 31, 1996................  135,360     $3.593
                                                         --------     ------
Exercised--calendar 1997................................ (135,360)    $2.683
                                                         --------     ------
Shares under option at December 31, 1997 and 1998.......      --
                                                         ========
Options exercisable at December 31, 1998................      --
                                                         ========
Options available for grant at beginning of year........  144,900
                                                         ========
Options available for grant at December 31, 1998........  144,900
                                                         ========

--------
* The option price was reduced as a result of distributions made in excess of funds from operations as provided for in the Plan.

                             PROPERTY CAPITAL TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. SHAREHOLDERS' EQUITY (continued)

1994 Stock Option Plan for Non-Employee Trustees

  The Property Capital Trust 1994 Stock Option Plan for Non-Employee Trustees, approved by the shareholders of the Trust in November 1994, was a plan under which options for 100,000 shares could be granted to purchase Common Shares for a purchase price equal to the fair market value of such Common Shares at the time the option was granted, subject to certain adjustments.

  Each non-employee Trustee received automatically upon election or re-election as a Trustee at an Annual Meeting of Shareholders an option to purchase 4,000 Common Shares. The option vested on the day immediately preceding the Annual Meeting of Shareholders next succeeding the date of grant of such option. On December 30, 1998, the 1994 Stock Option Plan for Non-Employee Trustees was terminated and all outstanding options were canceled.

                                                                     Average
                                                          Number   Option Price
                                                         of Shares  Per Share
                                                         --------- ------------
Options granted on November 30, 1994 and outstanding at
 July 31, 1995.........................................    24,000     $6.125*
Options granted on December 15, 1995...................    24,000     $8.563*
                                                          -------     ------
Options outstanding July 31, 1996......................    48,000     $7.344
Options granted on December 17, 1996...................    20,000     $8.063*
                                                          -------     ------
Options outstanding at December 31, 1996...............    68,000     $5.685*
Exercised--1997........................................   (48,000)    $3.151
                                                          -------     ------
Options outstanding at December 31, 1997...............    20,000     $4.043*
Cancellation of options upon termination of plan.......   (20,000)
                                                          -------
Options outstanding at December 31, 1998...............       --
                                                          =======

--------
* The option price was reduced as a result of distributions made in excess of funds from operations as provided for in the Plan.

Amended and Restated Deferred Stock Plan for Non-Employee Trustees

  In November 1994, the Amended and Restated Deferred Stock Plan for Non-Employee Trustees (the "Deferred Stock Plan") was approved by the shareholders of the Trust. If a Trustee elected to defer payment of Trustee fees, share units were allocated to such Trustee's account based upon the closing price for the Common Shares on the date the fees would have been earned. Share units were also allocated to reflect dividends that would have been paid on such share units. There were 250,000 Common Shares available under this Deferred Stock Plan. This Deferred Stock Plan replaced a previous plan, the share units of which were transferred to this Deferred Stock Plan on November 30, 1994.

  In 1994, the Trust entered into a Trust Agreement with BankBoston, N.A. (formerly BayBank), a Massachusetts corporation, whereby BankBoston, N.A. agreed to hold the Common Shares (and dividends thereon) that were issued under the Deferred Stock Plan (an arrangement commonly known as a "Rabbi Trust"). During the fiscal year ended July 31, 1996, the Rabbi Trust was funded with Common Shares equal to the share units allocated under the Deferred Stock Plan. Under accounting rules, assets of a Rabbi Trust must be accounted for as assets of the Trust.

                             PROPERTY CAPITAL TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. SHAREHOLDERS' EQUITY (continued)

  In January 1998, the Deferred Stock Plan was terminated by the Trustees and all assets held in the Rabbi Trust were distributed to the participating Trustees. The Common Shares held by the Rabbi Trust had been reflected at cost as "treasury stock," the other assets of the Rabbi Trust had been reflected as "other assets" and the claim of the participating Trustees had been reflected as "accounts payable and accrued expenses" in the accompanying consolidated balance sheets.

Share units transferred November 30, 1994...........................  118,385
Share units issued fiscal 1995......................................   30,983
Share units exercised fiscal 1995...................................  (20,296)
                                                                     --------
Share units outstanding July 31, 1995...............................  129,072
Share units issued fiscal 1996......................................   20,922
Share units exercised fiscal 1996...................................  (14,903)
                                                                     --------
Share units outstanding prior to transfer to Rabbi Trust............  135,091
Share units issued in Property Capital Trust Common Shares and transferred to the Rabbi Trust..................................... (135,080)
                                                                     --------
Share units outstanding July 31, 1996...............................       11
Share units issued Transition Period................................    6,671
Common shares issued and transferred to the Rabbi Trust.............   (6,680)
                                                                     --------
Share units outstanding December 31, 1996...........................        2
Cumulative fractional share units cashed-out and invested by the
 Rabbi Trust........................................................       (2)
                                                                     --------
Share units outstanding December 31, 1997 and 1998..................      --
                                                                     ========
Common Shares issued and transferred to the Rabbi Trust.............  135,080
Dividends reinvested in Common Shares issued and transferred to the
 Rabbi Trust........................................................   49,559
                                                                     --------
Total Common Shares in the Rabbi Trust July 31, 1996................  184,639
Common Shares issued and transferred to the Rabbi Trust.............    6,680
Dividends reinvested in Common Shares issued and transferred to the
 Rabbi Trust........................................................   24,819
Distribution of Common Shares from the Rabbi Trust to retired
 Trustees...........................................................  (22,211)
                                                                     --------
Total Common Shares in the Rabbi Trust December 31, 1996............  193,927
Distribution of Common Shares from the Rabbi Trust to retired
 Trustee............................................................   (7,076)
                                                                     --------
Total Common Shares in the Rabbi Trust December 31, 1997............  186,851
Distribution of Common Shares from the Rabbi Trust to retired
 Trustee............................................................   (3,981)
Distribution of Common Shares from the Rabbi Trust to participating
 Trustees upon termination of plan.................................. (182,870)
                                                                     --------
Total Common Shares in the Rabbi Trust December 31, 1998............      --
                                                                     ========

Shareholder Rights Plan

  On September 28, 1990 (the "Declaration Date"), the Trustees adopted a Shareholder Rights Plan (the "Rights Plan") and, in connection therewith, declared a dividend distribution of one right for each of the Trust's outstanding Common Shares to shareholders of record at the close of business on October 12, 1990. Each right entitles the holder thereof, upon the occurrence of certain events making such rights exercisable, to exercise the right to buy one Common Share at a purchase price of $27.00. The rights become exercisable
(i) 10 business days following the announcement that a person or group of persons has acquired or obtained the right to acquire 9.8% or more of the Common

                             PROPERTY CAPITAL TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. SHAREHOLDERS' EQUITY (continued)

Shares (with certain exceptions for persons who were shareholders on the Declaration Date) or (ii) upon the closing of a tender offer resulting in ownership of 9.8% or more of the Common Shares (any person acquiring in excess of 9.8% of the Common Shares being an "Acquiror"). On the twenty-first business day after the acquisition of 9.8% or more of the Common Shares by an Acquiror, or upon the closing of a tender offer for 9.8% or more of the Common Shares by an Acquiror, each right will entitle its holder to purchase, at the right's exercise price, that number of Common Shares having a market value at that time of twice the right's exercise price. Each right will also become exercisable to purchase Common Shares at a 50% discount in the event that an Acquiror engages in self-dealing transactions with the Trust. If, at any time after the rights become exercisable, the Trust is involved in a merger or other business combination in which the Trust is not the surviving entity, each right will entitle its holder to purchase, at the right's exercise price, that number of shares of the acquiring company's common stock having a market value at that time of twice the right's exercise price. The rights will expire on the earlier of (i) September 28, 2000 or (ii) their redemption by the Trustees at any time prior to the date that they become exercisable, as described above, at a price of $.01 per right.

The Trustees intend to redeem the rights issued and outstanding, prior to the consummation of the merger, at the redemption price of $.01 per right.

                             PROPERTY CAPITAL TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9. DIVIDENDS

  The Trust paid quarterly dividends approximately 55 days following each fiscal quarter, normally equal to at least 100% of income before gains (losses) on real estate investments. Because all of the Trust's real estate investments have been disposed of and revenues have declined significantly, no further quarterly dividends will be paid. Pursuant to its Business Plan, the Trust has declared special dividends from the proceeds of its disposition of investments which, to date, have totaled $13.65 per share. In respect of calendar years ended 1998 and 1997, fiscal year ended July 31, 1996 and the five-month period ended December 31, 1996, the Trust declared special dividends of $1.15 per share, $8.75 per share, $2.75 per share and $1.00 per share, respectively.

  If the merger is ratified by shareholders, it is the current intention of the Trustees to declare a final distribution from the remaining assets of the Trust immediately prior to the consummation of the merger. If the merger is not consummated, the Trust intends to dissolve and distribute a portion of its assets to its shareholders and transfer the remainder to a liquidating trust in order to satisfy any known and contingent liabilities of the Trust. It is then anticipated that a final distribution from the liquidating trust will be made within one year thereafter.

                                                         Years Ended
                                              ----------------------------------
                                              December 31, December 31, July 31,
                                                  1998         1997       1996
                                              ------------ ------------ --------
Quarterly dividends declared.................    $ --         $ .18      $ .48
Special dividends declared...................     1.15         8.75       2.75
                                                 -----        -----      -----
Total dividends declared.....................    $1.15        $8.93      $3.23
                                                 =====        =====      =====

                                                               Five Months Ended
                                                                 December 31,
                                                               -----------------
                                                               1996     1995
                                                               ----- -----------
                                                                     (Unaudited)
Quarterly dividends declared.................................. $ .18    $.24
Special dividends declared....................................  1.00     --
                                                               -----    ----
Total dividends declared...................................... $1.18    $.24
                                                               =====    ====

  In order to qualify as a real estate investment trust, Property Capital Trust must distribute substantially all of its taxable income to shareholders not later than twelve months following the end of its fiscal year.

                             PROPERTY CAPITAL TRUST

               CONSOLIDATED QUARTERLY FINANCIAL DATA (unaudited)


                                                Quarters Ended
                               -------------------------------------------------
                                March 31,   June 30,  September 30, December 31,
                               ----------- ---------- ------------- ------------
Calendar 1998
Revenues.....................  $   869,000 $1,635,000  $   99,000    $   40,000
Expenses.....................      715,000    312,000     198,000        84,000
                               ----------- ----------  ----------    ----------
Income (Loss) before Gain on
 Sale of Real Estate
 Investments.................      154,000  1,323,000     (99,000)      (44,000)
Gain on Sale of Real Estate
 Investments.................    3,067,000  1,016,000         --            --
                               ----------- ----------  ----------    ----------
Net Income (Loss)............  $ 3,221,000 $2,339,000  $  (99,000)   $  (44,000)
                               =========== ==========  ==========    ==========
Net Income (Loss) per Share
Income (Loss) before Gain on
 Sale of Real Estate
 Investments.................  $      0.02 $     0.13  $    (0.01)   $      --
Gain on Sale of Real Estate
 Investments ................         0.32       0.11         --            --
Basic and Diluted Net Income
 (Loss) per Share............  $      0.34 $     0.24  $    (0.01)   $      --
                               =========== ==========  ==========    ==========
Average Shares Outstanding...    9,584,220  9,584,220   9,584,220     9,584,220
                               =========== ==========  ==========    ==========
Calendar 1997
Revenues.....................  $ 4,138,000 $4,135,000  $3,738,000    $2,706,000
Expenses.....................    3,616,000  2,907,000   2,676,000     2,033,000
                               ----------- ----------  ----------    ----------
Income before Gain on Sale of
 Real Estate Investments.....      522,000  1,228,000   1,062,000       673,000
Gain on Sale of Real Estate
 Investments.................   18,577,000  2,801,000   4,750,000     1,684,000
                               ----------- ----------  ----------    ----------
Net Income...................  $19,099,000 $4,029,000  $5,812,000    $2,357,000
                               =========== ==========  ==========    ==========
Net Income per Share Income
 before Gain on Sale of Real
 Estate Investments..........  $      0.05 $     0.13  $     0.11    $     0.07
Gain on Sale of Real Estate
 Investments.................         1.95       0.29        0.50          0.18
                               ----------- ----------  ----------    ----------
Basic and Diluted Net Income
 per Share...................  $      2.00 $     0.42  $     0.61    $     0.25
                               =========== ==========  ==========    ==========
Average Shares Outstanding...    9,520,000  9,579,000   9,584,000     9,584,000
                               =========== ==========  ==========    ==========

                             PROPERTY CAPITAL TRUST

                                  SCHEDULE III

                               December 31, 1998

  At December 31, 1998, the Trust had no real estate investments.

NOTES TO SCHEDULE III

  Changes in the Trust's investments in Assets Held for Sale directly by the Trust are summarized below (dollars in thousands).

                                                        Five Months
                                     Years Ended           Ended     Year Ended
                              ------------------------- ------------ ----------
                              December 31, December 31, December 31,  July 31,
                                  1998         1997         1996        1996
                              ------------ ------------ ------------ ----------
Balance at beginning of
 period.....................    $15,077      $16,984      $16,938     $10,185
Acquisitions and additions..         65        3,517           46         173
Sales to third parties......    (15,142)     (62,996)         --      (10,358)
Reclassified from Owned
 Properties held directly by
 the Trust..................        --        67,829          --       20,055
Reclassified from Structured
 Transactions held directly
 by the Trust...............        --         5,300          --          --
Investments written-down....        --            --          --       (1,519)
Write-off of accumulated
 depreciation...............        --       (15,557)         --       (1,598)
                                -------      -------      -------     -------
Balance at end of period....    $   --       $15,077      $16,984     $16,938
                                =======      =======      =======     =======

                 FRAMINGHAM YORK ASSOCIATES LIMITED PARTNERSHIP

                              FINANCIAL STATEMENTS
                         TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Framingham York Associates Limited Partnership

  We have audited the accompanying balance sheets of Framingham York Associates Limited Partnership (a Massachusetts limited partnership) as of December 31, 1998, 1997, 1996 and 1995, and the related statements of income, partners' capital and cash flows for each of the four years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Framingham York Associates Limited Partnership as of December 31, 1998, 1997, 1996 and 1995, and the results of its operations and its cash flows for each of the four years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP
Boston, Massachusetts
January 12, 1999

                 FRAMINGHAM YORK ASSOCIATES LIMITED PARTNERSHIP

                                 BALANCE SHEETS

                                                    December 31,
                                     -------------------------------------------
                                        1998       1997       1996       1995
                                     ---------- ---------- ---------- ----------
              Assets
Rental Property, at cost (Note
 2(d))
  Land.............................  $  202,500 $  202,500 $  202,500 $  202,500
  Building.........................   1,235,600  1,235,600  1,235,600  1,235,600
  Tenant improvements..............     402,114    402,114    402,114    402,114
                                     ---------- ---------- ---------- ----------
                                      1,840,214  1,840,214  1,840,214  1,840,214
  Less--Accumulated depreciation...     827,866    796,975    766,085    729,700
                                     ---------- ---------- ---------- ----------
                                      1,012,348  1,043,239  1,074,129  1,110,514
Cash and Cash Equivalents (Note
 2(c)).............................     153,094    144,079    133,392    124,798
Deferred Charges, net of
 Accumulated Amortization of
 $31,657 in 1998, $31,446 in 1997,
 $31,245 in 1996 and $31,055 in
 1995 (Notes 2(g) and 3)...........      28,313     28,514     28,715     28,916
Deferred Rent (Note 2(f))..........     313,538    335,988    350,438    364,888
                                     ---------- ---------- ---------- ----------
                                     $1,507,293 $1,551,820 $1,586,674 $1,629,116
                                     ========== ========== ========== ==========
 Liabilities and Partners' Capital
Liabilities:
  Accounts payable and accrued
   expenses........................  $   14,000 $   10,500 $   10,000 $   10,000
  Tenant security deposits.........      11,453     11,453     11,453     11,453
                                     ---------- ---------- ---------- ----------
                                         25,453     21,953     21,453     21,453
Commitments and Contingencies (Note
 5)
Partners' Capital..................   1,481,840  1,529,867  1,565,221  1,607,663
                                     ---------- ---------- ---------- ----------
                                     $1,507,293 $1,551,820 $1,586,674 $1,629,116
                                     ========== ========== ========== ==========


   The accompanying notes are an integral part of these financial statements.

                 FRAMINGHAM YORK ASSOCIATES LIMITED PARTNERSHIP

                              STATEMENTS OF INCOME

                                                  Years Ended December 31,
                                             -----------------------------------
                                               1998     1997     1996     1995
                                             -------- -------- -------- --------
Revenues:
  Rental income (Note 2(f))................. $310,550 $311,338 $311,216 $311,106
  Miscellaneous income......................    4,552    3,779    3,283    3,096
                                             -------- -------- -------- --------
                                              315,102  315,117  314,499  314,202
Expenses:
  Administrative and financial expenses.....   42,037   29,380   30,354   29,212
  Depreciation (Note 2(d))..................   30,891   30,890   36,386   69,592
  Amortization (Note 2(g))..................      201      201      201    2,450
                                             -------- -------- -------- --------
  Net income................................ $241,973 $254,646 $247,558 $212,948
                                             ======== ======== ======== ========




   The accompanying notes are an integral part of these financial statements.

                 FRAMINGHAM YORK ASSOCIATES LIMITED PARTNERSHIP

                        STATEMENTS OF PARTNERS' CAPITAL

                                              General    Limited
                                              Partners   Partners     Total
                                              --------  ----------  ----------
Partners' Capital, December 31, 1994......... $32,966   $1,601,749  $1,634,715
  Distributions to partners.................. (4,800)   (235,200)     (240,000)
  Net income.................................   4,258      208,690     212,948
                                              -------   ----------  ----------
Partners' Capital, December 31, 1995.........  32,424    1,575,239   1,607,663
  Distributions to partners..................  (5,800)    (284,200)   (290,000)
  Net income.................................   4,952      242,606     247,558
                                              -------   ----------  ----------
Partners' Capital, December 31, 1996.........  31,576    1,533,645   1,565,221
  Distributions to partners..................  (5,800)    (284,200)   (290,000)
  Net income.................................   5,092      249,554     254,646
                                              -------   ----------  ----------
Partners' Capital, December 31, 1997.........  30,868    1,498,999   1,529,867
  Distributions to partners .................  (5,800)    (284,200)   (290,000)
  Net income ................................   4,839      237,134     241,973
                                              -------   ----------  ----------
Partners' Capital, December 31, 1998 ........ $29,907   $1,451,933  $1,481,840
                                              =======   ==========  ==========




   The accompanying notes are an integral part of these financial statements.

                 FRAMINGHAM YORK ASSOCIATES LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS

                                              Years Ended December 31,
                                         --------------------------------------
                                           1998      1997      1996      1995
                                         --------  --------  --------  --------
Cash Flows from Operating Activities:
  Net income...........................  $241,973  $254,646  $247,558  $212,948
  Adjustments to reconcile net income
   to net cash provided by operating
   activities--
   Depreciation and amortization.......    31,092    31,091    36,587    72,042
   Decrease in tenant accounts
    receivable.........................       --        --        --      2,089
   Decrease in prepaid expenses........       --        --        --        213
   Decrease (increase) in deferred
    rent...............................    22,450    14,450    14,450   (30,550)
   Increase in accounts payable and
    accrued expenses...................     3,500       500       --        500
                                         --------  --------  --------  --------
    Total adjustments..................    57,042    46,041    51,037    44,294
                                         --------  --------  --------  --------
    Net cash provided by operating
     activities........................   299,015   300,687   298,595   257,242
                                         --------  --------  --------  --------
Cash Flows from Financing Activities:
  Distributions to partners............  (290,000) (290,000) (290,000) (240,000)
                                         --------  --------  --------  --------
    Net cash used in financing
     activities........................  (290,000) (290,000) (290,000) (240,000)
                                         --------  --------  --------  --------
Net Increase in Cash...................     9,015    10,687     8,595    17,242
Cash and cash equivalents, beginning of
 period................................   144,079   133,392   124,797   107,556
                                         --------  --------  --------  --------
Cash and cash equivalents, end of
 period................................  $153,094  $144,079  $133,392  $124,798
                                         ========  ========  ========  ========


   The accompanying notes are an integral part of these financial statements.

                 FRAMINGHAM YORK ASSOCIATES LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

(1) Business and Organization

  Framingham York Associates Limited Partnership (FYA) was formed pursuant to the provisions of the Uniform Limited Partnership Act of Massachusetts to acquire, hold, develop, operate and lease real property. FYA owns and operates commercial real estate located at 51 New York Avenue, Framingham, Massachusetts.

(2) Summary of Significant Accounting Policies

  During June 1998, Maryland Property Capital Trust, Inc. (MPCT), a Maryland corporation and the general partner of Property Capital Trust Limited Partnership (PCT LP), a Massachusetts limited partnership, entered into a merger agreement, which if fully consummated, would result in the merger of Property Capital Trust (the Trust), a publicly traded Massachusetts business trust, with and into MPCT. Upon consummation of this merger, MPCT will change its name to "Property Capital Trust, Inc." and intends to qualify as a Real Estate Investment Trust (REIT). Immediately following this merger, FYA will purchase, for cash, common stock of MPCT for an aggregate price of $1,000,000. FYA intends to enter into a commitment with a lending institution to borrow $1,000,000, secured by the property located at 51 New York Avenue, Framingham, Massachusetts, as a source of funding this purchase.

  During October 1998, FYA entered into a merger agreement which, if fully consummated, would result in PCT LP merging with and into FYA. Upon consummation of this merger, FYA will change its name to "Property Capital Trust Limited Partnership" and become the operating partnership of MPCT. FYA will not consummate this merger until the transactions described above have been completed.

  The final implementation of these transactions also is subject to the registration statement on Form S-4 of MPCT being declared effective by the Securities and Exchange Commission and the Trust obtaining the approval of the holders of at least two-thirds of the shares of the Trust outstanding as of the record date for the Trust's shareholder meeting.

 (a) Use of Estimates

  The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (b) Fair Value of Financial Instruments

  The carrying values of cash and cash equivalents, tenant security deposits, accounts payable and accrued expenses are reasonable estimates of their fair value.

 (c) Cash and Cash Equivalents

  Cash equivalents include short-term, highly liquid investments with original maturities of three months or less.

                 FRAMINGHAM YORK ASSOCIATES LIMITED PARTNERSHIP

 (d) Rental Property

  Rental property, which consists of a commercial building, is stated at cost. Significant renovations and improvements that improve or extend the useful life of the assets are capitalized. The building is being depreciated over 40 years using the straight-line method and tenant improvements are amortized over the initial term of the related lease, 10 years. Certain timing differences related to depreciation have resulted in the depreciated cost of the property for financial statement purposes exceeding its tax basis by $415,482 at December 31, 1998.

  FYA assesses the realizability of intangible and other long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of. SFAS No. 121 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As a result of its review, FYA does not believe that any impairment currently exists related to its long-lived assets.

 (e) Income Taxes

  No provision for income taxes has been recorded on the books of FYA, as the respective shares of taxable income are reportable by the partners on their separate income tax returns.

 (f) Revenue Recognition

  Rental income is recognized on a straight-line basis. This method normalizes rental income by aggregating annual fixed rents over the term of the lease and recognizing annual rental income in equal amounts. The difference between actual rental payments and normalized rental income is capitalized as a deferred rent asset, on the accompanying balance sheet, and is amortized over the term of the lease.

 (g) Deferred Charges

  Deferred charges consist of capitalized lease acquisition costs which are recorded at cost. The lease acquisition costs are amortized on a straight-line basis over the respective lives of the leases. Unamortized costs are charged to expense in the event of any early termination of the lease. The capitalized loans costs are amortized over the term of the financing on a straight-line basis.

(3) Related Party Transactions

  Included in deferred charges in the accompanying balance sheets are leasing fees paid to an affiliate of the general partners for services rendered in obtaining the lease. The leasing fee had an original cost of $26,775.

  Under a management contract, FYA pays an affiliate of certain partners 3% of all receipts for property management services. The amount incurred for these services was $10,013 for 1998, $9,774 for 1997 and 1996, and $8,479 for 1995.

                 FRAMINGHAM YORK ASSOCIATES LIMITED PARTNERSHIP

(4) Leases

  FYA, as a landlord, rents office and laboratory space located in Framingham, Massachusetts, under an operating lease with Genzyme Corporation (see Note 6) for the entire facility. The lease, as amended, has a term of 20 years with two optional five-year extensions.

  The tenant is fully responsible for direct payment of all operating expenses; therefore, those amounts are not included in the table below. The approximate minimum future rentals to be received under the operating lease for each of the next five years and thereafter at December 31, 1998 were as follows:

                                                                       Minimum
                                                                        Future
      Year                                                             Rentals
      ----                                                            ----------
      1999........................................................... $  357,000
      2000...........................................................    357,000
      2001...........................................................    357,000
      2002...........................................................    357,000
      2003...........................................................    357,000
      Thereafter.....................................................    624,750
                                                                      ----------
                                                                      $2,409,750
                                                                      ==========

(5) Commitments and Contingencies

 (a) Concentration of Credit Risk

  FYA maintains its cash and cash equivalents at financial institutions. The combined account balances at each institution periodically exceed FDIC insurance coverage, and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. Management of FYA believes the risk is not significant.

 (b) Environmental

  FYA, as an owner of real estate, is subject to various environmental laws of federal and local governments. Compliance by FYA with existing laws has not had a material adverse effect on FYA's financial condition and results of operations, and management does not believe it will have such an impact in the future. However, FYA cannot predict the impact of new or changed laws or regulations on its current properties or on properties that it may acquire in the future.

                 FRAMINGHAM YORK ASSOCIATES LIMITED PARTNERSHIP

(6) Unaudited Summary Financial Information of Tenant

  Genzyme Corporation is the sole tenant for the property. Unaudited summary financial information for Genzyme Corporation as of and for the year ended December 31, 1997 is presented below:

                                 Balance Sheet
                                  (Unaudited)
                             (Amounts in Thousands)

                                     Assets

      Current Assets:
        Cash and cash equivalents................................... $   66,276
        Accounts receivable, net....................................    116,056
        Inventories.................................................    137,708
        Other current assets........................................     85,483
                                                                     ----------
                                                                        405,523
        Property, plant and equipment, net..........................    365,337
        Long-term investments.......................................     91,627
        Intangibles, net............................................    243,071
        Other assets................................................     97,498
                                                                     ----------
          Total assets.............................................. $1,203,056
                                                                     ==========

                                 Balance Sheet
                                  (Unaudited)
                             (Amounts in Thousands)

                      Liabilities and Shareholders' Equity

      Current Liabilities:
        Accounts payable and accrued expenses....................... $   85,274
        Other current liabilities...................................     12,261
                                                                     ----------
                                                                         97,535
      Long-term debt and capital lease obligations..................    117,978
      Other liabilities.............................................      6,667
                                                                     ----------
          Total liabilities.........................................    222,180
      Shareholders' equity..........................................    980,876
                                                                     ----------
          Total liabilities and shareholders' equity................ $1,203,056
                                                                     ==========

                 FRAMINGHAM YORK ASSOCIATES LIMITED PARTNERSHIP

                            Statement of Operations
                                  (Unaudited)
                             (Amounts in Thousands)

      Revenues:
        Net product sales............................................. $529,927
        Net service sales.............................................   55,835
        Other.........................................................   11,441
                                                                       --------
                                                                        597,203
      Operating costs and expenses....................................  501,225
                                                                       --------
      Operating income................................................   95,978
      Other expense, net..............................................    5,351
                                                                       --------
      Income before income taxes......................................   90,627
      Provision for income taxes, net.................................   13,180
                                                                       --------
          Net income.................................................. $ 77,447
                                                                       ========

                                    ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                             Property Capital Trust

                                      and

                     Maryland Property Capital Trust, Inc.

                     Dated as of June 18, 1998, as amended

                               TABLE OF CONTENTS

 ARTICLE 1. THE MERGER.....................................................  A-4
    Section 1.1  The Merger...............................................   A-4
    Section 1.2  The Closing..............................................   A-4
    Section 1.3  Effective Time...........................................   A-4
 ARTICLE 2. CHARTER AND BY-LAWS OF SURVIVING CORPORATION...................  A-5
    Section 2.1  Charter..................................................   A-5
    Section 2.2  By-laws..................................................   A-5
 ARTICLE 3. DIRECTORS AND OFFICERS OF SURVIVING CORPORATION................  A-5
    Section 3.1  Directors................................................   A-5
    Section 3.2  Officers.................................................   A-5
 ARTICLE 4. EFFECT ON SECURITIES...........................................  A-5
    Section 4.1  Conversion of Shares of the Trust........................   A-5
    Section 4.2  Exchange of Certificates Representing Shares.............   A-7
 ARTICLE 5. CONDITIONS TO CLOSING..........................................  A-9
    Section 5.1  Shareholder Approval.....................................   A-9
    Section 5.2  Investment Agreement.....................................   A-9
    Section 5.3  Merger Agreements........................................   A-9
    Section 5.4  Satisfaction of Obligations..............................   A-9
 ARTICLE 6. INDEMNIFICATION................................................  A-9
    Section 6.1  No Modification..........................................   A-9
    Section 6.2  Indemnification..........................................   A-9
    Section 6.3  Additional coverage......................................  A-10
    Section 6.4  Third-party rights.......................................  A-10
 ARTICLE 7. TERMINATION.................................................... A-11
 ARTICLE 8. MISCELLANEOUS.................................................. A-11
    Section 8.1  Entire Agreement.........................................  A-11
    Section 8.2  Succession and Assignment; Third-Party Rights............  A-11
    Section 8.3  Counterparts.............................................  A-11
    Section 8.4  Headings.................................................  A-11
    Section 8.5  Governing Law............................................  A-11
    Section 8.6  Amendments...............................................  A-11
    Section 8.7  Severability.............................................  A-11
    Section 8.8  Expenses.................................................  A-12
    Section 8.9  Service of Process.......................................  A-12
    Section 8.10 Exculpation..............................................  A-12

                          AGREEMENT AND PLAN OF MERGER

  This AGREEMENT AND PLAN OF MERGER dated as of June 18, 1998 (including all exhibits, hereinafter referred to as this "Agreement") is made and entered into by and between Property Capital Trust, a Massachusetts business trust (the "Trust"), and Maryland Property Capital Trust, Inc., a Maryland corporation (the "Corporation").

                                    RECITALS

  A. The Trust was organized pursuant to a Declaration of Trust dated June 9, 1969 (as amended and restated, the "Declaration of Trust").

  B. Section 3.1 of the Declaration of Trust provides that the Trustees serving under said Declaration of Trust

  "without other or further authorization, shall have the absolute power and exclusive control, management and authority over the Trust Property, the disposition of the Trust Property and the conduct of the business of the Trust, to the same extent as if the Trustees were the sole owners of the Trust Property and the sole persons interested in the Trust in their own right, subject only to the limitations expressly stated in this Declaration. Such powers may be exercised without order of or resort to any court or to the Shareholders. Without restricting or limiting the generality of the foregoing powers, authority and discretion conferred by this Declaration or which the Trustees may have by law, the Trustees shall have power:

  F. To acquire by purchase or otherwise, or to organize under the laws of any jurisdiction, one or more corporations, associations, trusts or other business entities, and, subject to Sections 10.1, 10.2 and 10.3 herein, to dissolve, terminate, reorganize or liquidate the Trust or any business entity acquired or organized hereunder, to merge or consolidate the Trust with any business entity and to merge or consolidate any business entity with the Trust."

  C. The Trustees presently serving under the Declaration of Trust (the "Trustees") have determined that it is in the interest of the Trust and of the shareholders of the Trust that the business heretofore conducted by the Trust be conducted by, and the properties and assets of the Trust (subject to all of the liabilities and obligations of the Trust) be owned by, a corporate entity in which the shareholders of the Trust will, immediately following such reorganization, have the same pro rata interest as stockholders of said corporation as such shareholders have as shareholders of the Trust.

  D. The Trustees of the Trust have determined that a corporation organized under the Maryland General Corporation Law (the "MGCL") is a proper and advantageous form of corporate entity to carry on the business of the Trust.

  E. The Trustees have caused the organization of the Corporation, which is a qualified REIT subsidiary, under the MGCL and the Corporation currently has 100 shares of common stock outstanding, all of which are owned and held by the Trust.

  F. The consummation of the Merger (as defined below) is conditioned upon approval of the holders of two-thirds of the shares of beneficial interest of the Trust.

  G. A special meeting of the shareholders of the Trust shall be called by the President of the Trust on such day and at such time and place as he determines, for the purpose of approving the

Merger (as defined below) pursuant to this Agreement and for such other business as he may determine is appropriate to be considered at such meeting.

  H. The appropriate officers and representatives of the Trust shall prepare and file with the Securities and Exchange Commission and distribute to shareholders of the Trust notice of and a proxy statement with respect to such special meeting of shareholders in combination with, if appropriate, a prospectus relating to the shares of stock of the Corporation to be issued in exchange for shares of the Trust.

  I. Contemporaneously with the execution of this Agreement, the Corporation and the Trust have entered into an Investment Agreement as the same shall be amended from time to time, (the "Investment Agreement") with the Purchasers (as such term is defined therein) which provides for, subject to the consummation of the Merger (as defined below), the purchase of 319,489 shares of common stock of the Corporation by the Purchasers at a price of $3.31653 per share.

  NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Trust and the Corporation hereby agree as follows:

                             ARTICLE 1. THE MERGER

  Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), the Trust shall be merged with and into the Corporation in accordance with this Agreement and the separate existence of the Trust shall thereupon cease (the "Merger"). The Corporation shall be the surviving entity in the Merger and shall change its name to "Property Capital Trust, Inc." (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in
Section 3-114 of the MGCL.

  Section 1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Goodwin, Procter & Hoar, Exchange Place, Boston, Massachusetts 02109 at 9:59 a.m., local time, on the business day on which the last of the conditions set forth in Article 5 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as the parties hereto may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

  Section 1.3 Effective Time. If all the conditions to the Merger set forth in
Article 5 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 7, the parties hereto shall cause Articles of Merger satisfying the requirements of the MGCL to be properly executed, verified and delivered for filing in accordance with the MGCL on the Closing Date. The Merger shall become effective upon the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland in accordance with the MGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with applicable law as the effective time of the Merger (the "Effective Time").

            ARTICLE 2. CHARTER AND BY-LAWS OF SURVIVING CORPORATION

  Section 2.1 Charter. The Charter (as defined in the MGCL) of the Corporation in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation, until duly amended in accordance with applicable law.

  Section 2.2 By-laws. The By-laws of the Corporation in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

           ARTICLE 3. DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

  Section 3.1 Directors. The directors of the Surviving Corporation in office at and as of the Effective Time to serve for terms expiring at the annual meeting of shareholders of the Surviving Corporation held in the calendar year indicated shall be those persons identified below:

      1999                        2000                                     2001
      ----                        ----                                     ----
      Bruce A. Beal               Robert L. Beal                           Michael A. Manzo

  Section 3.2 Officers. The officers of the Surviving Corporation in office at and as of the Effective Time to serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the charter and the by-laws of the Surviving Corporation shall be those persons identified below:

    Bruce A. Beal, President
    Michael A. Manzo, Treasurer
    Robert L. Beal, Secretary

                        ARTICLE 4. EFFECT ON SECURITIES

  Section 4.1 Conversion of Shares of the Trust.

  (a) At the Effective Time, each share of beneficial interest, no par value per share, of the Trust (the "Shares") outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Trust, the Corporation or the holders of any of the securities of either entity, be converted into the right to receive:

    (i) a cash payment equal to the quotient obtained by dividing the algebraic sum of:

           (w) all cash and cash equivalents held by the Trust on the Effective Date, including rent and interest received in respect of the land underlying the Cincinnati Marriott and the subordinate leasehold mortgages thereon (the "Cincinnati Property"), plus

           (x) the proceeds from the sale of the Cincinnati Property, if such property is sold by the Effective Date but the proceeds of such sale have not been distributed, net of all expenses reasonably related thereto except overhead and similar expenses, minus

           (y) the aggregate amount that the Trust is obligated to repay to The Beal Companies Inc. pursuant to Section 1.2(b)(iii) of the Investment Agreement; minus

           (z) the aggregate amount payable pursuant to the Rights Agreement dated September 28, 1990 between the Trust and State Street Bank and Trust Company (the "Rights

           Agreement") upon termination thereof, including amounts due in connection with the redemption of all outstanding preemptive or similar rights to subscribe for shares of capital stock of the Trust or any successor of the Trust, including the Company, by the number of shares of the Trust outstanding on the Effective Date (together, the "Cash Consideration");

      (ii) one-sixtieth of a share of the common stock, par value $.01 per share, of the Corporation (the "Corporation Common Stock"); and

      (iii) one Contingent Payment Right (as defined below) (the Cash Consideration, the Corporation Common Stock and the Contingent Payment Right are collectively referred to as the "Merger Consideration").

  (b) A "Contingent Payment Right" represents the right of a shareholder of the Trust (who is such immediately prior to the Effective Time) to receive such shareholder's pro-rata share (based on the number of shares of the Trust held by such shareholder immediately prior to the Effective Time) of the sum of (x) the net proceeds (as such are described in subsection (a)) from the sale of the Cincinnati Property, if such sale is effected on or after the Effective Date, and (y) the amount payable to the Trust or the Corporation, subject to reduction for reasonably related costs (other than overhead and similar expenses), by the Department of Transportation of the State of Florida as compensation for the taking of a portion of Loehmann's Fashion Island located in Aventura, Florida, less any expenses incurred by the Holders' Representative as set forth in the following paragraph (such sum hereinafter referred to as the "Contingent Payment"). Immediately prior to the Effective Time, the Trust will assign all of its rights to the Contingent Payment to an escrow agent (the "Escrow Agent") and provide such Escrow Agent with a list of shareholders of the Trust entitled to Contingent Payment Rights as of the Effective Time. The Escrow Agent, promptly after its receipt of any distributions in respect of such Contingent Payment, will distribute such distributions, net of any fees of such Escrow Agent and net of such Escrow Agent's costs and expenses in acting as escrow agent, pro rata to the holders of Contingent Payment Rights. The rights of the holders of the Contingent Payment Rights to receive funds from the Escrow Agent shall be represented by the Escrow Agreement (the "Escrow Agreement") to be executed by and between the Trust and the Escrow Agent. The Contingent Payment Rights will not be assignable or transferable except by operation of law and will not be evidenced by any certificate or other instrument. The Contingent Payment Rights will not pay any dividends or bear any stated rate of interest and will have no voting or other rights. The Contingent Payment Rights will represent only the contingent right to receive a pro rata portion of the Contingent Payment as described in this Section 4.1(b).

  By approving the Merger, the recipients of Contingent Payment Rights designate Robert M. Melzer as their representative (the "Holders' Representative") and authorize him to take all action necessary in connection with the distribution of the Contingent Payment, or the settlement of any dispute related thereto. All decisions and actions by the Holders' Representative shall be binding upon all of the holders of Contingent Payment Rights, and no Holder shall have the right to object, dissent, protest or otherwise contest the same. The Surviving Corporation shall be able to rely conclusively on the instructions and decisions of the Holders' Representative as to any actions required or permitted to be taken by the holders of Contingent Payment Rights or the Holders' Representative hereunder, and no holder of Contingent Payment Rights hereunder shall have any cause of action against the Surviving Corporation for any action taken by the Surviving Corporation in reliance upon the instructions or decisions of the Holders' Representative. All expenses incurred by the Holders' Representative in connection with the collection of amounts from the State of Florida and the distribution of the Contingent Payment shall be deducted from the Contingent Payment before the Contingent Payment is distributed to the holders of the Contingent Payment Rights and such amount shall be used to reimburse the Holders' Representative for such expenses. In addition, the Holders' Representative shall be indemnified, to the extent permitted by the Charter of the Surviving Corporation, by the Surviving Corporation for all loss, expense or liability (including reasonable attorney's fees and expenses) that (i) prior to the distribution of the Contingent Payment, exceeds the amount of the Contingent Payment and (ii) following the distribution of the Contingent Payment, arises out of or in connection with such distribution to the extent and in the same manner as if the Holders' Representative was acting as an officer of the Surviving Corporation. The Holders' Representative shall be deemed to be an express third party beneficiary of the provisions of this Section 4.1(b).

  (c) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all Shares of the Trust shall cease to be outstanding, shall be canceled and retired and shall cease to exist and each holder of a certificate representing any Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive, without interest, the Merger Consideration in accordance with Sections 4.1(a) and 4.1(b) upon the surrender of such certificate.

  (d) Each outstanding option to purchase Shares of the Trust shall be either exercised and exchanged for Shares of the Trust prior to the Effective Time or canceled in accordance with its terms prior to the Effective Time. The provisions in any plan, program or arrangement providing for the issuance or grant of any interest in respect of the Shares of the Trust shall be canceled as of the Effective Time.

  (e) Each Share issued and held in the Trust's treasury at the Effective Time, if any, by virtue of the Merger, shall cease to be outstanding, shall be canceled and retired and shall cease to exist and no payment of any consideration shall be made with respect thereto.

  (f) At the Effective Time, each share of Corporation Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Corporation or the holder of such shares, be canceled and retired without payment of any consideration therefor.

  Section 4.2 Exchange of Certificates Representing Shares.

  (a) As of the Effective Time, the Corporation shall deposit, or shall cause to be deposited, with an exchange agent selected by the Corporation on or prior to the Effective Time (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article 4, certificates representing the shares of Corporation Common Stock and the Cash Consideration (such cash and certificates being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 4.1 and paid pursuant to this Section
4.2 in exchange for outstanding Shares.

  (b) Promptly after the Effective Time, the Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates representing Shares (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such certificates shall pass, only upon delivery of such certificates to the Exchange Agent and shall be in such form and have such other provisions as the Corporation may reasonably specify, (ii) any other required documents, (iii) instructions for use in effecting the surrender of such certificates in exchange for certificates representing shares of Corporation Common Stock and the Cash Consideration, (iv) a description of the Contingent Payment Right and (v) a description of the Escrow Agreement. Upon surrender of a certificate representing Shares for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such certificate shall be entitled to receive in exchange therefor (x) a certificate representing the number of whole shares of Corporation Common Stock to which such holder shall be entitled and
(y) a check representing the Cash Consideration, plus the amount of any dividends, or distributions, if any, pursuant to paragraph (c) below, after giving effect to any required withholding tax, and the certificate for Shares so surrendered shall forthwith be canceled. No interest will be paid or accrued on the dividend or distribution, if any, payable to holders of certificates representing Shares pursuant to this Section 4.2. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Trust, a certificate representing the proper number of shares of Corporation Common Stock, together with a check for the Cash Consideration plus, to the extent applicable, the amount of any dividend or distribution, if any, payable pursuant to paragraph (c) below, may be issued to such a transferee if the certificate representing Shares of the Trust is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

  (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions on Corporation Common Stock shall be paid with respect to any Shares represented by a certificate until such certificate is surrendered for exchange as provided herein; provided, however, that subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificates representing whole shares of Corporation Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Corporation Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Corporation Common Stock, less the amount of any withholding taxes which may be required thereon.

  (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Trust of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for shares of Corporation Common Stock in accordance with this Section 4.2.

  (e) No fractional shares of Corporation Common Stock shall be issued pursuant hereto. Each holder who would receive a fractional share of Corporation Common Stock less than 0.5 of a share of Corporation Common Stock shall receive no Corporation Common Stock in respect of such fraction and each holder who would receive a fractional share of Corporation Common Stock equal or greater to 0.5 shall receive one (1) share of Corporation Common Stock in respect of such fraction.

                        ARTICLE 5. CONDITIONS TO CLOSING

  The respective obligations of the Trust and the Corporation to consummate the Merger are subject to the following conditions:

  Section 5.1 Shareholder Approval. This Agreement shall be approved (i) by the holders of two-thirds of the Shares of beneficial interest of the Trust and
(ii) by the Trust as sole stockholder of the Corporation, in accordance with applicable law and the charter and the by-laws of the Corporation.

  Section 5.2 Investment Agreement. The Investment Agreement shall have been executed by all parties thereto.

  Section 5.3 Merger Agreement. The Contribution and Merger Agreement by and between Property Capital Trust Limited Partnership, a Massachusetts limited partnership ("PCT LP"), and FYA pursuant to which PCT LP shall merge into FYA shall have been executed.

  Section 5.4 Satisfaction of Obligations. Prior to the Effective Time, the Trust shall have satisfied all obligations of the Trust related to (i) the bonus plans, compensation plans and other employee benefit plans listed on
Schedule 3.17 of the Investment Agreement and (ii) any out of pocket expenses incurred by the Trust in connection with the transactions contemplated hereunder and under the other Transaction Documents that are not reimbursable pursuant to Section 11.10 of the Investment Agreement. In the event cash and cash equivalents held by the Trust as of the Effective Time are insufficient to satisfy such obligations of the Trust, the Contingent Payment shall be reduced by the amount of such obligations.

                           ARTICLE 6. INDEMNIFICATION

  Section 6.1 No Modification. The Surviving Corporation's Charter, the Surviving Corporation's By-laws and the operating partnership agreement (the "Partnership Agreement") of FYA to be in effect immediately after the merger of PCT LP into FYA pursuant to Article 2 of the Contribution and Merger Agreement by and between PCT LP and FYA shall each contain provisions with respect to indemnification incorporating the terms and conditions set forth in Section 6.2 hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or before the Effective Time were trustees, officers, employees, shareholders or agents of the Trust, unless such modification is required by law.

  Section 6.2 Indemnification. The Surviving Corporation and/or FYA, as applicable, to the fullest extent permitted under the Surviving Corporation's Charter or such entity's By-laws, and FYA as the surviving partnership after the merger of PCT LP into FYA, to the fullest extent permitted under the Partnership Agreement, shall indemnify and hold harmless, each present and former trustee, officer, employee or shareholder (in connection with the affairs of the Trust) of the Trust (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (i) arising out of or pertaining to the transactions contemplated by this Agreement or (ii) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time for a period of six (6) years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (x) the Surviving Corporation and/or FYA, as applicable, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law,
(y) at its election, the Surviving Corporation and/or FYA, as applicable, shall be entitled to control the defense of any claim, suit, proceeding or investigation, provided that the Surviving Corporation and/or FYA, as applicable, shall acknowledge liability to the Indemnified Party for such claim, suit, proceeding or investigation under this Section 6.2, and, to the extent the Surviving Corporation and/or FYA, as applicable, so elects, it may select the counsel for such purpose (provided that such counsel shall be reasonably satisfactory to the Indemnified Party and that the Indemnified Party shall have the right to employ separate counsel, but the fees and expenses of such counsel shall be at the Indemnified Party's expense unless in such claim or action the Indemnified Party reasonably concludes, based upon advice of legal counsel, that there is a conflict between the positions of the Surviving Corporation and/or FYA, as applicable, and the Indemnified Party, or between the Indemnified Party and other Indemnified Parties that would preclude or render inadvisable joint or multiple representation of such parties, in which case if the Indemnified Party notifies the Surviving Corporation and/or FYA, as applicable, the Surviving Corporation and/or FYA, as applicable, shall not have the right to assume such defense of such action on behalf of the Indemnified Party and the Surviving Corporation and/or FYA, as applicable, shall pay the reasonable fees and expenses of counsel for the Indemnified Party; provided, however, that the Surviving Corporation and/or FYA, as applicable, shall not be required to pay the fees and expenses of more than one separate counsel for all Indemnified Parties unless there is under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties that would preclude or render inadvisable joint or multiple representation of such parties). Any Indemnified Party wishing to claim indemnification under this Section 6.2, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation and/or FYA, as applicable, thereof, provided that the failure to so notify shall not affect the obligations of the Surviving Corporation except to the extent such failure to notify materially prejudices such party; and (z) the Indemnified Parties and the Surviving Corporation and/or FYA, as applicable, will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation and/or FYA, as applicable, shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and the Surviving Corporation and/or FYA, as applicable, shall not enter into a settlement without the consent of the Indemnified Party unless such settlement contains complete exoneration of the Indemnified Party; and provided; further, that in the event that any claim or claims for indemnification are asserted or made within such ten-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

  Section 6.3 Additional coverage. At or prior to the Effective Time, the Corporation shall purchase or keep in effect directors' and officers' liability insurance coverage for the Trust's trustees and officers in a form reasonably acceptable to the Trust which shall provide such Trustees and officers with so-called tail or other coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not substantially less favorable to the insured persons than, the directors' and officers' liability insurance coverage presently maintained by the Trust.

  Section 6.4 Third-party rights. This Article 6 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Article 6. The provisions for indemnification contained in this Section Article 6 are not intended to be exclusive and are without prejudice to any other rights to indemnification or advancement of funds which any Indemnified Party may otherwise have.

                             ARTICLE 7. TERMINATION

  The parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time. Upon such termination, no party hereunder shall have any further rights or obligations pursuant to this Agreement. In addition, the Merger Agreement shall be terminated if, and as such time as, the Investment Agreement is terminated.

                            ARTICLE 8. MISCELLANEOUS

  Section 8.1 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof.

  Section 8.2 Succession and Assignment; Third-Party Rights. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party. Except as expressly provided in
Article 6 and Section 4.1(b), nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

  Section 8.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

  Section 8.4 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

  Section 8.6 Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both parties.

  Section 8.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

  Section 8.8 Expenses. Subject to Section 11.10 of the Investment Agreement, each of the parties will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

  Section 8.9 Service of Process. The Corporation may be served with process in the State of Maryland in any proceeding for the enforcement of any obligation of the Trust, as well as for enforcement of any obligations of the Corporation arising from the Merger, and it does hereby irrevocably appoint the Secretary of State of the State of Maryland as its agent to accept service of process in any such suit or other proceedings. The address to which a copy of such process shall be mailed by the Secretary of State to the Corporation is 101 Federal Street, Boston, MA 02110.

  Section 8.10 Exculpation. The parties to this Agreement acknowledge and agree that the obligations of the Trust hereunder do not and shall not constitute personal obligations of the Trustees, officers, employees or shareholders of the Trust, or any of them, and shall not involve any claim against or personal liability on any of them, and the parties to this Agreement agree to look only to the assets of the Trust in respect thereof and not to seek recourse against such Trustees, officers, employees or shareholders or any of them or their personal assets for such satisfaction.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on as of the date first above written.

                                          PROPERTY CAPITAL TRUST

                                          By: /s/ Robert M. Melzer
                                            -----------------------------------
                                          Name: Robert M. Melzer
                                          Title: President and Chief Executive
                                           Officer

                                          MARYLAND PROPERTY CAPITAL TRUST,
                                          INC.

                                          By: /s/ Bruce A. Beal
                                            -----------------------------------
                                          Name: Bruce A. Beal
                                          Title: President

                   -----------------------------------------

                             PROPERTY CAPITAL TRUST

                   -----------------------------------------

            177 Milk Street, Suite 14B, Boston, Massachusetts 02109

                              ROLL-UP TRANSACTION
                             INDIVIDUAL SUPPLEMENT

  Pursuant to the requirements of Rules 901 and 902 of the regulations promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934, this Roll-Up Transaction Individual Supplement is being provided to the shareholders of Property Capital Trust in connection with the merger of the Trust into Maryland Property Capital Trust, Inc., a wholly-owned subsidiary of the Trust. As a result of the merger, the Trust's organizational structure will be converted from that of a Massachusetts business trust to a Maryland corporation. This Individual Supplement is filed as a supplement to the proxy statement being simultaneously distributed to the shareholders of the Trust in connection with the merger. This Individual Supplement also is filed as part of the Registration Statement on Form S-4 filed by MPCT with the Securities and Exchange Commission covering approximately 159,737 shares of common stock of MPCT that MPCT will issue to the shareholders of the Trust upon completion of the merger. No individual supplement, however, has been prepared for MPCT because the Trust is the sole shareholder of MPCT.

  The Trust will provide you without charge, upon your or your representative's written request, additional copies of this Individual Supplement. Please direct your requests for such copies to: Property Capital Trust, 177 Milk Street, Suite 14B, Boston, MA 02109, Attention: Robert M. Melzer, President (telephone:
(617) 482-4081). The Trust will deliver such copies by first class mail or other equally prompt means.

  This Individual Supplement does not repeat information that you can find in the proxy statement/prospectus. All cross references contained herein refer to such proxy statement/prospectus and any term used herein and not defined shall have the meaning ascribed to such term in the proxy statement/prospectus. The Trust urges you to read such proxy statement/prospectus carefully.

  The merger may affect shareholders of the Trust in different ways depending on each shareholder's personal investment or tax circumstances. You should be aware that there are material risks involved with the merger and with holding shares of common stock of MPCT, including the following:

  . Conflicts of interest of management of the Trust and of MPCT;

  . MPCT's inability to make distributions to you;

  . MPCT's management lacks experience operating a REIT;

  . MPCT's common stock is not traded on any national securities exchange;

  . MPCT's ability to make changes in its investment policies without your approval; and

  . MPCT being taxed as a regular corporation if it fails to quality as a REIT.

For a detailed description of each material risk and effect of the merger, see "RISK FACTORS" beginning on page 9 and "FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS" on page 58.

                   -----------------------------------------

                             PROPERTY CAPITAL TRUST

                   -----------------------------------------

                              ROLL-UP TRANSACTION

                             INDIVIDUAL SUPPLEMENT

Summary

  In furtherance of the business plan that the Trust adopted and the shareholders of the Trust ratified in 1995, the Trust has disposed of all of its real estate assets. As a result of doing so, the Trust has accumulated cash in the form of proceeds from the sales of those assets. From those proceeds, to date, the Trust has distributed an aggregate amount of $13.65 per share in special dividends to its shareholders. None of the distributions to shareholders represented a return of capital. For a more detailed discussion of the relationship between the business plan of the Trust and the special dividends the Trust has declared in the last five years, see "THE MERGER-- Background of and Reasons for the Merger" on pages 22-25; "MARKET PRICES AND CASH DIVIDENDS INFORMATION" on page 67; and "SELECTED FINANCIAL INFORMATION-- The Trust" on page 48.

  As the Trust approached the disposal of the last of its tangible assets, the trustees of the Trust were forced to consider various alternatives to enable the Trust to terminate. The two principal alternatives were to establish a liquidating trust or to engage in a merger of this type. The trustees, in their independent business judgment, opted for this merger because:

  . the merger obviates the need to establish a liquidating trust, which would have delayed receipt by you of a final distribution for up to one year,

  . the trustees will be able to distribute to the shareholders of the trust approximately $.25 per share, being all of the remaining assets of the Trust net of existing obligations, shortly after consummation of the merger, whereas a liquidating trust would have held a portion of these funds in reserve, delaying this kind of distribution to you, and

  . as a result of the merger, MPCT will assume the Trust's liabilities, without consuming any of the Trust's assets.

  As a shareholder of the Trust, your ownership interest will change. You will no longer have an equity interest in the Trust because the shares of the Trust will cease to be outstanding. Instead, you will have the right to receive the merger consideration, described below, and you will have an on-going minority interest in MPCT. For a summary of the transactions contemplated by the Trust, see "SUMMARY INFORMATION" beginning on page 1. See, "PRO FORMA FINANCIALS FOR MARYLAND CAPITAL TRUST, INC." for the pro forma financial statements of MPCT. You may also refer to "SELECTED FINANCIAL INFORMATION--THE TRUST" on page 48 for the selected financial information of the Trust.

The Merger

  Under the terms of the merger agreement between the Trust and MPCT, the Trust will merge into MPCT, and MPCT will be the surviving entity. As a result of the merger, you will receive one-sixtieth of a share of common stock of MPCT for each share of the Trust you hold, with one share of common stock exchanged for any fractional interest you hold that is greater than or equal to .5.

  No shares of common stock of MPCT or cash in lieu thereof will be issued for fractional interests of common stock less than .5. For a detailed description of the terms of the merger agreement, see "THE MERGER AGREEMENT--Consideration to be Paid in the Merger" on page 28, and "THE MERGER--Background of and Reasons for the Merger" on pages 22-25.

Risk Factors

  There are some material risks associated with holding common stock of MPCT. These include the following:

  . the officers and directors of MPCT may encounter conflicts of interest in managing the operating partnership;

  .  MPCT will not make distributions to you absent growth;

  . you may experience difficulty in selling your common stock because the shares will not be traded on a national securities exchange;

  .  MPCT may make changes in its investment policies without your approval;
     and

  .  management of MPCT has not previously operated a REIT.

  In addition, the trustees of the Trust will receive benefits, consisting primarily of indemnification by MPCT, as a result of the merger, which may result in conflicts of interest. For a more detailed description of the conflicts of interest and the risks associated with holding MPCT's common stock, see "RISK FACTORS" beginning on page 9.

Transactions Related to the Merger

  In connection with the transactions related to the merger, Framingham York Associates Limited Partnership will purchase common stock of MPCT, with the proceeds of a mortgage financing of $1 million on the property located at 51 New York Avenue, Framingham, Massachusetts. This property will become MPCT's sole asset after Property Capital Trust Limited Partnership merges into FYA. For a more detailed description of the related transactions, the property and this financing arrangement, see "THE MERGER--Related Transactions" beginning on page 26, and "MPCT--Description of the Property--Financing" on page 36. For two years, MPCT has agreed not to borrow any additional money secured by the property. After such time, or if additional properties are added to the REIT, MPCT may borrow additional money to fund its growth. During the first two years, however, the fair market value of all properties, net of indebtedness, must equal at least $3 million at the time the money is borrowed.

MPCT After the Merger

  Interests in MPCT will be allocated to you according to the number of shares of the Trust that you own before the merger. For the purposes of determining the allocation of interests in MPCT following the merger, the valuation of the Trust was based on the fact that, pursuant to the Trust's business plan, the Trust has successfully divested itself of all of its real estate assets. The only assets that the Trust holds are the cash it has on hand from the sales of all of its assets and from the settled condemnation proceeding that was pending in a Florida state court. All of these assets, minus any expenses and existing obligations of the Trust, will be distributed to you shortly after the merger. The shares of common stock of MPCT that will be owned by the current shareholders of the Trust after the merger represent the continued ownership interest in MPCT. For more information on the Trust's assets and the method of calculating the value of the Trust and allocating interests in MPCT, see

"THE MERGER--Information Regarding the Parties--Property Capital Trust" beginning on page 20 and "--The Merger Consideration" beginning on page 21.

  The relative ownership of MPCT by the current shareholders following the merger and the transactions related to the merger is the result of arm's length negotiations between the Board of Trustees of the Trust and FYA, and is based on the fair market value of the property owned by FYA, compared to the value of the Trust, in the absence of real estate or other tangible assets. For a detailed discussion of the Trust's pursuit of its business plan and of the trustees' deliberations and negotiations in entering into this merger, see "THE MERGER--Background of and Reasons for the Merger" on pages 22-25, and "-- Information Regarding the Parties" beginning on page 20.

  Given appropriate market conditions, MPCT intends to pursue growth opportunities through the acquisition of existing properties, the development of new properties, management of existing properties, adding new equity capital and acquisitions of and mergers with other real estate companies. There is no assurance that MPCT will achieve any growth through the pursuit of these opportunities. For a more detailed description of MPCT's growth strategies, see "MPCT --Business and Growth Strategy" beginning on page 32. After completion of the merger, none of the trustees or officers of the Trust will be involved in the business of MPCT.

  Risks involved in holding common stock of MPCT include changes in the cash distribution policies and changes in the nature and extent of your ownership interest. For a detailed description of these risks, see "RISK FACTORS-- Issuance of additional securities may dilute your investment" on page 13; "RISK FACTORS--Changes in investment and financing policies may be made without your approval and may affect the results of the operating partnership" on page 11; and "COMPARISON OF SHAREHOLDERS' RIGHTS" beginning page 59. Furthermore, the trustees and officers of the Trust involved in this transaction have interests that are different from, or in conflict with yours. For a detailed description of the interests of these individuals and how they may differ from yours, see "RISK FACTORS--Messrs. Beal and Manzo and the trustees of the Trust have interests in completing the merger that differ from yours" on page 9, and "THE MERGER--Conflicts of Interest" on page 25. In addition, the fact that the common stock you receive in the merger will have only limited liquidity may cause your shares to trade at prices below the fair market value of MPCT's assets. For a description of this risk see, "RISK FACTORS--Limited liquidity may preclude sale of your common stock and may impact trading prices" on page 11.

Fairness of the Merger and Related Transactions

  This merger is occurring because, in accordance with its business plan, the Trust has disposed of all of its real estate assets and must now complete its liquidation at the least cost and delay to its shareholders. Shortly after completion of the merger, the Trust will make a distribution to you of the remaining proceeds from the disposition of its real estate assets and the settlement of the condemnation proceeding that was pending in the state of Florida. Thus, you will receive all of the remaining assets of the Trust, net of existing obligations, and will also receive common stock of MPCT, although the trustees of the Trust have assumed that this stock will have no significant, if any, present value.

  The trustees of the Trust have unanimously determined that this merger is fair to you and in your best interests. However, the Trust has not received any report or opinion or appraisal from a third party relating to the merger or the fairness of the consideration offered to you in connection with the merger. For a detailed discussion on the trustees' deliberations on entering into this transaction, the background of the merger and the alternatives to the merger considered by the trustees, see "THE MERGER--Recommendation of the Board of Trustees" on page 22, "--Background of and Reasons for the Merger" beginning on page 22 and "-- Fairness of the Merger to You" on page 25.

  You are not entitled to exercise dissenters' rights of appraisal or other dissenters' rights under either Massachusetts law or Maryland law with respect to the merger or any transactions contemplated thereby.

Risk Factors and Other Considerations

  The trustees of the Trust have assumed that the common stock of MPCT you will receive as a result of the merger will initially and for the foreseeable future have no significant, if any, value. There are, however, risks in holding the common stock as a result of the merger. These risks include, among other things, MPCT's ability to make distributions to you, and the inherent risks of real estate investments, as well as the risks that are specifically associated with the property which will become MPCT's sole asset after the transactions related to the merger are consummated, and MPCT's election to be treated as a REIT. These risks will become more meaningful if, in the future, MPCT grows and as a consequence, your shares of common stock of MPCT increase in value. For a detailed discussion of the these and other risks, see "RISK FACTORS--MPCT does not expect to make distributions to you absent growth" on page 10, "--The operating partnership currently holds only one property which may make it difficult to generate revenues necessary to make distributions to partners" on page 14, "--MPCT may have federal income tax exposure if it fails to qualify as a REIT" on page 11, and "--Management of MPCT has not previously operated a REIT which may adversely affect the results of the operating partnership" on page 10.

Comparative Information

  Your voting rights are substantially similar under the governing instruments and the applicable law for both the Trust and MPCT. There are subtle differences that, in many cases, are attributable to the organizational differences between the Trust and MPCT. For a description of these similarities and differences, see "COMPARISON OF SHAREHOLDERS' RIGHTS" on pages 59-62.

  The fiduciary duties that the Board of Trustees of the Trust owes to you are substantially the same as the fiduciary duties that the officers and directors of MPCT will owe to you as a holder of the common stock of MPCT. The trustees and management of the Trust will not be officers or directors of MPCT following the merger. For more information about the Trustees, officers and directors after the merger, see "THE MERGER AGREEMENT--Indemnification" on page 31.

  The officers and directors of MPCT will receive nominal salaries and fees in exchange for their services to MPCT. In addition, Mr. Melzer, President of the Trust and a trustee, will receive one years salary upon completion of the merger under a termination agreement entered into several years ago. Mr. Melzer will receive the same payment if the merger is not approved and a liquidating trust is organized. No other trustee or officer of the Trust will receive compensation in connection with the merger. No trustee or officer of the Trust will provide services to MPCT. For more information on Mr. Melzer's and the other officer's and directors' compensation arrangements, see "MPCT--Executive Compensation" on page 34, and "THE MERGER--Conflicts of Interest" on page 25. For information regarding compensation paid and distributions made to the trustees for the last three fiscal years, see the Financial Statements of the Trust beginning on page F-2.

  The Trust has distributed an aggregate amount of $13.65 per share in special dividends to you and immediately prior to the merger, the trustees intend to declare a dividend of approximately $.25 per share, which includes redemption of the rights outstanding pursuant to the shareholders' rights plan for a payment of $.01 per share. Under MPCT's governing instruments, the decision to make distributions to you is solely in the discretion of the Board of Directors of MPCT, but MPCT does not expect to make any distributions to you now or in the near future. For a more detailed description of these policies, see "COMPARISON OF SHAREHOLDERS' RIGHTS" on pages 59-62, and "MPCT--The Partnership Agreement of the Operating Partnership" beginning on page 39. Since December 31, 1998, the Trust has not experienced any material adverse developments and does not expect to experience any such developments in the near future.

  Given appropriate market conditions, MPCT intends to pursue growth opportunities through the acquisition of existing properties, the development of new properties, management of existing properties, adding new equity capital and acquisitions of and mergers with other real estate companies. There is no assurance that MPCT will achieve any growth through the pursuit of these opportunities. MPCT does not anticipate the sale of its sole asset now or in the near future. For a more detailed description of MPCT's growth strategies, see "MPCT--Business and Growth Strategy" beginning on page 32. Absent such growth, MPCT will not make distributions to you. For a description of the partnership agreement allocating a priority return to certain partners, see "MPCT--The Operating Partnership" on page 36.

Conflicts of Interest

  Certain trustees and executive officers of the Trust have interests in the merger that are different from, or may be contrary to yours. However, the Trust did not retain the services of an unaffiliated representative to represent the shareholders' interests. An unaffiliated representative was unnecessary because the Trust holds no tangible assets except for the remaining proceeds from the sales of its real estate assets, all of which, after payment of existing obligations, will be distributed to the shareholders. Furthermore, when the trustees considered the available options for terminating the Trust, the only alternative to this kind of merger was to establish a liquidating trust. The arrangement of a liquidating trust would have consumed part of the Trust's cash assets, reducing the amount of the final distribution to the shareholders of the Trust, in addition to delaying that final distribution. The trustees of the Trust, in their independent business judgement, determined that the ability to distribute all of the Trust's tangible assets to the current shareholders of the Trust without delay is in the best interests of the shareholders of the Trust. In addition, the trustees of the Trust owe you the same type of fiduciary duties as directors of a corporation owe to a corporation's shareholders. As such, during the negotiation and structuring of the merger, the trustees had an obligation to act in your best interests and to exercise prudent business judgment in managing the affairs of the Trust. However, the absence of individual representation precluded you from being involved in the structuring of the merger at the time of its negotiation. For more information regarding the Trustees' deliberations on the fairness of this transaction, see "THE MERGER--Background of and Reasons for the Merger" beginning on page 22, "--Recommendation of the Board of Trustees" on page 22, and "--Conflicts of Interest" beginning on page 25.

  Also, Mr. Melzer will receive one year's salary under a termination agreement entered into several years ago although Mr. Melzer will receive the same payment if the merger is not approved and a liquidating trust is organized.

Source and Amount of Funds and Transactional Expenses

  The consideration that will be paid to you as a result of this merger will consist of the shares of common stock of MPCT that you will receive in exchange for your shares of the Trust. In addition, the Trust will make a distribution to you out of the cash assets it holds from the sale of its real estate assets and the proceeds from the settled condemnation proceeding in the state of Florida. For a detailed description of these funds and the sources of these funds, see "THE TRUST--Description of Business of the Trust" on page 46 and "THE MERGER--The Merger Consideration" on page 21.

  There are fees and expenses associated with this merger that you should consider. These include filing fees, legal fees, accounting fees and solicitation expenses (including printer costs).

  Other than the costs associated with the special meeting and the solicitation of proxies, MPCT is responsible for these costs. The Trust shall use the cash it is currently holding to pay its expenses. MPCT will receive $1 million from FYA in exchange for 319,489 shares of common stock of MPCT pursuant to one of the transactions related to the merger. MPCT will contribute this $1 million to the operating partnership, and as general partner of the operating partnership, MPCT will use such funds to pay the costs of the merger for which it is responsible. For information about these fees and expenses and MPCT's intention to pay the merger costs, see "THE MERGER AGREEMENT--Fees and Expenses" on page 29 and "THE MERGER--Related Transactions" on page 26.

Federal Income Tax Consequences

  As a shareholder of the Trust you may experience certain Federal income tax consequences as a result of receiving the merger consideration. For a detailed description of some of the potential tax consequences, see "FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS" on page 58. The Trust urges you to consult with your own tax advisors as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to you of the merger.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors, Trustees and Officers.

  Maryland law permits Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Articles of Incorporation of MPCT contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

  The charter documents of MPCT limit the liability of the corporation's directors and officers to the corporation and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit, or
(ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the corporation or its stockholders to obtain other relief, such as an injunction or restriction.

  MPCT's Bylaws require the corporation to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The law permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (i) the act or omission was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to
Section 14 of the Securities Act.

  The Maryland law requires a corporation (unless its charter provides otherwise, which MPCT's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the Maryland law requires a company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of good faith belief that he has met the standard of conduct necessary for indemnification by the company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the company if it shall ultimately be determined that the standard of conduct was not met.

  The Declaration of Trust of the Trust provides that no trustee, officer, agent or representative of the Trust shall be personally responsible for any loss or damage to Trust property or to the interests of the shareholders by reason of any act or omission done or made in good faith and provides that each such person and each shareholder of the Trust shall be fully indemnified by the Trust for any personal liability incurred in connection with the administration, property or affairs of the Trust except liability from such person's own willful breach of trust knowingly and intentionally committed. The Declaration of Trust also provides that all persons shall look only to the Trust property for satisfaction of claims of any nature arising in connection with the affairs of the Trust and that no shareholder, trustee, officer, agent or representative of the Trust shall have any personal liability in connection with the property or affairs of the Trust.

  The Trust has a directors and officers liability insurance policy that insures the trustees and officers of the Trust against loss from claimed wrongful acts and insures the Trust for indemnifying the trustees and officers against such loss. The policy limit of liability is $3,000,000 each policy year and is subject to retentions for each loss of $1,000 for each trustee and officer and of $100,000 for the Trust. MPCT intends to maintain a policy with similar benefits to its directors and officers and that also will cover the trustees and officers of the Trust for a period of six years from the merger.

Item 21. Exhibits.

 Exhibit No.                             Description
 -----------                             -----------
  *2.2       Agreement and Plan of Merger dated June 18, 1998, as amended, between Maryland Property Capital Trust and Maryland Property
             Capital Trust, Inc. (appended as Annex A to Proxy
             Statement/Prospectus)
 **3.1       Form of Articles of Amendment and Restatement of Property Capital
             Trust, Inc.
  *3.2       Form of By-laws of Maryland Property Capital Trust, Inc.
  *4.1       Form of Second Amended and Restated Agreement of Limited
             Partnership of Property Capital Trust Limited Partnership
  *4.2       Form of Certificate representing shares of common stock of
             Property Capital Trust, Inc.
  *5.1       Opinion of Goodwin, Procter & Hoar LLP as to legality of shares of common stock of Maryland Property Capital Trust, Inc. (including consent)
 **8.1       Opinion of Goodwin, Procter & Hoar LLP as to qualification of
             Maryland Property Capital Trust, Inc. as a REIT (including consent)
 *10.1       Investment Agreement, dated June 18, 1998, among Maryland Property
             Capital Trust, Inc., Property Capital Trust and Framingham York
             Associates Limited Partnership
 *10.2       First Amendment to Investment Agreement, dated August 7, 1998, among Framingham York Associates Limited Partnership, Property
             Capital Trust and Maryland Property Capital Trust, Inc.
 *10.3       Second Amendment to Investment Agreement, dated October 16, 1998, among Framingham York Associates Limited Partnership, Property
             Capital Trust and Maryland Property Capital Trust, Inc.

 Exhibit No.                             Description
 -----------                             -----------
  *10.4      Contribution and Merger Agreement, dated October 16, 1998, between
             Property Capital Trust Limited Partnership and Framingham York
             Associates Limited Partnership and Maryland Property Capital
             Trust, Inc. (solely for purposes of Sections 6.04 and 6.05)
  *10.5      Form of Management Agreement between Beal & Company, Inc. and
             Property Capital Trust Limited Partnership
  *10.6      Third Amendment to Investment Agreement, dated January 15, 1999, among Framingham York Associates Limited Partnership, Property
             Capital Trust and Maryland Property Capital Trust, Inc.
  *10.7      Amendment to Contribution and Merger Agreement, dated January 15,
             1999, between Property Capital Trust Limited Partnership and
             Framingham York Associates Limited Partnership and Maryland
             Property Capital Trust, Inc.
 **23.1      Consent of Arthur Andersen LLP
 **23.2      Consent of Ernst & Young LLP
 **23.3      Consent of Goodwin, Procter & Hoar LLP (included in opinions filed as Exhibits
             5.1 and 8.1)
  *24.1      Powers of Attorney
 **99.1      Form of proxy card in connection with the special meeting


--------
 * Previously filed.
** Filed herewith.

Item 22. Undertakings.

(a)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act") and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by
    Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(h) The undersigned registrant hereby undertakes:

    (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts, on March 17, 1999.

                                        MARYLAND PROPERTY CAPITAL TRUST, INC.

                                                   /s/ Robert L. Beal
                                        By: ------------------------------------
                                               Robert L. Beal, Secretary

  Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                          Title                   Date Signed
            ---------                          -----                   -----------
                *                  President and Director        March 17, 1999
---------------------------------   [Principal Executive
          Bruce A. Beal             Officer]

      /s/ Michael A. Manzo         Treasurer and Director        March 17, 1999
---------------------------------   [Principal Financial and
        Michael A. Manzo            Accounting Officer]

       /s/ Robert L. Beal          Secretary and Director        March 17, 1999
---------------------------------
         Robert L. Beal

       */s/ Robert L. Beal
---------------------------------
      By Power of Attorney

                                 Exhibit Index

 Exhibit No.                             Description
 -----------                             -----------
   *2.2      Agreement and Plan of Merger dated June 18, 1998, as amended, between Maryland Property Capital Trust and Maryland Property
             Capital Trust, Inc. (appended as Annex A to Proxy
             Statement/Prospectus)
  **3.1      Form of Articles of Amendment and Restatement of Property Capital
             Trust, Inc.
   *3.2      Form of By-laws of Maryland Property Capital Trust, Inc.
   *4.1      Form of Second Amended and Restated Agreement of Limited
             Partnership of Property Capital Trust Limited Partnership
   *4.2      Form of Certificate representing shares of Common Stock of
             Property Capital Trust, Inc.
   *5.1      Opinion of Goodwin, Procter & Hoar LLP as to legality of shares of
             Common Stock of Maryland Property Capital Trust, Inc. (including consent)
  **8.1      Opinion of Goodwin, Procter & Hoar LLP as to qualification of
             Maryland Property Capital Trust, Inc. as a REIT (including consent)
  *10.1      Investment Agreement, dated June 18, 1998, among Maryland Property
             Capital Trust, Inc., Property Capital Trust and Framingham York
             Associates Limited Partnership
  *10.2      First Amendment to Investment Agreement, dated August 7, 1998, among Framingham York Associates Limited Partnership, Property
             Capital Trust and Maryland Property Capital Trust, Inc.
  *10.3      Second Amendment to Investment Agreement, dated October 16, 1998, among Framingham York Associates Limited Partnership, Property
             Capital Trust and Maryland Property Capital Trust, Inc.
  *10.4      Contribution and Merger Agreement, dated October 16, 1998, between
             Property Capital Trust Limited Partnership and Framingham York
             Associates Limited Partnership and Maryland Property Capital
             Trust, Inc. (solely for purposes of Sections 6.04 and 6.05)
  *10.5      Form of Management Agreement between Beal & Company, Inc. and
             Property Capital Trust Limited Partnership
  *10.6      Third Amendment to Investment Agreement, dated January 15, 1999, among Framingham York Associates Limited Partnership, Property
             Capital Trust and Maryland Property Capital Trust, Inc.
  *10.7      Amendment to Contribution and Merger Agreement, dated January 15,
             1999, between Property Capital Trust Limited Partnership and
             Framingham York Associates Limited Partnership and Maryland
             Property Capital Trust, Inc.
 **23.1      Consent of Arthur Andersen LLP
 **23.2      Consent of Ernst & Young LLP
 **23.3      Consent of Goodwin, Procter & Hoar LLP (included in opinions filed as Exhibits
             5.1 and 8.1)
  *24.1      Powers of Attorney (included on page II-5)
 **99.1      Form of proxy card in connection with the special meeting

--------
 * Previously filed.
**  Filed herewith.